UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NATIONAL FUEL GAS COMPANY

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Stockholders

to be held on

March 13, 2014

**	To be voted on at the meeting

YOUR	VOTE IS IMPORTANT!

PLEASE VOTE BY INTERNET, PHONE OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

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2014 Proxy Statement Overview & Summary

This overview and summary includes certain business performance information and highlights information contained elsewhere in this proxy statement. This overview and summary does not contain all of the information that you should consider, and you should read the Company’s Summary Annual Report and Form 10-K and this entire proxy statement carefully before voting.

Annual Meeting Voting Matters

The table below summarizes the matters that will be subject to the vote of stockholders at the 2014 Annual Meeting of Stockholders of National Fuel Gas Company:

Proposals	Board Vote Recommendation	Page Number (for additional details)
1. Election of Directors	FOR ALL NOMINEES	Page 4
2. Ratification of Auditor	FOR	Page 63
3. Advisory Approval of Named Executive Officer Compensation	FOR	Page 64
4. Stockholder Proposal	AGAINST	Page 71

Annual Meeting of Stockholders

➢ Time and Date	March 13, 2014 at 9:30 a.m. local time

➢ Location	The Ritz-Carlton Golf Resort, Naples 2600 Tiburón Drive, Naples, FL 34109

➢ Record Date	January 13, 2014

➢ Voting Details	Stockholders as of the record date are entitled to one vote for each share of common stock for each director nominee and each other proposal to be voted.

➢ Voting Deadline	Votes must be received by March 12, 2014. For employee benefit plans votes must be received by March 11, 2014.

➢ Attending the Meeting	National Fuel stockholders as of the record date are entitled to attend the annual meeting. In accordance with our security procedures, all persons attending the annual meeting may be asked for picture identification and proof of stock ownership. Please see “Attending the Meeting” on page 2.

Overview of Business Performance and Long-Term Strategic Initiatives

Fiscal 2013 was a remarkable year for the Company, both financially and operationally. Year over year results improved in each of the Company’s reporting segments.

The Company’s exploration & production subsidiary, Seneca Resources Corporation (“Seneca”), continued to develop its position in the Eastern Development area of its Marcellus Shale acreage. Seneca also identified a high-quality geologic trend with the potential for nearly 2,000 well locations in Elk and Cameron counties, Pennsylvania, a major breakthrough on its legacy Western Development acreage.

Additionally, the Company’s midstream businesses, consisting of the Pipeline & Storage and Gathering segments, continued to evaluate, construct and operate substantial expansions to their Appalachian pipeline infrastructure, not only for affiliated customers, but also third-party producers active in developing the Marcellus and Utica Shales. These projects can take three to five years from conception to active service and the Company continues to pursue additional expansions to alleviate the pipeline constraints facing many natural gas shippers in the Appalachian Basin.

2013 Financial and Operating Highlights:

•	17% Growth in Earnings per Share: The Company’s earnings per share in 2013 were $3.08, which was an increase of 17% compared to the prior year.

•

Strong TSR Performance: The Company’s total shareholder return (“TSR”) for the one-year, three-year and five-year periods was 30%, 43% and 87%, respectively. These results placed the Company at the 69th, 44th, and 63rd percentiles of the 2013 Hay peer group for the same respective periods.

•

45% Increase in Natural Gas and Crude Oil Production: Seneca increased its total natural gas and crude oil production to 120.7 billion cubic feet equivalent (“Bcfe”), a 45% increase over the prior year.

•

24% Growth in Natural Gas & Crude Oil Reserves: At the end of fiscal 2013, Seneca increased its proved reserves of natural gas and crude oil to 1.549 trillion cubic feet equivalent (“Tcfe”), an improvement of 24% from the prior year.

•

Midstream Businesses Achieved Growth: The Company’s midstream businesses generated combined net income of $76.6 million ($63.3 million for the Pipeline and Storage segment and $13.3 million for the Gathering segment), which was an increase of 14% over the prior year. This growth was driven by the completion of three new major pipeline projects in late fiscal 2012 and early fiscal 2013.

•

43rd Year of Consecutive Dividend Increases: In June, the Company’s annual dividend rate was increased by 2.7% to $1.50 per share, marking the 43rd year of consecutive dividend increases and 111th year of uninterrupted dividend payments.

2013 Long-Term Strategic Results

National Fuel’s capital intensive operations require a focus on strategic initiatives and projects that may take several years from business planning through completion. The results of this focus include:

•

Commencing a Major New Marcellus Development Program: The Company’s Exploration & Production segment continued its multi-year delineation efforts in the Marcellus Shale. In 2013, these efforts led to a major breakthrough on Seneca’s 780,000 net acres in Pennsylvania. New wells tested during the year have significantly furthered the Company’s confidence in the long-term potential of its Marcellus Shale acreage. In particular, an additional 2,000 drilling locations, with a resource potential of more than 10 Tcfe, have been identified as economic at natural gas prices of $4 per Mcf or lower. With this new confidence, the Company moved to a full-scale development program in its Rich Valley/Clermont prospect area that will last for many years.

•

Ongoing Interstate Pipeline Expansion Projects: In the Pipeline & Storage segment, two major interstate pipeline expansion projects were placed in service. In the first half of fiscal 2013, the Company completed construction of National Fuel Gas Supply Corporation’s Northern Access Expansion and Line N 2012 Expansion. These projects, combined with the phase-in of previously completed projects, added more than $26 million in transportation revenue to the Pipeline & Storage segment in fiscal 2013.

•	Continued Build Out of Gathering Infrastructure: National Fuel Gas Midstream Corporation and its subsidiaries, within the Company’s Gathering segment, invested $48 million in 2013 for the continued expansion of the Trout Run Gathering System in Pennsylvania. This gathering system is instrumental to the success of Seneca’s Eastern Development area, and ensuring that its natural gas production reaches a sales market promptly upon completion of wells. Additionally, initial plans were formulated for a new 1 Bcf per day gathering system to support Seneca’s development of its Rich Valley/Clermont prospect area. Net income of the Gathering segment increased 93% in 2013 to $13.3 million from $6.9 million in 2012.

•

Expanding Natural Gas Transportation Capabilities: The Company continues to aggressively pursue opportunities to expand its infrastructure to serve the rapid growth in volumes of natural gas produced from the Marcellus and Utica Shales in Appalachia. Capital expenditures for fiscal 2014 through fiscal 2016 are estimated to be $648.6 million in the Pipeline and Storage segment and $392.6 million in the Gathering segment, a combined addition of 84% to the $1,235.2 million of Midstream business net property plant and equipment, and 20% to the $5,151.7 million of Company net property plant and equipment, both as of the end of fiscal 2013. A component of this spending is for the Northern Access 2015 Expansion project. This is designed to provide Seneca’s production with a path to export gas to high-value Canadian markets, further enhancing the Company’s ability to export natural gas.

Proposal 1 — Nominees for Election as Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR THE BOARD OF DIRECTORS

Ronald W. Jibson — Age 60

Principal Occupation: Chairman of the Board of Questar Corporation (“Questar”) and President and Chief Executive Officer of Questar

Expertise: Leadership, Industry

Jeffrey W. Shaw — Age 55

Principal Occupation: President and Chief Executive Officer of Southwest Gas Corporation

Expertise: Leadership, Industry

Ronald J. Tanski — Age 61

Principal Occupation: President and Chief Executive Officer of National Fuel Gas Company

Expertise: Leadership, Industry, Regional

Proposal 2 — Ratification of Auditors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT

As a matter of good governance, it is important that stockholders vote to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2014.

For full details, please see page 63

Proposal 3 — Advisory Approval of Named Executive Officer Compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The summary below and the discussion in the Compensation Discussion and Analysis (“CD&A”) beginning on page 21 provide information about the Company’s compensation programs.1

[1]	Unless otherwise indicated, we intend capitalized and abbreviated terms to have the same meaning in this section as in the CD&A.

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As described in the 2013 Financial and Operating Highlights on page 64, from both a short- and long-term perspective, fiscal 2013 was a highly successful year operationally and financially. Stockholders were rewarded with strong short-term and long-term TSR performance relative to the Company’s peers and the market. The Company’s one-year TSR of 30% was at the 69th percentile of the Company’s 2013 Hay peer group, and three- and five-year TSR of 43% and 87% were at the 44th and 63rd percentile of the same peer group, respectively. The Board of Directors (“Board”) recommends a vote FOR the advisory approval of named executive officer compensation because it believes that the Company’s compensation policies and procedures, as developed following engagement with its stockholders, encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

For complete information on this proposal, please refer to page 64 and following.

2013 Advisory Vote on Executive Compensation and Stockholder Feedback

2013 Say-on-Pay Vote and Stockholder Engagement

The 2013 Say-on-Pay advisory vote yielded a result of 84% of votes cast in support of the compensation of the Company’s named executive officers. As in 2012, in the summer of 2013 members of Company management again held meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. This engagement, reaching holders of more than 24% of our shares outstanding as of September 30, 2013, facilitated important dialogue from which we continued to gather various viewpoints.

As a result of the stockholder feedback received in 2012, in 2013 the Compensation Committee of the Board (the “Compensation Committee”) converted a cash-based long-term incentive program to an equity-based program utilizing restricted stock units (“RSUs”). As with the cash-based program, the RSU program is subject to the same three-year total return on capital performance target relative to companies reported in the Natural Gas Distribution and Integrated Natural Gas Companies group of the Monthly Utility Reports of AUS, Inc. (“AUS peer group”). In both programs the target award will vest should the Company rank at the 60th percentile of the peer group. For the RSU program, performance at the 60th percentile will result in fifty percent of the RSUs vesting.

For fiscal 2014, the Compensation Committee adopted a new approach to long-term incentive compensation. Going forward, approximately two-thirds of a named executive officer’s long-term incentive award will be comprised of performance shares, split between two distinct performance conditions: one performance condition is tied to 3-year TSR and the other is tied to 3-year total return on capital, both relative to the performance of companies in the Hay peer group (as described below). The remaining approximately one-third of the long-term incentive award will be comprised of time-vested RSUs used as a retention tool. The Compensation Committee’s action represents an evolution from its practice prior to fiscal 2013 of utilizing a cash component for approximately one-half of long-term incentive awards.

CEO Compensation

In fiscal 2013, because of the transition to a new Chief Executive Officer (“CEO”) and away from a long-term incentive partially paid in cash, the Summary Compensation Table does not appropriately reflect the philosophy behind the Compensation Committee’s approach to CEO Compensation.

Below is a chart which compares the recommendation that Hay made to the Compensation Committee’s target for Mr. Tanski’s compensation upon his succession to the CEO position, the Compensation Committee’s targeting of Mr. Tanski’s pay for fiscal 2013 and the corresponding amounts contained in the Summary Compensation Table.

Fiscal 2013

CEO Compensation

	Hay Target Recommendation	As Targeted by Compensation Committee	As Contained in the Summary Compensation Table
Base Salary	750,000	726,148	726,148
Bonus	750,000	580,918	802,829
Total Cash	1,500,000	1,307,066	1,528,977
Stock Awards (Performance-Based RSU Grant)	Not Broken Out	1,601,750	3,026,063
Equity Awards (SAR Grant)	Not Broken Out	458,250	458,072
Total Target LTI	2,060,000	2,060,000	3,484,135
Total Direct Compensation	3,560,000	3,367,066	5,013,112

In particular, note that the amount reported in the Summary Compensation Table under Stock Awards reflects close to double the target amount. This is due to the doubling of the RSU grant to allow for performance at two times the target percentile and an estimate for Summary Compensation Table purposes close to that maximum opportunity. Should the Company achieve only target performance at the 60th percentile of the AUS peer group, 50% of the awarded RSUs will vest. Stated another way, the award amount is a maximum opportunity to be decreased should the percentile ranking be below the 100th percentile. The award will only vest following fiscal 2015, in accordance with the vesting schedule below:

Company’s Rank as a Percentile of the AUS Peer Group	Percentage of RSUs Vesting
<45.01%	0%
45.01%	25.00%
60.00%	50.00%
75.00%	75.00%
100.00%	100.00%

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie a significant portion of executive compensation to long-term TSR by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s Common Stock; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The main elements of the 2013 executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term results for stockholders, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

Recent Changes to the Compensation Program

Executive compensation for fiscal 2013 was set early in the fiscal year, prior to the voting results at the Annual Meeting of Stockholders held in March of 2013. After meeting with many of our largest stockholders during the past two fiscal years and obtaining valuable feedback, the compensation program has been amended in each of the past two years.

These recent changes to the executive compensation program are as follows:

➢

Shifting Long-Term Performance Incentive to Equity — Prior to 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash target awards tied to total return on capital goals. In 2013, as an interim step prior to an in-depth review of its long term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. For 2014, the Company further revised the mix of awards to be approximately two-thirds performance shares (split between two distinct performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a 3-year period).

➢

Adoption of Relative Performance Conditions for Fiscal 2014 — As noted above, for fiscal 2014, the Compensation Committee devoted two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: 3-year TSR relative to the Hay peer group and 3-year total return on capital relative to the Hay peer group.

➢

CEO Compensation — To increase the CEO compensation tied to equity and moderate cash compensation, upon his appointment as CEO, Mr. Tanski’s salary was set at approximately the 25th percentile of the Hay Energy Industry data and an additional performance-based equity award was made so that total direct compensation is targeted at the 50th percentile.

➢	Ownership Requirements were Increased for the CEO to Six Times Base Salary. Our CEO’s stock ownership is 22 times his base salary as of November 29, 2013.

Other Key Compensation Features

➢	The Company does not provide tax “gross-ups”;

➢	Executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Equity incentive plans prohibit the repricing or exchange of equity awards without stockholder approval;

➢	The Committee has engaged two independent compensation consultants to assist in setting compensation; and

➢	All change-in-control agreements are double triggered.

“Reported” Pay Does Not Adequately Reflect The Changing Compensation Approach

Given changes by the Compensation Committee (following stockholder outreach) to the LTI program as discussed above, we have provided an additional, supplemental compensation table below in order to distinguish the annual short-term cash incentive from the 3-year long-term cash incentive, to remove the impact of the 2013 move from a cash-based LTI award to an RSU-based LTI award, and to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits disclosed in the 2013 Summary Compensation Table. This table, however, is not a substitute for the Summary Compensation Table, which can be found at page 41 in this proxy statement.

Name and Principal Position	Year	Salary ($)	Short-Term Cash Incentive ($)	Long-Term Cash Incentive (1)($)	Stock Awards (2)($)	Option Awards ($)	All Other Compensation ($)	Total ($)
David F. Smith	2013	776,600	1,378,894	1,439,730	N/A	909,650	168,863	4,673,737
Chairman and Chief	2012	880,000	1,073,160	1,317,400	550,900	448,008	151,211	4,420,679
Executive Officer of the Company until 3/7/13, when named	2011	835,000	1,457,075	1,091,232	598,734	574,838	171,440	4,728,319
Executive Chairman

Ronald J. Tanski	2013	726,148	802,829	809,260	N/A	458,072	107,613	2,903,922
President and Chief	2012	681,000	640,140	752,800	344,313	280,005	96,124	2,794,382
Executive Officer of the Company since 3/7/13	2011	652,500	810,144	631,500	399,156	383,225	104,539	2,981,064

David P. Bauer	2013	318,000	233,000	225,840	N/A	113,353	26,042	916,235
Treasurer and Principal	2012	293,750	215,000	75,280	68,863	56,001	23,728	732,622
Financial Officer of the	2011	268,750	200,000	50,520	79,831	76,645	20,039	695,785
Company

Matthew D. Cabell	2013	591,250	774,981	564,600	N/A	356,866	80,721	2,368,418
President of Seneca	2012	573,750	445,402	564,600	309,881	252,005	58,412	2,204,050
Resources Corporation	2011	547,789	676,060	404,160	359,241	344,903	55,962	2,388,115

Anna Marie Cellino	2013	497,000	543,942	432,860	N/A	249,901	78,171	1,801,874
President of National Fuel	2012	482,250	585,861	423,450	206,588	168,003	79,695	1,945,847
Gas Distribution Corporation	2011	458,750	551,853	336,800	239,494	229,935	76,204	1,893,036

John R. Pustulka	2013	462,750	415,272	432,860	N/A	235,909	70,306	1,617,097
President of National Fuel	2012	425,000	443,573	225,840	206,588	168,003	69,617	1,538,621
Gas Supply Corporation	2011	383,750	448,201	176,820	239,494	229,935	67,309	1,545,509

(1)

For fiscal 2013, Long-Term Cash Incentive represents an estimated payment for the three-year performance period ended September 30, 2013. See footnote 3 to the Summary Compensation Table for more information.

(2)	This column as shown includes the full grant date fair value of Restricted Stock awards for fiscal 2012 and 2011 and excludes any value for performance-based RSU awards for fiscal 2013.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is The Hay Group’s comparison of fiscal 2012 total direct compensation for the Company’s then CEO (Mr. Smith) against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2012 is the most recent complete fiscal year for which proxy statement data is available. 2013 compensation may not yet be accurately compared to peers because 2013 compensation data for those peers is not yet available.

Chairman and CEO

Compared to CEO proxy data for fiscal year 2012

			Total Direct Compensation
Company	Title	Sales ($M)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$3,922	$4,411,529	$5,422,429
Atmos Energy Corp.	President & CEO	$3,438	$3,716,482	$3,510,867
Cabot Oil & Gas Corp.	Chairman, President & CEO	$1,205	$7,625,350	$6,553,555
Energen Corp.	Chairman & CEO	$1,617	$3,737,734	$3,973,008
EQT Corp.	Chairman, President & CEO	$1,642	$7,886,279	$6,717,202
MDU Resources Group Inc	President & CEO	$4,075	$2,165,527	$2,397,277
New Jersey Resources Corp.	Chairman, President & CEO	$2,249	$2,445,243	$2,445,243
Northwest Natural Gas Co.	President & CEO	$731	$1,735,204	$1,854,929
Questar Corp.	Chairman, President & CEO	$1,099	$3,522,862	$3,315,507
Quicksilver Resources Inc	President & CEO	$709	$4,009,998	$4,692,498
Range Resources Corp.	President & CEO	$1,408	$7,443,134	$7,188,230
SM Energy Co.	CEO	$1,532	$4,691,137	$4,762,291
Southwest Gas Corp.	President & CEO	$1,928	$2,257,698	$2,180,418
UGI Corp.	Chairman & CEO	$6,519	$5,108,935	$5,582,345
Ultra Petroleum Corp.	Chairman, President & CEO	$1,114	$5,800,000	$5,400,000
Whiting Petroleum Corp.	Chairman & CEO	$2,170	$7,969,957	$6,305,539
Summary Statistics
75th Percentile		$2,546	$6,210,784	$5,763,144
Average		$2,210	$4,657,942	$4,518,834
Median		$1,629	$4,210,764	$4,727,395
25th Percentile		$1,182	$3,253,457	$3,097,941
National Fuel Gas Company	Chairman & CEO	$1,830	$3,752,068	$3,558,908
Percentile Rank		58%	40%	34%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity).

© 2013 Hay Group. All rights reserved

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NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

January 24, 2014

Dear Stockholders of National Fuel Gas Company:

We are pleased to invite you to join us at the Annual Meeting of Stockholders of National Fuel Gas Company. The meeting will be held at 9:30 a.m. local time on March 13, 2014, at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The matters on the agenda for the meeting are outlined in the enclosed Notice of Annual Meeting and Proxy Statement.

So that you may elect Company directors and secure the representation of your interests at the Annual Meeting, we urge you to vote your shares. The preferred methods of voting are either by telephone or by Internet as described on the proxy card. These methods are both convenient for you and reduce the expense of soliciting proxies for the Company. If you prefer not to vote by telephone or the Internet, please complete, sign and date your proxy card and mail it in the envelope provided. The Proxies are committed by law to vote your shares as you instruct on the proxy card, by telephone or by Internet.

A company’s annual proxy statement contains important stockholder and/or company proposals for which votes are needed in order to be passed — and your vote is always important. Stockholder voting is the primary means by which stockholders can influence a company’s operations and its corporate governance. In fact, stockholders who do vote can influence the outcome of the election in greater proportion than their percentage share ownership.

Your vote is important. Please make your voice heard by voting your shares on these important matters.

If you plan to be present at the Annual Meeting, you may so indicate when you vote by telephone or the Internet, or you can check the “WILL ATTEND MEETING” box on the proxy card. Even if you plan to be present, we encourage you to promptly vote your shares either by telephone or the Internet, or to complete, sign, date and return your proxy card in advance of the meeting. If you later wish to vote in person at the Annual Meeting, you can revoke your proxy by giving written notice to the Secretary of the Annual Meeting and/or the Trustee (as described on the first page of this proxy statement), and/or by casting your ballot at the Annual Meeting.

Coffee will be served at 9:00 a.m. and I look forward to meeting with you at that time.

Please review the proxy statement and take advantage of your right to vote.

Sincerely yours,

David F. Smith

Executive Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on March 13, 2014

To the Stockholders of National Fuel Gas Company:

Notice is hereby given that the Annual Meeting of Stockholders of National Fuel Gas Company (the “Company”) will be held at 9:30 a.m. local time on March 13, 2014 at The Ritz-Carlton Golf Resort, Naples, 2600 Tiburón Drive, Naples, Florida, 34109. The doors to the meeting will open at 9:00 a.m. local time. At the meeting, action will be taken with respect to:

(1)	the election of three directors to hold office for three-year terms as provided in the attached proxy statement and until their respective successors have been elected and qualified;

(2)	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014;

(3)	advisory approval of named executive officer compensation; and

(4)	a Stockholder Proposal

and such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on January 13, 2014, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

General Counsel and Secretary

January 24, 2014

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder

Meeting To Be Held On March 13, 2014

The proxy statement and summary annual report to security holders and financial statements are available at

proxy.nationalfuelgas.com

YOUR VOTE IS IMPORTANT

Please vote by telephone or Internet.

Whether or not you plan to attend the meeting, and whatever the number of shares you own, please vote your shares either by telephone or the Internet as described in the proxy/voting instruction card and reduce National Fuel Gas Company’s expense in soliciting proxies. Alternatively, you may complete, sign, date and promptly return the enclosed proxy/voting instruction card in the accompanying envelope, which requires no postage if mailed in the United States.

NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This proxy statement is furnished to the holders of National Fuel Gas Company (the “Company”) common stock (the “Common Stock”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on March 13, 2014, or any adjournment or postponement thereof. This proxy statement and the accompanying proxy/voting instruction card are first being mailed to stockholders on or about January 24, 2014.

Solicitation of Proxies

All costs of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, has been retained to assist in the solicitation of proxies by mail, telephone, and electronic communication and will be compensated in the estimated amount of $12,500 plus reasonable out-of-pocket expenses.

Record Date, Outstanding Voting Securities and Voting Rights

Only stockholders of record at the close of business on January 13, 2014, will be eligible to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, 83,745,862 shares of Common Stock were issued and outstanding. The holders of 41,872,932 shares will constitute a quorum at the meeting.

Each share of Common Stock entitles the holder thereof to one vote with respect to each matter that is subject to a vote at the Annual Meeting. Shares may not be voted unless the owner is present or represented by proxy. To be represented by proxy, a stockholder can return a signed proxy card or use the telephone or Internet voting procedures. All shares that are represented by effective proxies received by the Company in time to be voted shall be voted by the authorized Proxy at the Annual Meeting or any adjournment or postponement thereof.

If you hold your shares through a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If you do not give the broker specific instructions on how you would like your shares to be voted, your broker may nonetheless vote your shares on “routine” matters such as Proposal 2 — Ratification of Independent Auditor. However, your broker is prohibited from voting uninstructed shares on “non-routine” matters such as Proposal 1 — Election of Directors. Proposal 3 — Advisory Approval of Named Executive Officer Compensation and Proposal 4 — Stockholder Proposal. The absence of voting instruction results in what is called a “broker non-vote” on those proposals and will not be counted. Your vote is important. Please make your voice heard by voting your shares on these important matters.

Where stockholders direct how their votes shall be cast, shares will be voted in accordance with such directions. Proxies submitted with abstentions and broker non-votes will be included in determining whether or not a quorum is present. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on proposals submitted to stockholders and therefore will have no effect on the outcome of the votes.

The proxy also confers discretionary authority to vote on all matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any stockholder proposal omitted from this proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s (the “SEC”) proxy rules; and (v) all matters incident to the conduct of the meeting.

Attending the Meeting

You are entitled to attend the Annual Meeting if you are a stockholder as of the close of business on January 13, 2014, the record date. In order to be admitted to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Revoking a Proxy

Any stockholder giving a proxy may revoke it at any time prior to the voting thereof by mailing a revocation or a subsequent proxy to Paula M. Ciprich, General Counsel and Secretary of the Company, at the National Fuel Gas Company address noted below, by voting a subsequent proxy by Internet or phone, or by filing written revocation at the meeting with Ms. Ciprich, Secretary of the meeting, or by casting a ballot at the meeting. If you are an employee stockholder or retired employee stockholder, you may revoke voting instructions given to the Trustee by following the instructions under “Employee and Retiree Stockholders” in this proxy statement.

Employee and Retiree Stockholders

If you are a participant in the Company’s Employee Stock Ownership Plan or any of the Company’s Tax-Deferred Savings Plans (the “Plans”), the proxy card will also serve as a voting instruction form to instruct Vanguard Fiduciary Trust Company (the “Trustee” for the Plans), as to how to vote your shares. All shares of Common Stock for which the Trustee has not received timely directions shall be voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of the Employee Retirement Income Security Act (“ERISA”). If the voting instruction form is returned signed but without directions marked for one or more items, regarding the unmarked items you are instructing the Trustee and the Proxies to vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4. Participants in the Plan(s) may also provide those voting instructions by telephone or the Internet. Those instructions may be revoked by re-voting or by written notice to the Trustee on or before March 11, 2014 in care of the following address:

To:     Vanguard Fiduciary Trust Co.

c/o National Fuel Gas Company

Attn: Legal Department

6363 Main Street

Williamsville, NY 14221

Multiple Copies of Proxy Statement

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name may receive only one copy of the proxy statement and the Company’s annual report. However, if any stockholder wishes to revoke consent for householding and receive a separate summary annual report, financial statements or proxy statement for the upcoming Annual Meeting or in the future, he or she may telephone, toll-free, 1-800-542-1061. The stockholder will need their 12-digit Investor ID number and should simply follow the prompts. Stockholders may also write Broadridge Householding Department, 51 Mercedes Way,

Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers if they are the beneficial holders, or by contacting Broadridge at the address provided above if they are the record holders. This procedure will reduce our printing costs and postage fees, and reduce the quantity of paper arriving at your address.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

For additional information on householding, please see “IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS” in this proxy statement.

Other Matters

The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the Proxies will vote in their discretion on such matter.

Annual Report

Mailed herewith is a copy of the Company’s Summary Annual Report for the fiscal year ended September 30, 2013 (“fiscal 2013”). Also enclosed are the financial statements for fiscal 2013. The Company will furnish any exhibit to the Form 10-K upon request to the Secretary at the Company’s principal office, and upon payment of $5 per exhibit.

PROPOSAL 1. ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The nominees for the three directorships are: Ronald W. Jibson, Jeffrey W. Shaw, and Ronald J. Tanski. The nomination process is discussed under “Nominating/Corporate Governance” on page 11 of this proxy statement.

The services of Mr. Robert T. Brady and Mr. Rolland E. Kidder conclude at the 2014 Annual Meeting, in accordance with the provisions of the Company’s Corporate Governance Guidelines on Director Age. Mr. Brady has been a director since 1995 and has served as the Company’s Lead Director since 2003. In addition, Mr. Kidder has been a director since 2002. The Board is deeply appreciative of their strong leadership and valuable contributions.

The Company’s Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, and that these three classes shall be as nearly equal in number as possible. (A class of directors is the group of directors whose terms expire at the same annual meeting of stockholders.) As well, the Company’s Restated Certificate of Incorporation provides that any elected director shall hold office until their successors are elected and qualify, subject to prior death, resignation, retirement, disqualification or removal from office. Accordingly, Messrs. Jibson, Shaw and Tanski have been nominated for terms of three years and until their respective successors shall be elected and shall qualify.

It is intended that the Proxies will vote for the election of Messrs. Jibson, Shaw and Tanski as directors, unless they are otherwise directed by the stockholders. Although the Board of Directors has no reason to believe that any of the nominees will be unavailable for election or service, stockholders’ proxies confer discretionary authority upon the Proxies to vote for the election of another nominee for director in the event any nominee is unable to serve, or for good cause will not serve. Messrs. Jibson, Shaw and Tanski have consented to being named in this proxy statement and to serve if elected.

The affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock entitled to vote is required to elect each of the nominees for director.

Refer to the following pages for information concerning the three nominees for director, as well as concerning the six incumbent directors of the Company whose current terms will continue after the Annual Meeting, including information with respect to their principal occupations and certain other positions held by them.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees for Election as Directors for Three-Year Terms to Expire in 2017

Ronald W. Jibson has been Chairman of the Board of Questar Corporation (“Questar”), since July 2012 and President and Chief Executive Officer since June 2010. He is also President and CEO of both Questar Gas Company (a natural gas utility) and Wexpro Company (an exploration and production subsidiary), and he is Chairman of Questar Pipeline Company. Mr. Jibson has been a director of Questar since 2010. Mr. Jibson has held various positions at Questar and its subsidiaries over his 33-year career, including Senior Vice President, Executive Vice President, General Manager of Operations and Director of Engineering. Mr. Jibson has served on the Board of IDACORP, Inc. since September of 2013. Mr. Jibson has additional significant industry board experience as Chairman of the Board of Directors of the American Gas Association (“AGA”) and as past Chairman of the Western Energy Institute. He also serves on the Board of Gas Technology Institute. He serves as Chairman of Utah State University’s Board of Trustees and the Chair of the Salt Lake Chamber Board of Directors, as well as past Chair of the Economic Development Corporation of Utah. Mr. Jibson, 60, is a licensed engineer in the state of Utah and received his B.S. in engineering from Utah State University and MBA from Westminster College. (1)

(1)	All ages are as of the Annual Meeting date.

Mr. Jibson brings to the National Fuel Board his substantial industry experience at Questar, across three major business segments (utility, pipeline and exploration and production) in which the Company also participates. Mr. Jibson will provide insight with respect to strategic business planning, operations, performance, and regulatory issues. In addition, his participation in industry organizations will provide the Board with knowledge and perspectives on current natural gas industry trends and developments.

Jeffrey W. Shaw has been President and Chief Executive Officer of Southwest Gas Corporation (“Southwest”) since July 2012. He was named Chief Executive Officer and a director of Southwest in 2004. Previously Mr. Shaw, a CPA, held various positions at Southwest, including Director of Internal Audit, Controller and Chief Accounting Officer, Vice President/Controller and Chief Accounting Officer, Vice President and Treasurer, Senior Vice President/Finance and Treasurer, Senior Vice President/Gas Resources and Pricing, and President. He worked for Arthur Anderson & Co. in its Dallas and Las Vegas offices in the audit division prior to joining Southwest in May of 1988. He is a member of the American Institute of Certified Public Accountants, the Nevada Society of CPAs and the Leadership Las Vegas Alumni Association. Mr. Shaw serves on the boards of the AGA and the UNLV Foundation, and is past President of the Western Energy Institute and past President of the Las Vegas Area Council of the Boy Scouts of America. Mr. Shaw, 55, received a B.S. in accounting from the University of Utah.

Mr. Shaw’s extensive executive management experience at an energy company with regulated businesses similar to those of the Company provides the Board with an additional and valuable perspective on the Company’s operations. In addition, Mr. Shaw’s accounting and finance background, and the significant roles he has held in this area over his career qualify him as an audit committee financial expert and position him to assist the Board in its audit oversight function.

Ronald J. Tanski has been President and Chief Executive Officer of the Company since March 2013. Prior to that Mr. Tanski served as President and Chief Operating Officer of the Company from July 2010 and as Treasurer and Principal Financial Officer from April 2004. Mr. Tanski was President of National Fuel Gas Supply Corporation (2) from July 2008 to July 2010 and President of National Fuel Gas Distribution Corporation (2) from February 2006 to July 2008. He was previously Treasurer of Distribution, Supply, Empire Pipeline, Inc. and National Fuel Resources, Inc. (2), as well as Senior Vice President of Distribution. Mr. Tanski also served in management roles at Seneca Resources Corporation (2), and other Company subsidiaries, including Empire Exploration, Inc. (merged into Seneca), and Horizon Energy Development, Inc. (sold in 2010). He is a Board Member of the Interstate Natural Gas Association of America (INGAA). Mr. Tanski, 61, holds a B.A. in biology and an MBA from the State University of New York at Buffalo, as well as a J.D. from the State University of New York at Buffalo School of Law.

Mr. Tanski has been employed by the Company since 1979, and during his career, as noted above, has served in numerous positions in both the regulated and non-regulated businesses. Mr. Tanski’s substantial management experience with the varied subsidiaries, and in particular, his financial background with the Company will assist the Board with in-depth review of the Company’s operations. Mr. Tanski also has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business units.

Directors Whose Terms Expire in 2015

Philip C. Ackerman was Chief Executive Officer of the Company from October 2001 to February 2008, Chairman of the Board of the Company from January 2002 to March 2010, President of the Company from July 1999 to February 2006, Senior Vice President of the Company from June 1989 to July 1999 and Vice President of the Company from 1980 to June 1989. He was also President of National Fuel Gas Distribution Corporation (2) from October 1995 to July 1999 and Executive Vice President from June 1989 to October 1995, Executive Vice President of National Fuel Gas Supply Corporation (2) from

(2)	Wholly-owned subsidiary of the Company

October 1994 to March 2002, President of Seneca Resources Corporation (2) from June 1989 to October 1996, President of Horizon Energy Development, Inc. (2) from September 1995 to March 2008 and President of certain other non-regulated subsidiaries of the Company from prior to 1992 to March 2008. Mr. Ackerman is also currently a Director of Associated Electric and Gas Insurance Services Limited. Mr. Ackerman holds a B.S. in accounting from the State University of New York at Buffalo and a J.D. from Harvard University. Mr. Ackerman, 70, has been a Company director since 1994.

Mr. Ackerman’s more than 40 years’ involvement with the Company, including his experience as President of all of the Company’s major subsidiaries, enables him to provide the Board with an in-depth perspective on the Company. During his tenure with the Company, National Fuel grew from a regional utility company with $300 million in assets to a fully integrated energy company with over $5.1 billion in assets. Also, Mr. Ackerman has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business operations.

R. Don Cash has been Chairman Emeritus since May 2003, and a Board Director since May 1978, of Questar Corporation, an integrated natural gas company headquartered in Salt Lake City, Utah. He was Chairman of Questar from May 1985 to May 2003, Chief Executive Officer of Questar from May 1984 to May 2002 and President of Questar from May 1984 to February 1, 2001. Mr. Cash has been a director of Zions Bancorporation since 1982, a director of Associated Electric and Gas Insurance Services Limited since 1993 and is a director of the Ranching Heritage Association. He was a director of TODCO (The Offshore Drilling Company) from May 2004 to July 2007 and a former Trustee, until September 2002, of the Salt Lake Organizing Committee for the Olympic Winter Games of 2002. Mr. Cash holds a B.S. in engineering from Texas Tech University. Mr. Cash, 71, has been a Company director since 2003.

Because of his nearly 18 years of experience at the helm of Questar Corporation and over 30 years of directorship experience on multiple oil and gas industry-related boards, Mr. Cash provides a broad perspective on the issues facing the Company. In particular, Mr. Cash’s depth of experience with Questar (a company which at the time had utility, pipeline and storage and exploration and production businesses) uniquely positions him to provide valuable insights and to inform Board discussions.

Stephen E. Ewing was Vice Chairman of DTE Energy (“DTE”), a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide, from November 2005 to December 2006. Two of DTE’s subsidiaries are Detroit Edison, the nation’s 7th largest electric utility, and Michigan Consolidated Gas Co. (“MichCon”), the nation’s 10th largest natural gas local distribution company. Mr. Ewing also had responsibility for DTE’s exploration and production subsidiary (DTE Gas Resources) with operations in the Antrim and Barnett Shales. He was also at various times Group President, Gas Division, DTE, President and Chief Operating Officer of MCN Energy Group, Inc. (the then parent of MichCon and a company which had utility, pipeline and storage and exploration and production businesses) and President and Chief Executive Officer of MichCon, until it was acquired by DTE. Mr. Ewing has been a Director of CMS Energy since July 2009. He was also Chairman of the Board of Directors of the AGA for 2006, a member of the National Petroleum Council, and Chairman of the Midwest Gas Association and the Natural Gas Vehicle Coalition. He is currently a Trustee and past Chairman of the Board of The Skillman Foundation, a not-for-profit foundation focused on providing education for low-income children, Chairman of the Auto Club of Michigan and Chairman of the Board of the Auto Club Group (AAA). Mr. Ewing holds a B.A. from DePauw University and an MBA from Michigan State University, and completed the Harvard Advanced Management Program. Mr. Ewing, 69, has been a Company director since 2007.

Mr. Ewing’s extensive executive management experience at energy companies with regulated businesses similar to those of the Company provides the Board with a valuable perspective on the Company’s regulated operations. Also, his responsibility for DTE’s exploration and production subsidiary, with operations in the Antrim and Barnett Shales, enables Mr. Ewing to provide knowledgeable insights with regard to the Company’s exploration and production business.

(2)	Wholly-owned subsidiary of the Company

Directors Whose Terms Expire in 2016

David C. Carroll has been President and CEO of Gas Technology Institute (“GTI”) since 2006. He joined GTI in 2001 as Vice President of Business Development. From 1996 to 2001, he worked for Praxair, Inc., serving as Director of Business Development from 1999 to 2001. Prior to that, Mr. Carroll held positions of increasing responsibility with Liquid Carbonic Industries, a subsidiary of Chicago Bridge & Iron, from 1994 to 1996, and Air Products and Chemicals, Inc. from 1980 to 1994. All of these companies are industrial gas producers and manufacturers. He is a member of the Society of Gas Lighting. Mr. Carroll served on the board of Versa Power Systems, Inc. from 2006 through 2012. He was also Chairman of the steering committee for the 17th International Conference and Exhibition on Liquified Natural Gas in Houston (2013). In June 2015, Mr. Carroll will become President of the International Gas Union as the United States prepares to host the 2018 World Gas Conference in Washington, D.C. Mr. Carroll earned a B.S. in chemical engineering from the University of Pittsburgh, an MBA from Lehigh University, and has completed the Stanford Executive Program at Stanford University’s Graduate School of Business. Mr. Carroll, 57, has been a Company director since June 2012.

As a highly respected, nationally recognized leader with a multi-faceted knowledge of the natural gas industry, Mr. Carroll brings both industry and leadership experience to the Board. His technical expertise on unconventional gas production, transmission and distribution pipeline integrity, and end-use technologies is directly relevant to the Company’s business operations. In addition, Mr. Carroll’s involvement in both the domestic and international natural gas communities provides the Board with a broad perspective on emerging issues.

Craig G. Matthews was President, Chief Executive Officer and Director of NUI Corporation, a diversified energy company acquired by AGL Resources Inc. on November 30, 2004, from February 2004 to December 2004. In addition, he was Vice Chairman, Chief Operating Officer and Director of KeySpan Corporation (“KeySpan”, previously Brooklyn Union Gas Co.), a natural gas utility company, from March 2001 to March 2002, and held various positions over a 36-year career at KeySpan, including Executive Vice President, and Chief Financial Officer. He was also a Director of KeySpan as well as its exploration and production subsidiary Houston Natural Gas Co. He was a Director of Hess Corporation (formerly Amerada Hess Corporation) from 2002 until 2013, and has been a Board member of Republic Financial Corporation since May 2007. Mr. Matthews is a Member and Former Chairman of the Board of Trustees, Polytechnic Institute of New York University, and is a member of the National Advisory Board for the Salvation Army as well as the founding Chairman of the New Jersey Salvation Army Board. He received his B.S. in civil engineering from Rutgers in 1965, and completed his M.S. in industrial management at Brooklyn Polytechnic University. He also holds a Doctor of Engineering (Honorary) from NYU/POLY received in 2009. Mr. Matthews, 71, has been a Company director since 2005.

Mr. Matthews’ substantial background in the energy industry, including executive, managerial and financial experience with KeySpan and NUI Corporation over 37 years, and particularly his experience in applying accounting principles and developing financial strategy at energy companies, makes him highly qualified for his service as Chairman of the Company’s Audit Committee. As more fully described in the Audit Committee discussion on page 16, Mr. Matthews qualifies as an “audit committee financial expert” under the Securities and Exchange Commission Rules. During his career, Mr. Matthews has had responsibilities in the areas of marketing, information systems, engineering, finance, and strategic planning.

David F. Smith became Executive Chairman of the Board of the Company on March 7, 2013. Prior to that he served as Chairman of the Board from March 11, 2010 and Chief Executive Officer of the Company from February 2008. Mr. Smith was Chairman of National Fuel Gas Distribution Corporation (2), and National Fuel Gas Supply Corporation (2) and Chairman of Empire Pipeline, Inc. (2) and Seneca Resources Corporation (2) from April of 2008 until March of 2013. He was previously President of the Company from February 2006 to June 2010 and Vice President from April 2005 to February 2006, President from April 2005 to July 2008 and Senior Vice President from June 2000 to April

(2)	Wholly-owned subsidiary of the Company

2005 of National Fuel Gas Supply Corporation (2), and President from July 1999 to April 2005 and Senior Vice President from January 1993 to July 1999 of National Fuel Gas Distribution Corporation (2). Mr. Smith was also President of Empire State Pipeline (2) from April 2005 through July 2008, and President or Chairman of various non-regulated subsidiaries of the Company. He is a Board member of the AGA (Executive Committee and Policy Committee), American Gas Foundation, Gas Technology Institute (Executive Committee and Audit Committee), the Business Council of New York State (Chairman and member of the Executive Committee), the Buffalo Niagara Enterprise (immediate past Chairman and member of the Executive Committee), the State University of New York at Buffalo Law School Dean’s Advisory Council and The Buffalo Sabres Foundation. Mr. Smith holds a B.A. in political science from the State University of New York at Fredonia, as well as a J.D. from the State University of New York at Buffalo School of Law. Mr. Smith, 60, has been a Company director since 2007.

Mr. Smith has been employed by the Company since 1978, and during his tenure has served as President of the Company’s pipeline and storage, and utility subsidiaries, and Chairman of Seneca Resources Corporation. He has a long and active participation in industry groups that tackle important issues facing our industry. Also, Mr. Smith has deep ties to Western New York, the location of the Company’s corporate headquarters and a number of its significant business units.

Annual Meeting Attendance

Last year all directors attended the 2013 Annual Meeting, and they are expected to do so this year. A meeting of the Board of Directors will take place on the same day and at the same place as the Annual Meeting (and probably future years), and directors are expected to attend all meetings. If a director is unable to attend a Board meeting in person, participation by telephone is permitted and in that event the director may not be physically present at the Annual Meeting of Stockholders.

Director Independence

The Board of Directors has determined that directors Ackerman, Brady, Carroll, Cash, Ewing, Kidder and Matthews are independent, and that Mr. Smith, Executive Chairman of the Board, is not independent due to his employment relationship with the Company. Mr. Reiten and Mr. Salerno, whose Board service ended in fiscal 2013, had been determined by the Board to be independent. The Board has determined that Messrs. Jibson and Shaw are independent and that Mr. Tanski is not independent due to his employment with the Company. The Board’s determinations of director independence were made in accordance with the listing standards of the New York Stock Exchange (the “NYSE”) and SEC regulations. In making its independence determinations, the Board considered that Mr. Brady is Executive Chairman of Moog, which maintains its headquarters in the Company’s utility service territory, and that payments made by Moog to Company affiliates for natural gas service in each of Moog’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of Moog’s consolidated gross revenues for the applicable fiscal year. Similarly, the Board considered that Mr. Carroll is President and Chief Executive Officer of GTI, an organization that receives payments from the Company for dues and fees to support research and development, and that such payments in each of GTI’s last three fiscal years were less than (i) $1,000,000 or (ii) 2% of GTI’s consolidated gross revenues for the applicable fiscal year. The Board also considered that a son of Mr. Kidder is employed by an affiliate of the Company (since before Mr. Kidder became a Company director) in a non-executive supervisory position, at a rate of total compensation that does not implicate the SEC’s regulations regarding related person transactions.

Board Leadership Structure

The Board of Directors has decided that the appropriate leadership structure at the present time is to separate the CEO and Chairman positions. The Board believes that Mr. Smith’s role as Chairman and Mr. Tanski’s position as Chief Executive Officer, since March of 2013, is an effective leadership model given Mr. Smith’s experience in the role of CEO in the past and his experience as Chairman of the Board and Mr. Tanski taking on the role of CEO. The Board believes this is the optimal

(2)	Wholly-owned subsidiary of the Company

leadership at this time. As in the past, it is the Board’s opinion that the stockholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be filled by the CEO who serves on the Board. At times in the past the roles have been separate and have been combined. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, have significant industry experience and are in the best position to evaluate its needs and how best to organize the capabilities of the directors and management to meet those needs.

The independent directors met three times during fiscal 2013, consistent with the requirements of the NYSE rules. In addition, non-management directors meet at regularly scheduled executive sessions without management. The sessions have been chaired by the Lead Independent Director, Robert T. Brady. The Board of Directors provides a process for stockholders and other interested parties to send communications to the Board or to certain directors. Communications to the Lead Director, to the non-management directors as a group, or to the entire Board should be addressed as follows: Lead Independent Director, c/o 6363 Main Street, Williamsville, NY 14221. For the present, all stockholder and interested parties’ communications addressed in such manner will go directly to the indicated directors. If the volume of communication becomes such that the Board determines to adopt a process for determining which communications will be relayed to Board members, that process will appear on the Company’s website at www.nationalfuelgas.com.

Diversity

Under the Company’s Corporate Governance Guidelines, the Board of Directors is required, when selecting candidates for re-election and candidates for Board membership, to consider factors that include a diversity of experience related to the business segments in which the Company operates, as well as a diversity of perspectives to be brought to the Board by the individual members.

Meetings of the Board of Directors and Standing Committees

In fiscal 2013, there were four meetings of the Board of Directors. In addition, directors attended meetings of standing or pro tempore committees. The Audit Committee held nine meetings, the Compensation Committee held seven meetings, the Executive Committee did not meet, and the Nominating/Corporate Governance Committee held three meetings. During fiscal 2013, all directors attended at least 75% of the aggregate of meetings of the Board and of the committees of the Board on which they served.

The table below shows the number of meetings conducted in fiscal 2013 and the directors who serve or did serve during fiscal 2013 on these committees. As previously announced, Mr. Reiten retired from the Board on March 7, 2013, and Mr. Salerno stepped down on June 12, 2013. As noted above, Messrs. Brady and Kidder will conclude their tenure as Directors at the 2014 Annual Meeting.

BOARD COMMITTEES
DIRECTOR	Audit	Compensation	Executive	Nominating/ Corporate Governance
Philip C. Ackerman			X
Robert T. Brady		X	X	X (Chair)
David C. Carroll				X
R. Don Cash	X	X(Chair)		X
Stephen E. Ewing	X	X
Rolland E. Kidder	X			X
Craig G. Matthews	X (Chair)		X
Richard G. Reiten		X		X
Frederic V. Salerno		X		X
David F. Smith			X (Chair)

Number of Meetings in Fiscal 2013	9	7	0	3

Audit

The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held nine meetings during fiscal 2013 in order to review the scope and results of the annual audit, to receive reports of the Company’s independent registered public accounting firm and chief internal auditor, to monitor compliance with the Company’s Reporting Procedures for Accounting and Auditing Matters (included in this proxy statement as Appendix A) and to prepare a report of the committee’s findings and recommendations to the Board of Directors. The members of the committee are independent as independence for audit committee members is defined in NYSE listing standards, and in SEC regulations. No Audit Committee member simultaneously serves on the audit committees of more than three public companies. The Board limits the number of audit committees on which an Audit Committee member can serve to three, unless the Board has determined that such simultaneous service would not impair the ability of such members to serve effectively. The Company’s Board of Directors has determined that the Company has one audit committee financial expert (as defined by SEC regulations) serving on its Audit Committee, namely Mr. Matthews who is an independent director.

In connection with its review of the Company’s internal audit function, the Audit Committee in 2011 had a Quality Assessment performed by Ernst & Young that concluded that the Company’s Audit Services Department conducts its audits in accordance with the Institute of Internal Auditors International Standards for the Professional Practice of Internal Auditing (the “Standards”). The Standards state that an external Quality Assessment should be conducted at least once every five years.

Further information relating to the Audit Committee appears in this proxy statement under the headings “Audit Fees” and “Audit Committee Report.” A current copy of the Audit Committee charter is available to security holders on the Company’s website at www.nationalfuelgas.com.

Compensation

As described in the Compensation Discussion and Analysis in this proxy statement, the Compensation Committee held seven meetings during fiscal 2013, in order to review and determine the compensation of Company executive officers and to review reports and/or grant awards under the Company’s 2010 Equity Compensation Plan, the National Fuel Gas Company Performance Incentive Program, the National Fuel Gas Company 2012 Performance Incentive Program (both referred to herein as the “Performance Incentive Program” and separately referred to by name), the Annual At Risk Compensation Incentive Program (“AARCIP” or the “At Risk Plan”), and the Executive Annual Cash Incentive Program (“EACIP”). The members of the committee are independent as independence is defined in NYSE listing standards. The members of the committee are also “non-employee directors” as defined in SEC regulations and “outside directors” as defined in Federal tax regulations. A current copy of the charter of the Compensation Committee is available to security holders on the Company’s website at www.nationalfuelgas.com.

The Compensation Committee is responsible for various aspects of executive compensation, including approval of the base salaries and incentive compensation of the Company’s executive officers. The committee is authorized to evaluate director compensation and make recommendations to the full Board regarding director compensation. The committee may form subcommittees and delegate to those subcommittees such authority as the committee deems appropriate, other than authority required to be exercised by the committee as a whole. The committee also administers the Company’s 2010 Equity Compensation Plan, the 1997 Award and Option Plan, the At Risk Plan, and the National Fuel Gas Company Performance Incentive Program, and approves performance conditions and target incentives of executive officers under the EACIP. As described more fully in the Compensation Discussion and Analysis, the Company retained The Hay Group, and Meridian Compensation Partners, LLC, both independent compensation consulting firms, to assist in determining executive compensation. In addition, as set forth in the Compensation Committee’s charter, the Chief Executive Officer may and does make, and the committee may and does consider, recommendations regarding the Company’s compensation and employee benefit plans and practices. The committee then approves executive compensation as it deems appropriate.

Executive

The Executive Committee did not meet during fiscal 2013. The committee has, and may exercise, the authority of the full Board, except as may be prohibited by New Jersey corporate law (N.J.S.A.§ 14A:6-9).

Nominating/Corporate Governance

All the members of the Nominating/Corporate Governance Committee are independent, as independence is defined in NYSE listing standards. The committee makes recommendations to the full Board on nominees for the position of director. The committee also has duties regarding corporate governance matters as required by law, regulation or NYSE rules. The committee held three meetings during fiscal 2013. Stockholders may recommend individuals to the committee to consider as potential nominees. Procedures by which stockholders may make such recommendations are set forth in Exhibit B to the Company’s Corporate Governance Guidelines, described in the following paragraph.

In general, the committee’s charter provides for the committee to develop and recommend to the Board criteria for selecting new director nominees and evaluating unsolicited nominations, which criteria are included in this proxy statement as part of the Company’s Corporate Governance Guidelines. A current copy of the charter of the committee is available to stockholders on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office. A current copy of the Corporate Governance Guidelines is included in this proxy statement as Appendix B, and is available to stockholders on the Company’s website at www.nationalfuelgas.com. Appendix B also addresses the qualifications and skills the committee believes are necessary in a director, and the committee’s consideration of stockholder recommendations for director. Stockholder recommendations identifying a proposed nominee and setting out his or her qualifications should be delivered to the Company’s Secretary at its principal office no later than September 26, 2014 in order to be eligible for consideration at the 2015 Annual Meeting of Stockholders.

Under the process for selecting new Board candidates, the Chairman and the Chief Executive Officer and the committee discuss the need to add a new Board member or to fill a vacancy on the Board. The committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm if necessary, and considering candidates recommended by stockholders in accordance with Exhibit B to the Corporate Governance Guidelines. In 2013, the Committee retained a search firm to assist in identifying qualified candidates. As part of that process, Messrs. Smith and Tanski reviewed the search firm’s list of potential candidates and identified a number of other possible candidates including Mr. Shaw. Candidates were then approached by the search firm as to their interest in serving on the Board. The firm was specifically directed to pursue diversity in candidates. Of the candidates approached, three were women, and each declined consideration. Mr. Jibson was separately identified by Messrs. Smith and Tanski for Committee consideration. The Committee interviewed Mr. Shaw and Mr. Jibson and subsequently recommended their nomination to the Board.

Charitable Contributions by Company

Within the preceding three years, the Company did not make any charitable contributions to any charitable organization in which a director served as an executive officer which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues in a single fiscal year.

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” which SEC regulations or NYSE listing standards require to be disclosed in this proxy statement.

Risk Oversight

The Company has an enterprise risk management program developed by senior management and the Board and overseen by the CEO. Under this program, major enterprise-wide risks have been identified, along with the mitigative measures to address and manage such risk. At each quarterly meeting of the Audit Committee, to which all Directors are invited and typically attend, the major risks and associated mitigative measures are reviewed. At each Board meeting, a specific presentation is made regarding one or two specific areas of risk. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board.

Related Person Transactions

The Company had no related person transactions in fiscal 2013. The Company’s Code of Business Conduct and Ethics (the “Code”) (which is in writing and available to stockholders as described at the end of this proxy statement) identifies the avoidance of any actual or perceived conflicts between personal interests and Company interests as an essential part of the responsibility of the Company’s directors, officers and employees. The Code provides that a conflict of interest may arise when a director, officer or employee receives improper personal benefits as a result of his or her position in the Company, or when personal situations tend to influence or compromise a director’s, officer’s or employee’s ability to render impartial business decisions in the best interest of the Company. Potential conflicts of interest under the Code would include but not be limited to related person transactions. The Audit Committee administers the Code as it relates to the Company’s directors and executive officers.

The Company’s policies and procedures for the review, approval or ratification of related person transactions are set forth in writing in the charter of the Audit Committee. The charter provides that the Audit Committee will review and, if appropriate, approve or ratify any transaction between the Company and a related person which is required to be disclosed under SEC rules. In the course of its review of a transaction, the Audit Committee will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the significance of the transaction to the related person and to the Company, whether the transaction would affect the independence of a director, and any other matters the Audit Committee deems appropriate. The Audit Committee will approve or ratify only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction.

Directors’ Compensation

The 2009 Non-Employee Director Equity Compensation Plan (“Director Compensation Plan”) was approved at the 2009 Annual Meeting of Stockholders. This plan provides for the issuance of shares on a quarterly basis to non-employee directors, in such amounts as the Board may determine from time to time. In addition, non-employee directors receive a portion of their compensation in cash, as determined by the Board from time to time. Directors who are not Company employees or retired employees do not participate in any of the Company’s employee benefit or compensation plans. Directors who are current employees receive no compensation for serving as directors.

In fiscal 2013, non-employee directors were paid an annual retainer of $44,000 in quarterly installments plus quarterly stock payments; 450 shares of Common Stock for each of the first two quarterly payments and 550 shares for each of the second two quarterly payments, for a total of 2,000 shares, with payments prorated for any quarter in which a director was scheduled in advance to retire. Beginning in April 2013, in addition to the retainer of $44,000, the amount of stock to be paid was increased to 2,200 shares of Common Stock annually and it was determined that the Lead Director was to be paid an additional annual retainer of $10,000. These changes were the result of the Hay Group’s recommendation to the Compensation Committee, which had retained the Hay Group to evaluate the Company’s director fees.

Common Stock issued to non-employee directors under director compensation plans is nontransferable until the later of two years from issuance or six months after the recipient’s cessation of service as a director of the Company except that transferability restrictions lapse upon the death of the recipient.

Fees for each Board and committee meeting were $1,800. Non-employee directors were each paid an additional annual retainer of $10,000 if appointed as Chairman of any committee; accordingly, Messrs. Brady, Cash and Matthews each received an additional annual retainer of $10,000 during fiscal 2013. Mr. Brady received an additional $10,000 annual retainer fee for his position as the Lead Director.

Benefit accruals under the Directors’ Retirement Plan ceased for each current non-employee director on December 31, 1996. Individuals who become directors after February 1997 are not eligible to receive benefits under the Directors’ Retirement Plan. The Directors’ Retirement Plan pays an annual retirement benefit equal to 10% of the annual retainer in effect on December 31, 1996 ($18,000 per year), multiplied by the number of full years of service prior to January 1, 1997, but not to exceed 100% of that annual retainer. The retirement benefit begins upon the later of the date of the director’s retirement from the Board or the date the director turns age 70, and continues until the earlier of the expiration of ten years or the death of the director. Mr. Brady is the only current director eligible for benefits under the Directors’ Retirement Plan, and after he leaves the Board he will receive his accrued Directors’ Retirement Plan benefits of $1,800 per year for up to ten years.

The Company requires that each director, in order to receive compensation for service as a director, must beneficially own at least 500 shares of Common Stock at the end of the first year of service as a director, at least 1,000 shares at the end of the second year of service and at least 3,000 shares at the end of the third year of service. All directors are compliant with this requirement.

The following table sets forth the compensation paid to each non-employee director for service during fiscal 2013:

DIRECTOR COMPENSATION TABLE — FISCAL 2013

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Philip C. Ackerman	53,000	112,365	None	None	N/A	3	165,368
Robert T. Brady	87,400	112,365	None	None	N/A	3	199,768
David C. Carroll	56,600	112,365	None	None	N/A	3	168,968
R. Don Cash	95,400	112,365	None	None	N/A	3	207,768
Stephen E. Ewing	81,800	112,365	None	None	N/A	3	194,168
Rolland E. Kidder	72,800	112,365	None	None	N/A	3	185,168
Craig G. Matthews	79,200	112,365	None	None	N/A	3	191,568
Richard G. Reiten(5)	31,667	40,894	None	None	N/A	2	72,563
Frederic V. Salerno(6)	45,600	80,432	None	None	N/A	1	126,033

(1)	Represents the portion of the annual retainer paid in cash, plus meeting fees, plus an additional annual retainer for service as a committee Chairman, and as Lead Director, as applicable.

(2)

Represents the aggregate fair value on the date of issuance of the Common Stock issued under the Director Compensation Plan, as required by the Financial Accounting Standards Board’s (FASB’s) authoritative guidance for stock compensation. The average of the high and low stock price on each date of issuance was used to compute the fair value. The average prices (and resultant quarterly values of the Stock Awards) were as follows: $53.395 for October 1, 2012 (stock in total valued at $24,027.75); $51.11 for January 2, 2013 (stock in total valued at $22,999.50); $60.735 for April 1, 2013

(stock in total valued at $33,404.25); and $58.06 for July 1, 2013 (stock in total valued at $31,933.00). In accordance with the terms of the Director Compensation Plan, Mr. Reiten received the October 1, 2012 issuance and a prorated portion of the January 2, 2013 issuance, and Mr. Salerno received all but the July 1, 2013 issuance. As of September 30, 2013, the aggregate number of shares paid for all years of director service under director compensation plans to Messrs. Ackerman, Brady, Carroll, Cash, Ewing, Kidder, Matthews, Reiten and Salerno are 6,389, 18,600, 2,569, 15,233, 10,446, 15,690, 12,841, 11,856 and 6,615 respectively.

(3)

Mr. Brady is the only active director who has an accrued pension benefit under the Directors’ Retirement Plan described above. The Company expensed the present value of this future benefit in a prior fiscal year and continues to expense only the interest associated with this benefit. For fiscal 2013, the interest expense to the Company was $661. The directors do not have a non-qualified deferred compensation plan or any other pension plan.

(4)

Represents premiums paid on a Blanket Travel Insurance Policy, which covers each director up to a maximum benefit of $500,000. This insurance provides coverage in case of death or injury while on a trip for Company business.

(5)	Mr. Reiten retired from the Board as of March 7, 2013.

(6)	Mr. Salerno stepped down from the Board as of June 12, 2013.

AUDIT FEES

In addition to retaining PricewaterhouseCoopers LLP to report on the annual consolidated financial statements of the Company for fiscal 2013, the Company retained PricewaterhouseCoopers LLP to provide various non-audit services in fiscal 2013. The aggregate fees billed for professional services by PricewaterhouseCoopers LLP for each of the last two fiscal years were as follows:

	2012	2013
Audit Fees(1)	$1,829,000	$1,542,000
Audit-Related Fees(2)	$0	$0
Tax Fees
Tax advice and planning(3)	$0	$14,900
Tax compliance(4)	$53,868	$75,570
All Other Fees(5)	$3,589	$3,589

TOTAL	$1,886,457	$1,636,059

(1)

Audit Fees include audits of consolidated financial statements and internal control over financial reporting, reviews of financial statements included in quarterly Forms 10-Q, comfort letters and consents, and audits of certain of the Company’s wholly-owned subsidiaries to meet statutory or regulatory requirements.

(2)

Audit-Related Fees include audits of certain of the Company’s wholly-owned subsidiaries not required by statute or regulation, and consultations concerning technical financial accounting and reporting standards.

(3)	Tax advice and planning includes consultations on various federal, state and foreign tax matters.

(4)	Tax compliance includes tax return preparation and tax audit assistance.

(5)	All Other Fees relate to permissible fees other than those described above and include the software-licensing fee for an accounting and financial reporting research tool.

The Audit Committee’s charter (available on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office) references its pre-approval policies and procedures. The committee has pre-approved the use of PricewaterhouseCoopers LLP for specific types of services, including various audit and audit-related services and certain tax services, among others. The chair of the committee and, in his absence, another specified member of the committee, are authorized to pre-approve any audit or non-audit service on behalf of the committee. Each pre-approval is to be reported to the full committee at the first regularly scheduled committee meeting following such pre-approval.

For fiscal 2013, none of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in reliance upon the “de minimus exception” contained in Section 202 of Sarbanes-Oxley and codified in Section 10A(i)(1)(B) of the Exchange Act and in 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Board of Directors, a copy of which is available on the Company’s website at www.nationalfuelgas.com and in print to stockholders who request a copy from the Company’s Secretary at its principal office.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2013 with management. The Audit Committee has also reviewed with management its evaluation of the Company’s internal control over financial reporting and reviewed management’s assessment about the effectiveness of the Company’s internal control over financial reporting, including any significant deficiencies in such internal control over financial reporting. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, of the PCAOB and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company and its affiliates is compatible with the independent registered public accounting firm’s independence.

Based on the review, discussions and considerations referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

AUDIT COMMITTEE

CRAIG G. MATTHEWS, Chairman

R. DON CASH

STEPHEN E. EWING

ROLLAND E. KIDDER

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth for each current director, each nominee for director, each of the executive officers named in the Summary Compensation Table, and for all directors and officers as a group, information concerning beneficial ownership of Common Stock. The Common Stock is the only class of Company equity securities outstanding. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed, including shares which the individual has the right to acquire through exercise of stock options or stock-settled stock appreciation rights (“SARs”) but has not done so. All information is as of November 29, 2013.

Name of Beneficial Owner	Exercisable Stock Options/SARs(1)	Shares Held in ESOP(2)	Shares Held in 401(k) Plan(3)	Restricted Stock(4)	Shares Otherwise Beneficially Owned(5)		Percent of Class(6)

Philip C. Ackerman	0	0	0	0	1,084,155	(7)	1.29%

David P. Bauer	39,200	0	4,794	1,251	3,916		*

Robert T. Brady	0	0	0	0	21,350		*

Matthew D. Cabell	152,597	0	1,789	55,625	28,658		*

David C. Carroll	0	0	0	0	3,254		*

R. Don Cash	0	0	0	0	29,783	(8)	*

Anna Marie Cellino	61,340	1,092	27,100	3,750	160,274		*

Stephen E. Ewing	0	0	0	0	14,196		*

Ronald W. Jibson	0	0	0	0	0		*

Rolland E. Kidder	0	0	0	0	28,240	(9)	*

Craig G. Matthews	0	0	0	0	21,303		*

John R. Pustulka	80,413	3,724	17,022	3,750	34,103		*

Jeffrey W. Shaw	0	0	0	0	0		*

David F. Smith	243,371	1,829	16,408	9,792	211,887	(10)	*

Ronald J. Tanski	148,319	2,904	20,516	6,251	223,885	(11)	*

Directors and Executive Officers as a Group 20 Total	964,706	13,672	147,925	85,923	2,084,974		3.89%

*	Represents beneficial ownership of less than 1% of issued and outstanding Common Stock.

(1)

This column lists shares with respect to which each of the named individuals, and all current directors and executive officers as a group (20 individuals), have the right to acquire beneficial ownership within 60 days of November 29, 2013, through the exercise of stock options/SARs granted under the 1997 Award and Option Plan and the 2010 Equity Compensation Plan. The shares included in this column for exercisable SARs equal the number of shares the officer would have received by exercising those SARs on November 29, 2013, when the Fair Market Value (or “FMV”) was $67.84 per share. Stock options and SARs, until exercised, have no voting power. The FMV is the average of the high and low stock price on a specified date.

(2)

This column lists shares held in the National Fuel Gas Company Employee Stock Ownership Plan (“ESOP”). The beneficial owners of these shares have sole voting power with respect to shares held in the ESOP, but do not have investment power respecting most of those shares until they are distributed.

(3)

This column lists shares held in the Company Tax-Deferred Savings Plan for Non-Union Employees (“TDSP”), a 401(k) plan. The beneficial owners of these shares have sole voting and investment power with respect to shares held in the TDSP.

(4)

This column lists shares of restricted stock, certain restrictions on which had not lapsed as of November 29, 2013. Owners of restricted stock have power to vote the shares, but have no investment power with respect to the shares until the restrictions lapse.

(5)	This column includes shares held of record and any shares beneficially owned through a bank, broker or other nominee.

(6)

This column lists the sum of the individual’s (or individuals’) stock options, SARs and shares shown on this table, expressed as a percent of the Company’s outstanding shares and that individual’s (or individuals’) exercisable stock options and SARs.

(7)

Includes 1,000 shares held by Mr. Ackerman’s wife in a trust originally established for the benefit of her mother, 8,991 shares held by Mr. Ackerman’s wife as trustee for her sister, 72,250 shares also held in trust, as to which shares Mr. Ackerman disclaims beneficial ownership, 362,950 shares also held in four Grantor Retained Annuity Trusts (shares of 110,150, 52,800, 100,000 and 100,000 respectively in each trust), as to which shares Mr. Ackerman disclaims beneficial ownership and 220 shares with respect to which Mr. Ackerman shares voting and investment power with his wife.

(8)

Includes 5,000 shares held by the Don Kay Clay Cash Foundation, a Utah not-for-profit corporation, of which Mr. Cash, his wife, son and daughter-in-law are directors and also includes 9,000 shares held by Triple C Securities & Investment, Ltd. a limited partnership in which Mr. Cash has an interest. Mr. Cash disclaims beneficial ownership of all 14,000 shares.

(9)	Includes 10,000 shares owned by Mr. Kidder’s wife, as to which Mr. Kidder shares voting and investment power.

(10)	Includes 51,902 shares owned by Mr. Smith’s wife, as to which Mr. Smith shares voting and investment power.

(11)	Includes 614 shares owned jointly with Mr. Tanski’s wife, as to which Mr. Tanski shares voting and investment power.

As of January 13, 2014, the Company knows of no one who beneficially owns in excess of 5% of the Company’s Common Stock, which is the only class of Company stock outstanding, except as set forth in the table below.

Name and Address of Beneficial Owner	Shares Held as Trustee for Company Employee Benefit Plans(1)	Shares Otherwise Beneficially Held		Percent of Class(2)
Vanguard Fiduciary Trust Company 100 Vanguard Boulevard Malvern, PA 19355	3,644,213	4,906,672	(3)	10.21%
Mario J. Gabelli Gabelli & Company, Inc. One Corporate Center Rye, NY 10580	N/A	7,559,756	(4)	9.03%
State Street Corporation One Lincoln Street Boston, MA 02111	N/A	5,050,827	(5)	6.03%
BlackRock, Inc 40 East 52nd Street New York, NY 10022	N/A	4,241,076	(6)	5.06%

(1)

This column lists the shares held by Vanguard Fiduciary Trust Company in its capacity as trustee for certain employee benefit plans. Vanguard Fiduciary Trust Company held 3,644,213 shares on behalf of the plans as of January 13, 2014, all of which have been allocated to plan participants. The plan trustee votes the shares allocated to participant accounts as directed by those participants. Shares held by the Trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the Trustee in the same proportion as the shares of Common Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with provisions of Title I of ERISA. Vanguard Fiduciary Trust Company disclaims beneficial ownership of all shares held in trust by the Trustee that have been allocated to the individual accounts of participants in the plans for which directions have been received, pursuant to Rule 13d-4 under the Exchange Act.

(2)	This column lists the sum of the shares shown on this table, expressed as a percent of the Company’s outstanding shares at January 13, 2014.

(3)

The Vanguard Group, which is affiliated with Vanguard Fiduciary Trust Company, has sole investment discretion and no voting authority with respect to 4,853,724 shares of Company Common Stock, and defined investment discretion and sole voting authority with respect to 48,948 shares of Company Common Stock and sole investment discretion and sole voting authority with respect to 4,000 shares of Company Common Stock, according to its Form 13F for the period ended September 30, 2013.

(4)

This number of shares is derived from Amendment No. 4 to Schedule 13D filed on July 10, 2012 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., MJG-IV Limited Partnership, Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc., and Mario J. Gabelli.

(5)

The number of shares is derived from State Street Corporation’s Form 13F for the period ending September 30, 2013. State Street has defined investment discretion and sole voting authority with respect to these shares.

(6)	The number of shares is derived from the BlackRock, Inc. Schedule 13G filed January 30, 2013. BlackRock has sole investment discretion and sole voting with respect to these shares.

EQUITY COMPENSATION PLAN INFORMATION

As of September 30, 2013

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,205,308	$37.90	1,211,293	(1)
Equity compensation plans not approved by security holders	0	0	0

Total	3,205,308	$37.90	1,211,293

(1)

Of the securities listed in column (c), 54,816 were available at September 30, 2013 for issuance pursuant to the Company’s 2009 Non-Employee Director Equity Compensation Plan and 1,156,477 were available for future issuance under the 2010 Equity Compensation Plan.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

COMPENSATION COMMITTEE

R. D. CASH, Chairman

R. T. BRADY

S. E. EWING

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the long-term interests of the Company’s stockholders. In fiscal 2013, the Compensation Committee reviewed and revised certain aspects of the compensation program to incorporate feedback from stockholders.

The Compensation Discussion and Analysis (“CD&A”) provides a detailed review of the Company’s executive compensation program, including the goals of the program. The Committee has retained two compensation consultants; the Hay Group (“Hay”) and Meridian Compensation Partners, LLC (“Meridian”) to assist it in setting and monitoring the program. Overall, the Company’s long-term performance and total direct compensation are in line with that of its peers.

2013 Say on Pay Vote and Stockholder Engagement

The 2013 Say-on-Pay advisory vote yielded a result of 84% of votes cast in support of the compensation of the Company’s named executive officers. As in 2012, in the summer of 2013, members of Company management again held meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. This engagement, reaching holders of more than 24% of our shares outstanding as of September 30, 2013, facilitated important dialogue from which we continued to gather various viewpoints.

Recent Changes to the Compensation Program

Executive compensation for fiscal 2013 was set early in the fiscal year, prior to the voting results at the Annual Meeting of Stockholders held in March of 2013. After meeting with many of our largest stockholders during the past two fiscal years and obtaining valuable feedback, the compensation program has been amended in each of the past two years to incorporate the following:

•

Shifting Long-Term Performance Incentive to Equity — Prior to 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash target awards tied to total return on capital goal. In 2013, as an interim step prior to an in-depth review of its long-term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. For 2014, the Company further revised the mix of awards to be approximately two-thirds performance shares (split between two distinct performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a 3-year period).

•

Adoption of Relative Performance Conditions for Fiscal 2014 — As noted above, for fiscal 2014, the Compensation Committee devoted two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: 3-year TSR relative to the Hay peer group and 3-year total return on capital (“TROC”) relative to the Hay peer group.

•

CEO Compensation — To increase the CEO compensation tied to equity and moderate cash compensation, upon his appointment as CEO, Mr. Tanski’s salary was set at approximately the 25th percentile of the Hay Energy Industry data and an additional performance-based equity award was made so that total direct compensation is targeted at the 50th percentile.

•	Ownership Requirements were Increased for the CEO to Six Times Base Salary — Our CEO’s stock ownership is 22 times his base salary as of November 29, 2013.

Management and the Board consider it important to maintain a program of ongoing stockholder engagement, communication, and transparency, and as a result, the Company plans to continue to build upon these efforts in fiscal 2014.

Transition to New CEO

During the fiscal year, the Company underwent a change at the CEO position as part of its long-term succession planning process. The departing CEO, Mr. Smith, became the Executive Chairman of the Board of Directors, a role created to help in the transition to the new CEO. In his role, Mr. Smith is responsible for the leadership and strategic direction of the Company and the Board, and serves as a representative of the Company with industry and business organizations. Mr. Smith’s business memberships are set out at pages 7-8. As CEO, Mr. Tanski focuses on the operations and management of the day-to-day business of the Company.

CEO Compensation

In fiscal 2013, because of the transition to a new CEO and away from a long-term incentive partially paid in cash, the Summary Compensation Table does not appropriately reflect the philosophy behind the Compensation Committee’s approach to CEO Compensation.

Below is a chart which compares the recommendation that Hay made to the Compensation Committee’s target for Mr. Tanski’s compensation upon his succession to the CEO position, the Compensation Committee’s targeting of Mr. Tanski’s pay for fiscal 2013 and the corresponding amounts contained in the Summary Compensation Table.

Fiscal 2013

CEO Compensation

	Hay Target Recommendation	As Targeted by Compensation Committee	As Contained in the Summary Compensation Table
Base Salary	750,000	726,148	726,148
Bonus	750,000	580,918	802,829
Total Cash	1,500,000	1,307,066	1,528,977
Stock Awards (Performance-Based RSU Grant)	Not Broken Out	1,601,750	3,026,063
Equity Awards (SAR Grant)	Not Broken Out	458,250	458,072
Total Target LTI	2,060,000	2,060,000	3,484,135
Total Direct Compensation	3,560,000	3,367,066	5,013,112

In particular, note that the amount reported in the Summary Compensation Table under Stock Awards reflects close to double the target amount. This is due to the doubling of the RSU grant to allow for performance at two times the target percentile and an estimate for Summary Compensation Table purposes close to that maximum opportunity. Should the Company achieve target performance at the 60th percentile of the AUS peer group, 50% of the awarded RSUs will vest. Stated another way, the award amount is a maximum opportunity to be decreased should the percentile ranking be below the 100th percentile. The award will only vest following fiscal 2015, in accordance with the vesting schedule below:

Company’s Rank as a Percentile of the AUS Peer Group	Percentage of RSUs Vesting
<45.01%	0%
45.01%	25.00%
60.00%	50.00%
75.00%	75.00%
100.00%	100.00%

2013 Named Executive Officer Compensation

From a short-term and long-term perspective, fiscal 2013 was a great year both operationally and financially despite the continued challenge of low natural gas prices, which most significantly impacts the Company’s Exploration and Production subsidiary, specifically within several localized delivery points within the Appalachian Basin. In spite of these challenges, the Company achieved tremendous growth across many facets of its business. Shareholders were rewarded with strong short-term and long-term TSR performance relative to the Company’s peers and the market. The Company’s one-year TSR of 30% was at the 69th percentile of its 2013 Hay peer group. Its three- and five-year TSR of 43% and 87%, were at the 44th and the 63rd percentile, of the same peer group, respectively.

2013 Summary Compensation Table Double-Counts Long-Term Incentive Compensation

As part of the Company’s engagement efforts, the aforementioned change to the LTI program from performance-based cash to performance-based equity will distort the 2013 Summary Compensation Table. Prior to 2013, the Company’s LTI program had a meaningful cash component, and for Summary Compensation Table purposes, this is reported with respect to the fiscal year for which it is earned and not for the year in which the award opportunity was granted. In 2013, the Committee approved changes to the program to move the value of the cash component to performance-based equity. Equity grants are reported in the Summary Compensation Table in the year in which they are granted. As a result of this change, the 2013 Summary Compensation Table, as well as the same table for the next fiscal year, will overstate long-term incentive compensation. Cash paid for the three-year period ended September 30, 2013 appears in the same row of the table as the equity grant for the three-year period ended September 30, 2015.

In addition, the performance-based RSU grants made in fiscal 2013 were doubled to allow for performance at two times the target amount. The amount reflected in the Summary Compensation Table for these grants estimates that performance will be at the 85.9th percentile of the AUS peer group, which would result in 85.9% of the award vesting. Should the Company achieve only target performance at the 60th percentile of the AUS peer group, only 50% of the awarded RSUs will vest. The award will only vest following fiscal 2015, in accordance with the schedule shown above.

“Reported” Pay Does Not Adequately Reflect Changing Compensation Approach

Given changes by the Compensation Committee (following stockholder outreach) to the LTI program as discussed above, we have provided an additional, supplemental compensation table below in order to distinguish the annual short-term cash incentive from the 3-year long-term cash incentive, to remove the impact of the 2013 move from a cash-based LTI award to an RSU-based LTI award, and to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits disclosed in the 2013 Summary Compensation Table. This table, however, is not a substitute for the Summary Compensation Table, which can be found at page 41 in this proxy statement.

Name and Principal Position	Year	Salary ($)	Short-Term Cash Incentive ($)	Long-Term Cash Incentive (1)($)	Stock Awards (2)($)	Option Awards ($)	All Other Compensation ($)	Total ($)
David F. Smith	2013	776,600	1,378,894	1,439,730	N/A	909,650	168,863	4,673,737
Chairman and Chief	2012	880,000	1,073,160	1,317,400	550,900	448,008	151,211	4,420,679
Executive Officer of the Company until 3/7/13, when named	2011	835,000	1,457,075	1,091,232	598,734	574,838	171,440	4,728,319
Executive Chairman

Ronald J. Tanski	2013	726,148	802,829	809,260	N/A	458,072	107,613	2,903,922
President and Chief	2012	681,000	640,140	752,800	344,313	280,005	96,124	2,794,382
Executive Officer of the Company since 3/7/13	2011	652,500	810,144	631,500	399,156	383,225	104,539	2,981,064

David P. Bauer	2013	318,000	233,000	225,840	N/A	113,353	26,042	916,235
Treasurer and Principal	2012	293,750	215,000	75,280	68,863	56,001	23,728	732,622
Financial Officer of the	2011	268,750	200,000	50,520	79,831	76,645	20,039	695,785
Company

Matthew D. Cabell	2013	591,250	774,981	564,600	N/A	356,866	80,721	2,368,418
President of Seneca	2012	573,750	445,402	564,600	309,881	252,005	58,412	2,204,050
Resources Corporation	2011	547,789	676,060	404,160	359,241	344,903	55,962	2,388,115

Anna Marie Cellino	2013	497,000	543,942	432,860	N/A	249,901	78,171	1,801,874
President of National Fuel	2012	482,250	585,861	423,450	206,588	168,003	79,695	1,945,847
Gas Distribution Corporation	2011	458,750	551,853	336,800	239,494	229,935	76,204	1,893,036

John R. Pustulka	2013	462,750	415,272	432,860	N/A	235,909	70,306	1,617,097
President of National Fuel	2012	425,000	443,573	225,840	206,588	168,003	69,617	1,538,621
Gas Supply Corporation	2011	383,750	448,201	176,820	239,494	229,935	67,309	1,545,509

(1)

For fiscal 2013, Long-Term Cash Incentive represents an estimated payment for the three-year performance period ended September 30, 2013. See footnote 3 to the Summary Compensation Table for more information.

(2)	This column as shown includes the full grant date fair value of Restricted Stock awards for fiscal 2012 and 2011 and excludes any value for performance-based RSU awards for fiscal 2013.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is The Hay Group’s comparison of fiscal 2012 total direct compensation for the Company’s CEO against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2012 is the most recent complete fiscal year for which proxy statement data is available. It is not possible to compare 2013 compensation against the peer group because 81% of the group maintains a fiscal year based on the calendar year, and will therefore not report 2013 compensation until months after this proxy statement is filed.

Chairman and CEO

Compared to CEO proxy data for fiscal year 2012

			Total Direct Compensation
Company	Title	Sales ($M)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$3,922	$4,411,529	$5,422,429
Atmos Energy Corp.	President & CEO	$3,438	$3,716,482	$3,510,867
Cabot Oil & Gas Corp.	Chairman, President & CEO	$1,205	$7,625,350	$6,553,555
Energen Corp.	Chairman & CEO	$1,617	$3,737,734	$3,973,008
EQT Corp.	Chairman, President & CEO	$1,642	$7,886,279	$6,717,202
MDU Resources Group Inc	President & CEO	$4,075	$2,165,527	$2,397,277
New Jersey Resources Corp.	Chairman, President & CEO	$2,249	$2,445,243	$2,445,243
Northwest Natural Gas Co.	President & CEO	$731	$1,735,204	$1,854,929
Questar Corp.	Chairman, President & CEO	$1,099	$3,522,862	$3,315,507
Quicksilver Resources Inc	President & CEO	$709	$4,009,998	$4,692,498
Range Resources Corp.	President & CEO	$1,408	$7,443,134	$7,188,230
SM Energy Co	CEO	$1,532	$4,691,137	$4,762,291
Southwest Gas Corp.	President & CEO	$1,928	$2,257,698	$2,180,418
UGI Corp.	Chairman & CEO	$6,519	$5,108,935	$5,582,345
Ultra Petroleum Corp.	Chairman, President & CEO	$1,114	$5,800,000	$5,400,000
Whiting Petroleum Corp.	Chairman & CEO	$2,170	$7,969,957	$6,305,539
Summary Statistics
75th Percentile		$2,546	$6,210,784	$5,763,144
Average		$2,210	$4,657,942	$4,518,834
Median		$1,629	$4,210,764	$4,727,395
25th Percentile		$1,182	$3,253,457	$3,097,941
National Fuel Gas Company	Chairman & CEO	$1,830	$3,752,068	$3,558,908
Percentile Rank		58%	40%	34%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity).

© 2013 Hay Group. All rights reserved

OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

The Company’s executive compensation program is designed to attract, motivate, reward and retain executive talent in order to achieve the objectives that contribute to the overall success of the Company. The Company provides a total compensation program established by the Compensation Committee based on its business judgment after consultation with its compensation consultants. Total compensation for executive officers is comprised of the following components, each of which is addressed in greater detail below:

Compensation Component	Objectives	Key Features in 2013
Base Salary

•     Provide a fixed level of pay in recognition of day-to-day job performance.

•     Attract, retain and motivate leadership with compensation reflecting specific responsibilities, experience and effectiveness.

•     CEO targeted in March 2013 at the 25th percentile.

•     Targeted range of the 50th to 75th percentile of peer median provided by independent compensation consultants.

•     Adjustments are made based on Compensation Committee members’ business judgment.

•     Overall corporate performance is a factor for subjective consideration.

Annual Cash Incentive Compensation	• Motivate performance toward, and reward achievement on, near-term financial, operating and individual goals.	• Targets are set as a percentage of base salary based on position, up to 200% of target compensation.

Long-Term Equity Incentive Compensation

•     Focus attention on managing Company from a long-term investor’s perspective to create long-term shareholder value.

•     Encourage executives and other managers to have a significant, personal investment in the Company through stock ownership.

•     Reward executives for longer-term performance of the Company relative to an industry peer group.

•     2013 long-term compensation denominated in equity.

•     Approximately 50% of awards granted in the form of SARs with the other 50% granted in the form of performance-based RSUs.

•     SARs vest in equal increments over the next 3 years.

•     Performance-based RSUs have a performance cycle of 3 years and vest, if at all, based upon the Company’s total return on capital relative to an industry peer group over that time period.

Compensation Component	Objectives	Key Features in 2013

Executive Health, Welfare, and Retirement Benefits

•      Provide executives with reasonable and competitive benefits commensurate with those in the regulated and unregulated energy industry.

•      Help the Company attract and retain high-caliber employees in high-level management positions.

•      Restore retirement benefits lost under qualified retirement plans as a result of Internal Revenue Code limits.

•      Retirement benefits consisting of:

1.      a qualified defined contribution plan (401(k));

2.      a qualified non-contributory defined contribution plan (Retirement Savings Account or “RSA”) or qualified defined benefit plan (depending on year of hire); and

3.      a non-qualified executive retirement plan and/or non-qualified tophat plan.

Change in Control Arrangements	• Assure that executives direct their attention to their duties, acting in the best interests of stockholders, notwithstanding potential for loss of employment in connection with a Change in Control.

•      Double-trigger provision to avoid providing benefits to officers who continue to enjoy employment with the Company after a Change in Control event.

•      No tax gross-up on payment.

•      Payment is reduced on a pro-rata basis if termination occurs between age 62 and 65.

Role of the Compensation Committee    The Committee is comprised of three directors, all of whom have been determined by the Board to be independent. The Committee administers the Company’s compensation program for executive officers, setting base salaries and available incentive compensation ranges. The Committee exercises the authority delegated to it by the stockholders or the Board under the Company’s cash and equity incentive compensation plans, which include:

•	Cash Compensation Plans

•	Short-Term

•	2012 Annual At Risk Compensation Incentive Plan (the “At Risk Plan”)

•	Executive Annual Cash Incentive Program (the “EACIP”)

•	Long-Term (both referred to herein as “Performance Incentive Program”) — as stated above, the Committee has moved away from awards of cash long-term incentives

•	National Fuel Gas Company Performance Incentive Program (a closed program under which the last award was made in fiscal 2011)

•	National Fuel Gas Company 2012 Performance Incentive Program (the new program approved by the stockholders in 2012 that replaces the above program)

•	Equity Compensation Plans

•	Long-Term

•	2010 Equity Compensation Plan

In addition, the Committee makes recommendations to the Board with respect to:

•	the development of incentive compensation plans and equity-based plans; and

•	changes in compensation for non-employee directors.

As described below, the Committee retains the services of independent compensation consultants to assist the Committee in administering the Company’s compensation program. Further, as described earlier in this proxy statement, the members of the Committee have vast experience in the energy industry and/or as leaders of major corporations. In these roles, as well as through their experiences with the Company, the Committee has garnered extensive knowledge regarding the art of establishing a competitive and properly focused compensation program for the Company’s executive officers. In making the decisions discussed below, the Committee uses its subjective business judgment developed through its years of experience.

Role of Chief Executive Officer

In making its subjective determinations with respect to executive officers other than Mr. Tanski, the Committee discusses the information it receives from its compensation consultants with Mr. Tanski and seeks his recommendation as to the appropriate base salaries, and target short-term and long-term incentive awards for each of these officers, based on Hay and Meridian recommendations and his assessment of their performance, contributions and abilities. Mr. Tanski also provides input to the Committee’s compensation consultants with regard to the functions of the Company’s officers, to facilitate their recommendations and comparisons of such officers’ and their positions to other positions in the marketplace.

Independent Compensation Consultants

The Compensation Committee utilizes recommendations of compensation consultants in exercising its business judgment as to compensation matters, including the selection of peer companies for compensation comparison purposes. The Committee has retained the services of two independent compensation consultants, Hay and Meridian, to assist in setting and monitoring executive compensation; Meridian to benchmark compensation at the Company’s exploration and production business and Hay to benchmark compensation at its other businesses.

Determining Our Peers

Because of the Company’s diverse asset mix, selecting an appropriate peer group of companies requires a customized approach that calls for more critical thought than simple selection of a standard industry group, which may include companies without a natural gas business. The Company’s assets span the entire natural gas supply chain and include exploration & production (“E&P”), pipeline and storage, midstream, and natural gas utility operations. For compensation and performance comparisons, the Committee utilizes two separate peer groups. The Hay peer group is the primary peer group against which the Compensation Committee generally benchmarks named executive officer compensation and is intended to include a group of companies that, as a whole, represent our asset mix as illustrated in the chart below. Meridian assists in the formulation of a peer group that is targeted to evaluate our E&P business and the compensation of executives that oversee it. Both groups change and evolve over time as the Committee believes is warranted based on its business judgment. The Committee believes that the peer groups selected with the guidance of Hay and Meridian include a mix of companies that reflect businesses in which the Company participates, or with which it competes, as reflected in the tables below.

For the purpose of benchmarking 2013 performance and establishing 2014 compensation, the Compensation Committee reviewed the Hay peer group listed below. Given no significant changes to the operations of the Company or its peers, the Committee made no changes to the group during 2013. In addition, in 2014 the Committee utilized the Hay peer group for purposes of setting relative performance conditions on LTI awards of performance shares.

The Hay Group

Hay assists the Compensation Committee in evaluating and setting compensation for Company officers and officers employed by affiliate companies other than Seneca. Generally, Hay provides job evaluation to a wide range of companies through detailed position analysis based on proprietary information from multiple parent organizations and business units. Hay provides similar analysis for supervisory positions in the Company’s regulated subsidiaries. Hay’s job evaluation and benchmarking methodology allows for customizable job descriptions and organizational rankings that are specific to the Company but relative to industry benchmarks.

In 2012 for Company officers, and officers employed by affiliate companies other than Seneca, Hay provided an analysis of compensation practices with respect to the following forms of compensation compared to similar positions in the general industry and, where appropriate, in the energy industry based on Hay’s proprietary databases:

1)	Base Salary

2)	Total Cash Compensation (base salary plus short-term and long-term cash incentive)

3)	Total Direct Compensation (base salary plus short-term and long-term cash incentive plus long-term equity incentive)

Hay also made recommendations on incentive compensation target amounts to the Committee for:

1)	Short-Term Incentive (cash incentive payments as discussed below)

2)	Long-Term Incentive (stock appreciation rights, restricted stock units and performance share units also discussed below)

Additionally, Hay provided a proxy analysis of base salary, incentive targets, total cash compensation, long-term incentive and total direct compensation for four of the six named executive officers (Messrs. Smith, Tanski and Bauer and Mrs. Cellino) for whom adequate comparative information was available based on 2012 proxy data for the Company and the 16 energy companies in the peer group listed below. These 16 companies were selected for the peer group because each participates in one or more businesses that are similar to those of the Company:

	Hay Group — Peer Companies	Exploration & Production	Natural Gas Utility	Pipeline & Storage
1	AGL Resources Inc.		X	X
2	Atmos Energy Corporation		X	X
3	Cabot Oil & Gas Corporation	X
4	Energen Corporation	X	X
5	EQT Corporation	X	X	X
6	MDU Resources, Inc.	X	X	X
7	New Jersey Resources Corporation		X	X
8	Northwest Natural Gas Company		X	X
9	Questar Corporation	X	X	X
10	Quicksilver Resources, Inc.	X
11	Range Resources Corporation	X
12	Southwest Gas Corporation		X
13	SM Energy Company	X
14	UGI Corporation		X
15	Ultra Petroleum Corporation	X
16	Whiting Petroleum Corporation	X
	TOTAL	10	10	7

The Compensation Committee reviews the members of the peer group from time to time, and makes adjustments, as it believes are warranted.

Meridian Compensation Partners, LLC    Meridian assists the Committee in evaluating and setting compensation for employees at Seneca, including that of Mr. Cabell. Meridian also benchmarks Mr. Smith’s and Mr. Tanski’s compensation against this peer group. The Committee requested this analysis for its use in supplementing the Hay provided comparisons due to the increasing importance of the Company’s E&P segment and Mr. Smith’s and Mr. Tanski’s management of that segment. The Committee selected Meridian due to its expertise in E&P industry compensation matters.

In 2012, Meridian provided an analysis for Messrs. Cabell, Smith and Tanski of compensation practices with respect to the following forms of compensation compared to similar positions in the E&P industry:

1. Base Salary

2. Target Short-Term Incentive

3. Target Cash Compensation (base salary plus short-term incentive)

4. Long-Term Incentive

5. Total Target Compensation (base salary plus short-term and long-term incentive)

The Meridian analysis was based on data from Meridian’s Proprietary Oil and Gas Compensation Database, supplemented by published survey data and available proxy data, from 21 E&P companies chosen by the Committee based on certain criteria, such as revenues, assets, and the nature of each company’s operations in the E&P segment of the energy industry, that made them relatively comparable to the operations at Seneca. The companies in the 21-member peer group range in size from $2.1 billion to $61 million in E&P revenues, (with a median of $645 million) and from $6.5 billion to $675 million in E&P asset size (with a median of $2.5 billion). The peer group is:

	Meridian Compensation Partners — Peer E&P Companies
1	Approach Resources	12	Oasis Petroleum
2	Berry Petroleun	13	PDC Energy
3	Bill Barrett Corporation	14	Quicksilver Resources, Inc.
4	Carrizo Oil & Gas, Inc.	15	Range Resources Corporation
5	Endeavour International	16	Resolute Energy
6	Energen Corporation	17	SM Energy Company
7	EQT Corporation	18	Southwestern Energy Company
8	EXCO Resources, Inc.	19	Swift Energy Company
9	Forest Oil Corporation	20	Ultra Petroleum Corporation
10	Goodrich Petroleum	21	Unit Corporation
11	Laredo Petroleum Holdings

The Committee reviews the members of this E&P peer group from time to time and makes adjustments, as it believes are warranted.

TOTAL COMPENSATION

Base Salary

Base salaries provide a predictable base compensation for day-to-day job performance. The Committee reviews base salaries at calendar year-end for the Company’s executive officers and adjusts them, if it deems appropriate in its subjective business judgment, following review of its compensation consultants’ competitive analysis and upon consideration of the recommendations of the CEO. In addition, base salary may be adjusted during the calendar year when changes in responsibility occur.

Base salary is not adjusted based on specific objective financial results, although overall corporate performance is reviewed by the Committee in its decision making process. The Committee does not use formulas; rather, it exercises its business judgment.

In establishing the base salary amount, for named executive officers other than Mr. Cabell, the Committee generally references the 50th percentile of the Hay Energy survey data. In its subjective business judgment, the Committee, may pay between the 50th and 75th percentiles of the Hay data if it is necessary to attract, retain and motivate the individuals responsible for the success of the business enterprise. The Committee also considers overall corporate performance and an individual’s specific responsibilities, experience (including time in position), and effectiveness and makes adjustments based on the Committee members’ business judgment and the CEO’s recommendations. Given the growth and importance of the E&P segment to the Company and the highly competitive nature of the Marcellus Shale, the Committee sets Mr. Cabell’s base salary above the 75th percentile of the Meridian survey data. The Committee references the Meridian survey data to target Mr. Cabell’s total direct compensation at approximately the 50th percentile of that data.

Effective on January 1, 2013, the Committee considered the report of Hay that Mr. Smith’s salary was below the Energy Industry median for a second year and increased Mr. Smith’s base salary by 2.2% to approximately that median. The Committee believed that this action was important given the competition for talent in the industry. In determining Mr. Smith’s base salary increase, the Committee also considered the Company’s overall performance, financially and operationally. Mr. Smith’s base salary was subsequently lowered in March 2013, as explained below.

The Committee also increased Mr. Tanski’s base salary by 2.5%, effective January 1, 2013 to an amount that was above the market median, but well below the 75th percentile, for the Energy Industry. This increase was based on the Committee’s and Mr. Smith’s assessment of Mr. Tanski’s performance in the key position of President and Chief Operating Officer of the Company, particularly Mr. Tanski’s oversight of the growth of the E&P segment, the pipeline and storage segment, and the gathering segment. Mr. Tanski’s base salary was subsequently increased in March, 2013, as explained below.

For calendar year 2013, based on its and Messrs. Smith and Tanski’s assessment of Mr. Cabell’s responsibilities, experience and effectiveness in the past year, the Committee increased Mr. Cabell’s base salary by 2.6%. This increase was awarded in recognition of his performance in the management of the E&P segment, and to retain him in his position given the competition for talent in the industry and in that geographic region.

The Committee considered Hay’s report that Mrs. Cellino’s salary was below the Energy Industry median, and following discussion with Messrs. Smith and Tanski, the Committee increased Mrs. Cellino’s base salary by 2.5% to an amount that was approximately the median for the Energy Industry. The increase was based on the Committee’s and Messrs. Smith and Tanski’s assessment of her attention to customer service, safety and oversight of budget and cost control at the utility segment.

For calendar year 2013, upon consultation with Messrs. Smith and Tanski, the Committee increased Mr. Pustulka’s base salary by 8.5% to an amount below the Energy Industry market median. This decision was in recognition of Mr. Pustulka’s performance in the management of Supply Corporation and the successful development of pipeline expansion projects.

In making the annual base salary increase in 2013 for Mr. Bauer, the Committee referenced Hay’s report and increased Mr. Bauer’s salary to the level between the Energy Industry median and 75th percentile. The Committee action followed discussion with Messrs. Smith and Tanski, of Mr. Bauer’s specific responsibilities, experience and effectiveness, and his performance managing the Company’s financial strategy.

Effective on March 7, 2013 the Board of Directors elected Mr. Tanski as CEO of the Company. Mr. Tanski had served as President and Chief Operating Officer since July 2010, and continues to serve as President. Mr. Tanski succeeds Mr. Smith as CEO. Mr. Smith, who had served as CEO since 2008 and

Chairman of the Board since 2010, was elected Executive Chairman of the Board, effective March 7, 2013. In this position, Mr. Smith continues to chair the Board of Directors and remains an employee and executive officer of the Company. In connection with these changes, the Compensation Committee received from Hay an analysis of pay adjustments to reflect the new positions of Messrs. Smith and Tanski. The Committee also considered feedback received from stockholders during fiscal 2012 to increase compensation tied to equity and moderate cash compensation. After consideration of the Hay analysis, the Committee determined, for the CEO position, to raise Mr. Tanski’s base salary to approximately the 25th percentile of Hay’s Energy Industry market data and to provide an additional long-term incentive so that total direct compensation is targeted at the 50th percentile of the data. The Committee determined that, for the Executive Chairman position, base salary should be decreased by 25%. In exercising its business judgment, the Committee increased Mr. Tanski’s annual base salary to $750,000 and reduced Mr. Smith’s base salary to $682,500.

The fiscal 2013 base salaries of the named executive officers are shown in the Summary Compensation Table under the “Salary” column within this proxy statement.

Annual Cash Incentive

The Company pays an annual cash incentive to its executives to motivate their performance over a short-term (which is generally considered to be no longer than two years). Early in the fiscal year, the Committee establishes a target amount for the annual cash incentive, stated as a percentage of base salary. Executives, other than Mr. Smith, can earn up to 200% of target, based on performance on written goals. Mr. Smith can earn up to 200% of base salary, based on performance on written goals. For executives under the EACIP, including Mr. Bauer, the CEO has broad discretion to reduce the amount payable as annual cash incentive based on any factors the CEO may determine.

Target Award Levels

In setting target award levels for the annual cash incentive for 2013, the Committee exercised its business judgment and, upon consideration of the recommendations of Hay and Meridian and, other than with respect to their target incentive, those made by Mr. Smith and Mr. Tanski, set target awards as follows:

Executive	Target (As a Percentage of Base Salary)
Mr. Smith	105%
Mr. Tanski	80%
Mr. Bauer	45%
Mr. Cabell	70%
Mrs. Cellino	70%
Mr. Pustulka	70%

Performance Goals

Based upon discussions with Mr. Smith and Mr. Tanski and upon review of forecasted financial data, the Committee approved for each named executive who participated in the At Risk Plan (Messrs. Smith, Tanski, Cabell and Pustulka and Mrs. Cellino) or the EACIP (Mr. Bauer), a set of particular performance goals for the 2013 fiscal year. Certain goals overlapped among named executives; for example, each named executive had a goal tied to consolidated EBITDA and to safety. Incentive payments under the At Risk Plan and the EACIP are based upon performance against the stated objectives. For those officers who participated in the At Risk Plan, 100% of the target incentive was made dependent on objective performance criteria. For Mr. Bauer, under the EACIP, 75% of the target incentive was made dependent on objective performance criteria, and 25% was made dependent on a subjective performance criterion, namely, the CEO’s subjective determination of Mr. Bauer’s performance. All performance criteria, including any subjective measures, applicable to a particular executive are communicated to that executive in writing at the time the criteria are established.

To determine the annual cash incentive award based on stated performance objectives, the weight assigned to each goal is multiplied by the percentage of the goal achieved to calculate a weighted percentage for each goal. Once the weighted percentage for each goal is determined, the percentages are totaled. That total weighted percentage is multiplied by the target award to arrive at the total incentive payment amount. The target award is a percentage of the named executive’s base salary for the fiscal year, and the maximum possible award is two times the target amount, except for Mr. Smith, whose maximum possible award is approximately 1.9 times the target amount. The fiscal 2013 annual cash incentives of the named executive officers are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column, except that for Mr. Bauer, the portion of his annual cash incentive not based on objective performance criteria is shown in the “Bonus” column. For each named executive, the amount awarded was based on the executive’s performance against the pre-established performance criteria. With respect to the subjective performance criterion applicable to Mr. Bauer, Mr. Smith noted in particular Mr. Bauer’s performance in overseeing preparation and control of the financial statements, communications with investors and his role as Treasurer and Principal Financial Officer of the Company. The incentive payments made to the named executives were approved by the Committee.

The following chart identifies the goals assigned to each of the named executive officers for the 2013 fiscal year, the percentage of each goal achieved, the weight assigned to each goal, and the weighted percentage achieved for each goal. Also noted is each named executive’s target percentage of base salary, maximum percentage of base salary, total weighted percentage, target, and incentive payout. Following the chart, numbered sequentially to match the appearance of the performance objective in the chart is a summary of what the objective was at the threshold level, target level and maximum level of performance, and a summary of actual performance. With regard to EBITDA goals, the 2013 EBITDA performance was averaged with the 2012 EPS performance to calculate performance levels for the consolidated EBITDA goal and regulated companies’ EBITDA goal, as a mechanism to incent individuals to consider more than a one-year earnings impact. The Seneca EBITDA goal was not averaged.

Annual Cash Incentive

Executive		David F. Smith			Ronald J. Tanski			David P. Bauer			Matthew D. Cabell			Anna Marie Cellino			John R. Pustulka
Target % of Base Salary		105%			80%			45%			70%			70%			70%
Maximum % of Base Salary		200%			160%			90%			140%			140%			140%
Fiscal 2013 Goals		% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd	% Achvd	Wght	Wghtd % Achvd
1.	Consolidated EBITDA*	150	0.25	37.50	150	0.25	37.50	150	0.25	37.50	150	0.15	22.50	150	0.25	37.50	150	0.25	37.50
2.	Regulated EBITDA*	200	0.25	50.00	200	0.25	50.00	200	0.25	50.00				200	0.25	50.00	200	0.25	50.00
3.	Seneca EBITDA										200	0.15	30.00
4.	Production Volume	200	0.20	40.00	200	0.10	20.00				200	0.25	50.00
5.	Safety	116	0.10	11.60	116	0.10	11.60	116	0.05	5.80				116	0.10	11.60	116	0.10	11.60
6.	Environmental/Safety	200	0.10	20.00							200	0.05	10.00
7.	Investor Relations - PE Ratio	100	0.10	10.00	100	0.10	10.00	100	0.10	10.00
8.	Capital Expenditures- Mainline Installation				0	0.10	0.00							0	0.05	0.00	0	0.10	0.00
9.	Capital Expenditures- Services Installation				91	0.10	9.10							91	0.05	4.55	91	0.10	9.10
10.	Seneca Reserve Replacement										169	0.15	25.35
11.	Seneca F&D Cost										200	0.15	30.00
12.	Seneca LOE and G&A										194	0.10	19.40
13.	Investor Relations - 1 on 1 Visits							200	0.05	10.00
14.	SOX Internal Control Compliance							200	0.05	10.00
15.	HEAP - NY													123	0.05	6.15
16.	HEAP - PA													131	0.05	6.55
17.	PA Telephone Response													200	0.10	20.00
18.	Distribution Operational Safety													200	0.10	20.00
19.	Supply Fuel Consumption/LAUF																0	0.10	0.00
20.	Supply and Empire Transportation and Storage Revenue																200	0.10	20.00
21.	CEO Discretion							158.09	0.25	39.52
	Total Weighted % Achieved	169.10%			138.20%			162.82%			187.25%			156.35%			128.20%
	Target	$815,431			$580,918			$143,100			$413,875			$347,900			$323,925
	Annual Cash Incentive	$1,378,894			$802,829			$233,000			$774,981			$543,942			$415,272

*	reflects an average of 2013 performance and 2012 performance

Performance Measure		Threshold	Target	Maximum	Actual Performance
1.	Consolidated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the consolidated earnings per shares goal.	$715 Million	$775 Million	$800 Million	2013 EBITDA=$844 Million; performance level of 200%; 2-year average of performance levels=(200%+100%)/2=150%
2.	Regulated EBITDA – In determining final performance level, the results of this goal are averaged with the prior year results on the regulated companies earnings per share goal.	$300 Million	$310 Million	$325 Million	2013 Regulated EBITDA=$325 Million; performance level of 200%; 2-year average of performance levels=(200%+200%)/2=200%
3.	Seneca EBITDA	$415 Million	$445 Million	$478 Million	$492 Million
4.	Production Volume	95 Bcfe	103 Bcfe	107 Bcfe	120.7 Bcfe
5.	Safety – Measured by number of OSHA recordable injuries in the utility and pipeline and storage segments	Same as Target	4.99	3.65	4.78
6.	Environmental/Safety – Measured by PA DEP enforcements per Marcellus wells drilled.	<0.28	0.20	0.12	0.11
7.	Investor Relations – PE ratio as compared to those reported in Edward Jones Natural Gas Industry Summary of September 30, 2013 for Diversified Natural Gas Companies	Top One-Half	Top Three	Top Two	4th of 9
8.	Capital Expenditures – Mainline Installation. Measured by mainline installation unit costs of Distribution Corporation.	$10.27 per inch foot	$10.03 per inch foot	$9.83 per inch foot	$11.18 per inch foot
9.	Capital Expenditures – Service Installation. Measured by service installation unit costs of Distribution Corporation.	$1,904 per services installed	$1,859 per services installed	$1,821 per services installed	$1,867 per services installed
10.	Seneca Reserve Replacement	Replace 250% of fiscal 2013 production	Replace 300% of fiscal 2013 production	Replace 375% of fiscal 2013 production	351.5%
11.	Seneca Finding and Development Cost	$2.50/Mcfe	$1.65/Mcfe	$1.55/Mcfe	$1.20/Mcfe
12.	Seneca Lease operating expense plus general and administrative expense, per Mcfe	$1.80/Mcfe	$1.68/Mcfe	$1.50/Mcfe	$1.51/Mcfe
13.	Investor Relations – 1 on 1 Visits. Measured by 1 on 1 visits with analysts/money managers.	70	85	100	107
14.	SOX Internal Control Compliance – Measured by number of material weaknesses and significant deficiencies.	No unremediated material weaknesses and no unremediated significant deficiencies aggregating to a material weakness	No material weaknesses and no significant deficiencies aggregating to a material weakness	No material weaknesses and no significant deficiencies	No material weaknesses and no significant deficiencies
15.	HEAP – NY. Measured by number of basic grants collected.	85,000	87,000	90,000	87,687
16.	HEAP – PA. Measured by number of basic grants collected.	19,500	19,800	21,000	20,177
17.	PA Telephone Response – Measured by percentage of calls answered within 30 seconds.	88%	89%	90%	90.5%
18.	Distribution Operational Safety – Measured by the utility segment’s operational safety performance standards in New York and outstanding leak reduction.	Complete 2 of 3 PSC Safety Performance Standards	Complete all 3 PSC Safety Performance Standards OR Any 2 PSC Performance Standards and Outstanding Leaks Reduction	Complete all 3 PSC Performance Standards and Outstanding Leaks Reduction	Completed all 3 PSC Performance Standards and Outstanding Leaks Reduction
19.	Supply Corporation Fuel Consumption & LAUF Gas Goal. Measured by transportation fuel consumption and Lost and Unaccounted for Gas for Supply Corporation, as established in rate proceeding.	Above 0.76%	0.76%	At or below 0.68%	0.91%
20.	Supply and Empire Transportation, Storage and Gathering Revenue	Same as Target	$259,974,000	$262,474,000	$263,770,356
21.	CEO Discretion – Individual Performance as subjectively determined by the CEO.	N/A	N/A	N/A	158.09%

Long-Term Incentive Compensation

Stock options, restricted stock, RSUs, stock-settled SARs performance shares and the Performance Incentive Program represent the tools within the long-term incentive and retention component of the executive compensation package. The use of these various tools has evolved, as discussed in this proxy statement. Such awards are intended to focus attention on managing the Company from a long-term investor’s perspective. In addition, the Committee wishes to encourage officers and other managers to have a significant, personal investment in the Company through stock ownership. The Committee typically makes equity awards on an annual basis, but has not established a policy to make grants at a specific meeting, to allow flexibility to review and evaluate appropriate equity grant practices.

With respect to long-term incentive compensation, the Committee uses its business judgment to establish target awards based on its compensation consultants and CEO’s recommendations. In prior years, the Committee had allocated approximately one-half of the long-term incentive opportunity to the cash-based Performance Incentive Program and one-half to equity based awards. In December 2012, for fiscal 2013 awards, the Committee determined to allocate all of the long-term incentive opportunity to equity based awards with approximately one-half of the opportunity awards of SARs that vest in equal increments over three years and approximately one-half awards of performance-based RSUs that vest, if at all, at the end of three fiscal years, only to the extent the performance condition is met. For the fiscal 2013 award, the performance condition is 3-year total return on capital relative to an industry peer group reported in an AUS Inc. monthly report. Subsequently, upon his promotion to CEO, Mr. Tanski was awarded additional performance-based RSUs as discussed below. For fiscal 2014, following review with its compensation consultants and receipt of shareholder feedback, the Committee used its business judgment to adopt a new LTI approach. Under that program, approximately two-thirds of the equity awards are comprised of performance shares, split between two distinct performance conditions: relative 3-year TSR and relative total return on capital over a 3-year period (both measured relative to the Hay peer group). The remaining one-third are comprised of time-vested RSUs, an important retention tool for key employees.

For awards of SARs, the award is determined based on the value of each such awards derived using a Black-Scholes formula. For awards of restricted stock, if any, the award is valued based on the number of restricted stock awarded times the fair market value of the Company Common Stock at the time of grant. Awards of RSUs are valued at the grant date fair market value decreased to reflect foregone dividends. Performance shares are valued similar to RSUs, but further adjusted to reflect projected performance on the performance condition.

As noted above, in fiscal 2013, the Compensation Committee awarded a portion of each executive officer’s award in the form of performance based RSUs, as they increase the emphasis on performance-based equity grants and further align our executives’ goals with that of our stockholders. These RSUs are subject to a performance condition that must be achieved within the performance cycle that runs from October 1, 2012 through September 30, 2015. The Compensation Committee established the performance condition as the Company’s total return on capital as compared to the same metric for companies in the Natural Gas Distribution and Integrated Natural Gas Companies group as calculated in Monthly Utility Reports of AUS, Inc. The Committee determines the extent to which the performance condition has been satisfied, and grants up to one share of common stock of the Company (or the equivalent value in cash, as determined by the Committee), provided that the RSUs will not vest and will be forfeited to the extent the performance condition is not achieved. The Committee linked the awards to relative levels of performance, which results in the vesting and payment of a percentage of the RSUs depending on the Company’s percentile rank among the report group, as follows:

National Fuel Rank as a Percentile of Peer Group	Percentage of Award
Less than 45.01%	0%
45.01%	25%
60%	50%
75%	75%
100%	100%

No dividend equivalents will be provided in respect of the RSUs.

In fiscal 2013, the Committee also awarded a portion of each executive officer’s target long-term incentive awards in the form of SARs rather than stock options, as they are less dilutive to stockholder equity and are an important retention tool. Vesting of these stock-settled SARs occurs in three equal annual installments beginning December 19, 2013. The fiscal 2013 SARs granted to the named executive officers are set out in the Grants of Plan-Based Awards in Fiscal 2013 Table within this proxy statement. As discussed above, in March of 2013, Mr. Tanski was named CEO. As also discussed in the “Base Salary” section of this CD&A, at this time the Compensation Committee considered Hay’s analysis of adjustments to compensation to correspond with this change, as well as feedback from stockholders, to increase compensation tied to equity and moderate cash compensation. Thus, in addition to adjusting Mr. Tanski’s base salary to reflect his new role, on March 7, 2013, the Committee awarded to Mr. Tanski additional performance-based RSUs with the same performance condition and performance period as noted above.

Performance Incentive Program

The Performance Incentive Program is the Company’s cash-based, long-term incentive program. This program was adopted as a complement to the equity based programs and to provide another component of total compensation that is dependent on the Company’s relative performance. A new program was approved by the stockholders at the 2012 Annual Meeting of Stockholders. As indicated above, the Committee has determined, commencing in fiscal 2013 and for fiscal 2014, to move away from cash-based long-term incentive awards. Thus, only one performance period is currently open under the 2012 Performance Incentive Program.

Under the Performance Incentive Program, the Committee establishes target cash incentive opportunities for each officer whom the Committee has selected as eligible to participate. The Committee also establishes the performance period, which is typically a three-year period. The performance condition under the program is the Company’s total return on capital relative to the same metric for those companies reported in the Natural Gas Distribution and Integrated Natural Gas Companies group as calculated and reported in the Monthly Utility Reports (each of AUS, Inc., a leading industry consultant (“AUS”)). This measure was chosen because it utilizes an independently selected group of industry peers. The natural gas distribution and integrated natural gas companies reported in the December 2013 AUS Monthly Utility Report are:

AGL Resources Inc.

Atmos Energy Corporation

Delta Natural Gas Company

Energen Corporation

EQT Corporation

Gas Natural, Inc.

Laclede Group, Inc.

National Fuel Gas Company

New Jersey Resources Corp.

Northwest Natural Gas Co.

ONEOK, Inc.

Piedmont Natural Gas Co., Inc.

Questar Corporation

RGC Resources, Inc.

South Jersey Industries, Inc.

Southwest Gas Corporation

UGI Corporation

WGL Holdings, Inc.

This financial metric reflects how profitably management is able to allocate capital to its operations and provides a performance metric of relevance to all participants, regardless of the business segment(s) for which they provide services. Based on the level of performance over the applicable three-year performance period, a cash incentive payment may be made, ranging from 0% to 200% of the portion of each executive officers’ target incentives allocated to the Performance Incentive Program awards.

Generally, payment on awards made under the Performance Incentive Program will be made at the levels specified below, if the Company achieves performance as detailed below over the applicable three-year performance period:

National Fuel Rank as a Percentile of Peer Group	Percentage of Target Incentive Payable
Less than 45.01%	0%
45.01%	50%
60%	100%
75%	150%
100%	200%

For threshold levels of performance between two established performance levels, the amount of target incentive payable will be determined by mathematical interpolation. Ranking of the companies in the Monthly Utility Reports is determined by calculating the average return on capital for each company for the three-year performance period and sorting the companies from highest to lowest. The Committee has broad discretion to reduce the amount payable to any participant in the Performance Incentive Program. The Committee may reduce a payment based on any factors it may determine, including the participant’s individual performance. The Committee does not have upward discretion to increase the amount payable under the Performance Incentive Program.

At times, AUS does not include in its calculations gains realized on the sale of operations that are reported under Generally Accepted Accounting Principles as discontinued operations. The Committee previously determined, however, that payouts under the Program may take into account the results of the Company’s discontinued operations, if any.

Given the Committee’s move to an equity-based long-term incentive program, no target awards were made in fiscal 2013 under the Performance Incentive Program. Previously, the Committee had approved target incentives for the current named executive officers under this Program associated with the three-year performance period from October 1, 2010 through September 30, 2013. The performance metric for this period was the same as noted above, and the target incentives were as follows:

Mr. Smith	$765,000
Mr. Tanski	$430,000
Mr. Bauer	$120,000
Mr. Cabell	$300,000
Mrs. Cellino	$230,000
Mr. Pustulka	$230,000

Because the Monthly Utility Report with the necessary data for fiscal 2013 will not be available until February of 2014, the actual award amounts earned for this performance period are currently unknown. The amounts shown within this proxy statement in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation Column” as explained in footnote (2) to the table were accrued by the Company in fiscal 2013 as estimates of the amount which will be calculated and paid, in the second quarter of fiscal 2014. The estimated percentile of the Company’s total return on capital as compared with the Company’s peer group for this performance period would yield an incentive payment equal to 188.20% of the target award.

EMPLOYEE BENEFITS

Retirement Benefits

The Company maintains a qualified defined contribution retirement plan which includes a traditional 401(k) benefit as well as a Retirement Savings Account (“RSA”) benefit for eligible employees (i.e., those hired at various points in 2003 and thereafter, depending on employee type), a qualified defined benefit retirement plan (for those hired prior to various points in 2003), a non-qualified executive retirement plan (available only to selected officers promoted prior to 2002) and a non-qualified tophat plan. These plans help the Company attract and retain high caliber employees in high-level management positions, and, in the case of the non-qualified plans, restore retirement benefits lost to employees under the qualified retirement plans as a result of the effect of the Internal Revenue Code limits and the qualified plans’ limits on compensation considered and benefits provided under such qualified plans. The employee benefits for executive officers employed prior to 2003 differ from those made available to those employed during or after that year. The Company made changes to its programs that reflected a shift in competitive practices away from certain types of retirement benefits, but generally grandfathered existing employees (including executive officers) who were then in service in the benefits programs that are commensurate with those in the regulated energy industry.

Messrs. Smith, Tanski and Pustulka and Mrs. Cellino are eligible to participate in the qualified defined contribution retirement plan (traditional 401(k)), the qualified defined benefit retirement plan, and both of the non-qualified plans. Mr. Cabell is eligible to participate in the qualified defined contribution retirement plan (including the RSA benefit) and the non-qualified tophat plan. Mr. Bauer is eligible to participate in the qualified defined contribution retirement plan, the qualified defined benefit retirement plan and the non-qualified tophat plan. These benefits are described in more detail in the section entitled “Pension Benefits” within this proxy statement.

Executive Life Insurance

In 2004, the Committee authorized an insurance program known as the “ExecutiveLife Insurance Plan.” Under this plan, upon specific direction of the Company’s CEO, when an executive officer reaches age 50, the Company would pay the premium of a life insurance policy or policies, to be owned by the executive officer, in an amount up to $15,000 per year. The payment is taxable income to the executive officer and ceases when the executive officer’s employment ceases. The Committee authorized this plan as a replacement for its prior practice of providing split dollar life insurance agreements to designated executive officers. The Committee replaced the split dollar arrangement with the current plan because it was prohibited by the Sarbanes-Oxley Act from making premium payments on certain split dollar policies due to their nature as loans. Mr. Tanski, Mr. Cabell, Mrs. Cellino and Mr. Pustulka are covered by the ExecutiveLife Insurance Plan.

Mr. Smith is not a participant in the ExecutiveLife Insurance Plan referenced above. In September 2009, the Company entered into an agreement with Mr. Smith (the “Life Insurance Premium Agreement”) whereby the Company pays to Mr. Smith up to $33,000 per year to be used for life insurance. The Committee recommended the agreement because the Sarbanes-Oxley Act prohibits the Company from making premium payments on split dollar arrangements, as noted above. The payment is taxable income to Mr. Smith. Pursuant to the agreement, this agreement terminates on the earliest of: (1) Mr. Smith’s death; (2) October 31, 2017; or (3) the date Mr. Smith’s employment is terminated if for cause.

CHANGE IN CONTROL ARRANGEMENTS

The Company’s named executive officers serve at the pleasure of the Board of Directors and are not employed pursuant to employment agreements. Each of the named executive officers is a party to an Employment Continuation and Noncompetition Agreement (“ECNA”) with the Company, which would become effective upon a Change in Control of the Company.

If an executive officer’s employment is terminated without cause within a specific time following a Change in Control of the Company, many of the components of total compensation described above become immediately vested or paid out in a lump sum. More detail about these items and calculations as of September 30, 2013, are set forth in the section entitled “Potential Payments Upon Termination or Change in Control” within this proxy statement.

The Company and the Committee believe that these agreements are required for the attraction and retention of the executive talent needed to achieve corporate objectives and to assure that executive officers direct their attention to their duties, acting in the best interests of the stockholders, notwithstanding the potential for loss of employment in connection with a Change in Control.

The agreement contains a “double-trigger” provision that provides payment only if employment terminates within three years following a Change in Control, as defined in the agreement, either by the Company other than for cause or by the executive officer for good reason. The Committee believes this structure strikes a balance between the incentive and the executive attraction and retention efforts described above, without providing Change in Control benefits to executive officers who continue to enjoy employment with the Company in the event of a Change in Control transaction.

The payment is generally calculated by multiplying 1.99 by the sum of the executive officer’s current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years. The 1.99 multiplier is reduced on a pro-rata basis if termination occurs between age 62 and 65. There is no gross-up for taxes. If payment is triggered, certain health benefits are continued for the earlier of 18 months following termination or the date other similar coverage becomes available.

The ECNA contains a restrictive covenant whereby the executive officer may, upon termination following a Change in Control, choose to refrain from being employed by or otherwise serving as an agent, consultant, partner or major stockholder of a business engaged in activity that is competitive with that of the Company or its subsidiaries. If the executive officer so chooses to be bound by this restrictive covenant, an additional payment is made in the amount of one times the sum of current base salary plus the average of the annual short-term incentive compensation payment for the previous two fiscal years.

There is no gross-up for taxes on either payment. The Committee and the Company believe this is an appropriate payment in exchange for the executive officer’s agreement to the non-compete covenant.

STOCK OWNERSHIP GUIDELINES

In fiscal 2002, in an effort to emphasize the importance of stock ownership and after consultation with the Compensation Committee, Company Common Stock ownership guidelines were established for officers, ranging from one times base salary for junior officers to four times base salary at the CEO level. In fiscal 2013, the guidelines were revised to increase the ownership requirements for the CEOs to six times base salary and all named executive officers to three times base salary. The CEO holds 22 times his base salary as of November 29, 2013. Other employees receiving equity awards are encouraged to retain their Common Stock for long-term investment. We believe that employees who are stockholders perform their jobs in a manner that considers the long-term interests of the stockholders. Company Directors are also subject to ownership requirements, as noted on page 13 of this proxy statement.

TAX AND ACCOUNTING CONSIDERATIONS

In designing the Company’s compensation program, consideration is given to the accounting treatment of the awards made to our executive officers and pertinent tax law provisions. In granting stock-settled SARs in lieu of options, the Company took into account that such SARs result in the same financial accounting cost as would have applied to a comparable award of options, but resulted in less dilution to stockholders. Section 162(m) of the Internal Revenue Code prohibits the Company from deducting compensation paid in excess of $1 million per year to any executive officer listed in the Summary Compensation Table (other than the Chief Financial Officer) unless such compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). The Committee has generally designed the At Risk Plan, the EACIP, the Performance Incentive Program and the short-term cash incentive compensation payable thereunder, and long-term equity awards to qualify for this performance based exception. However, the Committee may elect to award compensation that is not fully deductible, if the Committee determines that such award is consistent with its philosophy and is in the best interests of the Company and its stockholders. The Company has also designed its compensation program with the intent that any awards granted thereunder will either be exempt from, or comply with the applicable requirements under, Section 409A of the Internal Revenue Code.

Fiscal 2013 Summary Compensation Table

The following table sets forth a summary of the compensation paid to or earned by each person who served as the CEO, the principal financial officer and each of the three other most highly compensated executive officers (the “named executive officers”) of the Company in fiscal 2013. The compensation reflected for each officer was for the officer’s services provided in all capacities to the Company and its subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David F. Smith	2013	776,600	N/A	1,808,311	909,650	2,818,624	1,116,059	168,863	7,598,107
Chairman and Chief	2012	880,000	N/A	550,900	448,008	2,390,560	3,234,805	151,211	7,655,484
Executive Officer of the Company until 3/7/13, when named Executive Chairman	2011	835,000	N/A	598,734	574,838	2,548,307	2,203,193	171,440	6,931,512

Ronald J. Tanski	2013	726,148	N/A	3,026,063	458,072	1,612,089	476,377	107,613	6,406,362
President and Chief	2012	681,000	N/A	344,313	280,005	1,392,940	1,845,542	96,124	4,639,924
Executive Officer of the Company since 3/7/13	2011	652,500	N/A	399,156	383,225	1,441,644	1,727,500	104,539	4,708,564

David P. Bauer	2013	318,000	56,553	225,324	113,353	402,287	2,194	26,042	1,143,753
Treasurer and Principal	2012	293,750	33,242	68,863	56,001	257,038	178,196	23,728	910,818
Financial Officer of the	2011	268,750	44,288	79,831	76,645	206,232	74,142	20,039	769,927
Company

Matthew D. Cabell	2013	591,250	N/A	709,379	356,866	1,339,581	N/A	80,721	3,077,797
President of Seneca	2012	573,750	N/A	309,881	252,005	1,010,002	N/A	58,412	2,204,050
Resources Corporation	2011	547,789	N/A	359,241	344,903	1,080,220	N/A	55,962	2,388,115

Anna Marie Cellino	2013	497,000	N/A	496,808	249,901	976,802	684,879	78,171	2,983,561
President of National Fuel	2012	482,250	N/A	206,588	168,003	1,009,311	1,420,489	79,695	3,366,336
Gas Distribution Corporation	2011	458,750	N/A	239,494	229,935	888,653	1,047,211	76,204	2,940,247

John R. Pustulka	2013	462,750	N/A	468,976	235,909	848,132	652,283	70,306	2,738,356
President of National Fuel	2012	425,000	N/A	206,588	168,003	669,413	1,130,193	69,617	2,668,814
Gas Supply Corporation	2011	383,750	N/A	239,494	229,935	625,021	586,611	67,309	2,132,120

(1)	This column reflects the portion of Mr. Bauer’s payment, which was based on the CEO’s subjective determination of Mr. Bauer’s performance.

(2)

The stock and option award values for fiscal 2013 show the full grant date fair value of SAR awards as well as the grant date fair value of performance-based RSUs. For information on the valuation assumptions and performance conditions with respect to these awards, refer to Note A under the heading “Stock-Based Compensation” in the Company’s financial statements in its Form 10-K for the fiscal year ended September 30, 2013 (“2013 Form 10-K”). The grant date fair value of performance-based RSUs reflects an estimate that 85.9% of the performance-based RSUs awarded will vest at the end of the three-year vesting period. The actual percentage vesting will be determined following fiscal 2015. The value of the RSUs assuming the highest level of performance (100%) is $2,105,136 for Mr. Smith, $3,522,775 for Mr. Tanski, $262,309 for Mr. Bauer, $825,820 for Mr. Cabell, $578,356 for Mrs. Cellino and $545,956 for Mr. Pustulka.

(3)

For fiscal 2013, for Messrs. Smith, Tanski, Cabell and Pustulka and Mrs. Cellino, this column reflects both an estimated Performance Incentive Program payment expected to be paid by March 15, 2014 ($1,439,730 for Mr. Smith, $809,260 for Mr. Tanski, $564,600 for Mr. Cabell, $432,860 for Mrs. Cellino and $432,860 for Mr. Pustulka) and the actual At Risk Plan payment made in December 2013 ($1,378,894 for Mr. Smith, $802,829 for Mr. Tanski, $774,981 for Mr. Cabell, $543,942 for Mrs. Cellino and $415,272 for Mr. Pustulka). For Mr. Bauer, this column represents the estimated Performance Incentive Program payment expected to be paid by March 15, 2014 of $225,840 and an annual incentive payment of $176,447.

For the three-year performance period ended September 30, 2013, the Company estimates that its performance relative to its peer group will result in a payout of approximately 188.20% of the “Target Incentive Opportunity” set for each of the participants in the Performance Incentive Program. This estimate of 188.20% is subject to change based on the final AUS report for the performance period ended September 30, 2013.

With respect to fiscal 2012, the estimated Performance Incentive Program amount that was in the fiscal 2012 proxy statement has been updated for actual Performance Incentive Program payments made in February 2013 ($1,317,400 for Mr. Smith, $752,800 for Mr. Tanski, $564,600 for Mr. Cabell, $423,450 for Mrs. Cellino, $75,280 for Mr. Bauer and $225,840 for Mr. Pustulka).

Please refer to the Compensation Discussion and Analysis for additional information about these programs, including information regarding the performance conditions applicable to the awards.

(4)

This column represents the actuarial increase in the present value of the named executive officer’s benefits under all pension plans maintained by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements in its 2013 Form 10-K, as described in Note H, “Retirement Plan and Other Post-Retirement Benefits.” The amount for Mr. Bauer also includes the actuarial increase in the present value of his Retirement Plan-Related Tophat. These amounts may include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested as of September 30, 2013, 2012 and 2011, respectively. For fiscal 2013, the amount includes above-market earnings under the Deferred Compensation Plan for Mrs. Cellino of $2,229 and Mr. Pustulka of $1,040. See the narrative, tables and notes to the Pension Plan and the Nonqualified Deferred Compensation Plan within this proxy statement.

(5)	All Other Compensation Table *

The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal 2013:

Description	David F. Smith ($)	Ronald J. Tanski ($)	David P. Bauer ($)	Matthew D. Cabell ($)	Anna Marie Cellino ($)	John R. Pustulka ($)
Defined Contributions(a)	15,200	15,200	11,400	18,175	15,200	15,200
401(k) Tophat(b)	119,459	75,380	13,305	15,150	47,197	37,296
RSA Tophat(c)	0	0	0	32,241	0	0
Employee Stock Ownership Plan (ESOP) Supplemental Payment(d)	1,090	1,928	0	0	619	2,655
Life Insurance(e)	33,000	15,000	1,286	15,000	15,000	15,000
Travel Accident Insurance(f)	114	105	51	155	155	155
Total	168,863	107,613	26,042	80,721	78,171	70,306

*	The aggregate amount of perquisites or personal benefits is less than $10,000 for each officer.

a)

Represent the Company matching contributions for all named executive officers within the 401(k) and the Company contribution into the RSA plan for Mr. Cabell. Each officer receives a Company match within the 401(k) plan on the lesser of (1) their base salary or (2) the IRS annual compensation limits. Messrs. Smith, Tanski and Pustulka and Mrs. Cellino received a 6% match in the 401(k) plan. Mr. Cabell and Mr. Bauer received a 4.5% match in the 401(k). In addition, Mr. Cabell is a participant in the Company’s RSA Plan and received a Company contribution of 2% for the first four months of the fiscal year, then 3% thereafter, on the portion of his base salary plus annual bonus that does not exceed the IRS annual compensation limits.

b)

Each officer is prohibited from receiving the full 401(k) Company match on their salary due to the IRS annual compensation limits. The 401(k) Tophat gives each officer, except Mr. Cabell, a Company match on the following forms of compensation: (1) base salary that exceeds the IRS annual compensation limit; (2) EACIP payment; and (3) At Risk Plan payment, as applicable. For Mr. Cabell, the 401(k) Tophat is based on his annual base salary that exceeds the IRS maximum annual compensation limits. The 401(k) Tophat represent the benefit earned in fiscal 2013.

c)	Represents the Company contributions on Mr. Cabell’s base salary plus At Risk Plan payment that exceeded the IRS annual compensation limit. The RSA Tophat represents the benefit earned in fiscal 2013.

d)

All management participants who were hired prior to December 31, 1986, participate in the ESOP which pays dividends to the participants on the Common Stock held in the plan. The participant does not have the option to reinvest these dividends in order to defer the federal and state income taxes on these dividends. Therefore, the Company makes supplemental payments representing the approximate amount the Company saves in corporate income taxes. The ESOP is a qualified benefit plan that was frozen in 1987 and closed to future participants.

e)

Represents the Company-paid life insurance premiums on behalf of Messrs. Tanski, Cabell and Pustulka and Mrs. Cellino under the ExecutiveLife Insurance Plan. The Company also reimbursed Mr. Smith $33,000 under the Life Insurance Premium Agreement. For Mr. Bauer, this represents the Company paid insurance premiums under the National Fuel Gas Company Group Life Insurance Plan.

f)	Represents the premiums paid for the blanket travel insurance policy, which provides a death benefit to beneficiaries of an officer if the officer dies while traveling.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth information with respect to awards granted to the named executive officers during fiscal 2013 under the At Risk Plan, the EACIP and the 2010 Equity Compensation Plan. Please refer to the CD&A within this proxy statement for additional information regarding these plans.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying SARs (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Note	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David F. Smith	(1)	12/19/12				10,854	21,708	43,416			$1,808,311
	(2)	12/19/12							85,297	53.05	$909,650
	(3)	12/19/12	356,751	815,430	1,553,200

Ronald J. Tanski	(1)	12/19/12				5,466	10,932	21,864			$910,653
	(2)	12/19/12							42,953	53.05	$458,072
	(1)	03/07/13				11,350	22,699	45,398			$2,115,410
	(3)	12/19/12	254,152	580,918	1,161,836

David P. Bauer	(1)	12/19/12				1,353	2,705	5,410			$225,324
	(2)	12/19/12							10,629	53.05	$113,353
	(3)	12/19/12	62,606	143,100	286,200

Matthew D. Cabell	(1)	12/19/12				4,258	8,516	17,032			$709,379
	(2)	12/19/12							33,463	53.05	$356,866
	(3)	12/19/12	69,841	413,875	827,750

Anna Marie Cellino	(1)	12/19/12				2,982	5,964	11,928			$496,808
	(2)	12/19/12							23,433	53.05	$249,901
	(3)	12/19/12	152,206	347,900	695,800

John R. Pustulka	(1)	12/19/12				2,815	5,630	11,260			$468,976
	(2)	12/19/12							22,121	53.05	$235,909
	(3)	12/19/12	141,717	323,925	647,850

(1)

The RSUs shown in this table were granted under the Company’s 2010 Equity Compensation Plan. The vesting of the RSUs are subject to the achievement of a performance condition for the October 1, 2012 to September 30, 2015 performance cycle. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition.

(2)

The SARs shown in this table were granted under the Company’s 2010 Equity Compensation Plan with a ten-year term, and vest in one-third increments on December 19, 2013, 2014 and 2015. The exercise price of the SARs is based on the average of the high and low market price of the Common Stock on the date of grant. The SARs may be exercised any time after the “vest date” and prior to the expiration date, subject to the Company’s Insider Trading Policy.

(3)

For Messrs. Smith, Tanski, Cabell and Pustulka, and Mrs. Cellino, this represents the annual cash incentive opportunity set in fiscal 2013 under the At Risk Plan. For Mr. Bauer, this represents the annual cash incentive opportunity under the EACIP. The amount actually paid for fiscal 2013 is set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Please refer to the CD&A for additional information about the performance conditions applicable to each payment.

(4)

The equity award values reflect the fair value of SARs and RSUs at the date of grant, based on probable outcome of the RSU performance condition. Refer to Note A under the heading “Stock-Based Compensation” in the Company’s financial statements in its 2013 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table sets forth, on an award-by-award basis, the number of securities underlying unexercised stock options or SARs and the total number and aggregate market value of shares of unvested restricted stock held by the named executives, and the number of unvested RSUs, as of September 30, 2013. The table also provides the exercise price, which is the FMV (the average of the high and low on grant date) and date of expiration of each unexercised stock option or SAR.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options/ SARs(#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (1)	Option/SAR Exercise Price ($)(2)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)
David F. Smith	05/10/06	55,000	0	35.11	05/10/2016	0	0	0	0
	12/06/06	60,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	23,333	0	47.37	02/20/2018	0	0	0	0
	12/22/08	150,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	125,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	0	0	0	N/A	3,125	214,875	0	0
	12/20/10	25,000	12,500	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	6,667	458,423	0	0
	12/19/11	0	40,000	55.09	12/19/2021	0	0	0	0
	12/19/12	0	85,297	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	10,854	746,321

Ronald J. Tanski	05/10/06	36,000	0	35.11	05/10/2016	0	0	0	0
	12/06/06	45,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	15,000	0	47.37	02/20/2018	0	0	0	0
	12/22/08	75,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	70,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	0	0	0	N/A	2,084	143,296	0	0
	12/20/10	16,666	8,334	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	4,167	286,523	0	0
	12/19/11	0	25,000	55.09	12/19/2021	0	0	0	0
	12/19/12	0	42,953	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	5,466	375,842
	03/07/13	0	0	0	N/A	0	0	11,350	780,392

David P. Bauer	03/29/05	25,000	0	28.16	03/30/2015	0	0	0	0
	05/10/06	3,500	0	35.11	05/10/2016	0	0	0	0
	12/06/06	5,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	1,166	0	47.37	02/20/2018	0	0	0	0
	12/22/08	6,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	4,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	0	0	0	N/A	417	28,673	0	0
	12/20/10	3,333	1,667	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	834	57,346	0	0
	12/19/11	0	5,000	55.09	12/19/2021	0	0	0	0
	12/19/12	0	10,629	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	1,353	92,998

Matthew D. Cabell	12/11/06	100,000	0	39.50	12/11/2016	0	0	0	0
	12/05/07	0	0	0	N/A	15,000	1,031,400	0	0
	02/20/08	8,333	0	47.37	02/20/2018	0	0	0	0
	12/22/08	60,000	0	29.88	12/22/2018	0	0	0	0
	09/17/09	0	0	0	N/A	35,000	2,406,600	0	0
	03/11/10	55,000		52.10	03/11/2020	0	0	0	0
	12/20/10	0	0	0	N/A	1,875	128,925	0	0
	12/20/10	15,000	7,500	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	3,750	257,850	0	0
	12/19/11	0	22,500	55.09	12/19/2021	0	0	0	0
	12/19/12	0	33,463	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	4,258	292,780

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options/ SARs(#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable (1)	Option/SAR Exercise Price ($)(2)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)
Anna Marie Cellino	03/29/05	30,000	0	28.16	03/30/2015	0	0	0	0
	05/10/06	12,000	0	35.11	05/10/2016	0	0	0	0
	12/06/06	15,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	4,166	0	47.37	02/20/2018	0	0	0	0
	12/22/08	40,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	35,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	0	0	0	N/A	1,250	85,950	0	0
	12/20/10	10,000	5,000	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	2,500	171,900	0	0
	12/19/11	0	15,000	55.09	12/19/2021	0	0	0	0
	12/19/12	0	23,433	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	2,982	205,042

John R. Pustulka	03/29/05	35,000	0	28.16	03/30/2015	0	0	0	0
	05/10/06	12,000	0	35.11	05/10/2016	0	0	0	0
	12/06/06	15,000	0	39.48	12/06/2016	0	0	0	0
	02/20/08	4,166	0	47.37	02/20/2018	0	0	0	0
	12/22/08	20,000	0	29.88	12/22/2018	0	0	0	0
	03/11/10	15,000	0	52.10	03/11/2020	0	0	0	0
	12/20/10	0	0	0	N/A	1,250	85,950	0	0
	12/20/10	10,000	5,000	63.87	12/20/2020	0	0	0	0
	12/19/11	0	0	0	N/A	2,500	171,900	0	0
	12/19/11	0	15,000	55.09	12/19/2021	0	0	0	0
	12/19/12	0	22,121	53.05	12/19/2022	0	0	0	0
	12/19/12	0	0	0	N/A	0	0	2,815	193,559

(1)	Options vest one year after grant date except for the following awards:

Options granted on March 29, 2005 vested on June 29, 2005.

Options granted on December 11, 2006 vested on December 11, 2009.

SARs granted on February 20, 2008 had a vesting schedule over a period of 3 years subject to performance conditions. One third vested on February 20, 2009, which are reflected in the above table. The balance of the SARs were scheduled to vest on February 20, 2010 and February 20, 2011 but did not fulfill the applicable performance condition and thus were forfeited and not included above.

SARs granted on December 22, 2008 had a vesting schedule over a period of 3 years on the anniversary date of the awards subject to the fulfillment of performance conditions. SARs granted on March 11, 2010 vested in one-third increments on the dates the Company’s Form 10-K was filed for fiscal 2010, 2011 and 2012 subject to fulfillment of performance conditions.

SARs granted on December 20, 2010 and December 19, 2012 vest over a period of 3 years in one-third increments at each anniversary date of the awards.

SARs granted on December 19, 2011 vest over a period of 3 years in one-third increments at each anniversary date of the awards and become exercisable on December 19, 2014.

(2)	Awards were issued at an exercise price equal to the fair market value on the grant date.

(3)

The stock awards issued to Mr. Cabell consist in part of an award of 25,000 shares of restricted stock on December 5, 2007 that vests in one-fifth increments on the fourth through eighth anniversaries of the date of grant, and an award of 35,000 shares of restricted stock on September 17, 2009 that will vest on March 20, 2018, subject to Mr. Cabell’s continued employment.

The restricted stock awarded to executive officers on December 20, 2010 and December 19, 2011 vest over a period of 3 years in one-third increments at each anniversary date of the awards. The market value represents the total number of unvested restricted stock shares multiplied by the closing market price ($68.76) of the Common Stock as of September 30, 2013.

(4)

The RSUs vest at the end of a three-year performance cycle (October 1, 2012 through September 30, 2015) subject to the achievement of a performance condition. The number of unearned RSU’s was based on the threshold amount of 25% of the award. The market value represents that threshold amount multiplied by the closing market price ($68.76) of the Common Stock as of September 30, 2013. Please refer to the narrative disclosure under the “National Fuel Gas Company 2010 Equity Compensation Plan” section within this proxy statement for additional information on the performance condition and vesting terms.

Option Exercises and Stock Vested in Fiscal 2013

All of the option awards exercised by the named executive officers in 2013 related to options that were awarded on March 29, 2005. These options were intended to be a multi-year incentive for the officers to focus attention on managing the Company from a long-term investor’s perspective, and to encourage officers to have a significant, personal investment in the Company through stock ownership. None of the named executive officers below exercised options in order to sell them on the open market. The following table sets forth, as to each named executive officer, information with respect to stock option exercises and vesting of restricted stock during the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David F. Smith	50,000	1,581,250	6,458	342,236
Ronald J. Tanski	18,700	467,874	4,166	220,767
David P. Bauer	0	0	833	44,143
Matthew D. Cabell	0	0	8,750	459,047
Anna Marie Cellino	0	0	2,500	132,481
John R. Pustulka	0	0	2,500	132,481

(1)	Represents the aggregate difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2)	Represents the fair market value on vest date multiplied by the number of restricted shares that vested.

Fiscal 2013 Pension Benefits

The following table sets forth information with respect to the pension benefits as of September 30, 2013 of each of the named executive officers. The Company offers a qualified pension plan and a supplemental benefit plan in which certain of the named executive officers participate, except as noted below.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
David F. Smith	Executive Retirement Plan	35	12,632,688	0
	National Fuel Gas Company	34	1,687,061	0
	Retirement Plan

Ronald J. Tanski	Executive Retirement Plan	34	8,288,838	0
	National Fuel Gas Company	33	1,612,756	0
	Retirement Plan

David P. Bauer	Executive Retirement Plan	N/A	N/A	N/A
(not a participant in the ERP)	National Fuel Gas Company	11	265,625	0
	Retirement Plan
	Retirement-Related Tophat	11	157,702	0

Matthew D. Cabell	Executive Retirement Plan	N/A	N/A	N/A
(not a participant)	National Fuel Gas Company	N/A	N/A	N/A
	Retirement Plan

Anna Marie Cellino	Executive Retirement Plan	32	4,567,544	0
	National Fuel Gas Company	31	1,595,097	0
	Retirement Plan

John R. Pustulka	National Fuel Gas Company	38	1,848,015	0
	Retirement Plan

(1)

For actuarial assumptions, please refer to Note H, Retirement Plan and Other Post-retirement Benefits, to the Company’s 2013 Form 10-K. The Executive Retirement Plan includes all years of service, whereas the National Fuel Gas Company Retirement Plan excludes the first year of service.

Retirement Plan

The National Fuel Gas Company Retirement Plan (the “Retirement Plan”) is a tax-qualified defined benefit plan. The base benefit under the Retirement Plan is a life annuity that is calculated by multiplying the employee’s final average pay by 1.5% and then multiplying such sum by the employee’s years of credited service up to a maximum of 40 years. Final average pay is the average of the participant’s total pay during the five consecutive years of highest pay from the last ten years of participation. Total pay only includes base salary, certain lump sum payments, and annual At Risk Plan and EACIP payments. Credited service is the period that an employee is a participant in the plan and receives pay from the Company or one of its participating subsidiaries.

The Retirement Plan provides unreduced retirement benefits at or after age 65, or, for participation with at least ten years of service, at or after age 60. Participants may retire with no reduction in their accrued benefit on or after the date on which the sum of their age plus years of service equals ninety (“rule of 90”). Participants who are at least age 55 with 10 years of service and who do not meet the rule of 90 are eligible for and may commence early retirement with a benefit reduction of .4167% per whole month prior to age 60. The Retirement Plan does not permit the granting of extra years of credited service to the participants. The retirement benefit is available as a single life annuity or in various other annuity forms, including joint and survivor and term-certain annuities. All are calculated on an actuarially equivalent basis using a 6% interest rate and unisex mortality factors developed from 1971 Group Annuity Mortality Table rates.

Messrs. Smith, Tanski and Pustulka and Mrs. Cellino are currently eligible for an unreduced benefit. Mr. Bauer is a participant in the Retirement Plan, but is not eligible for either an unreduced or reduced retirement benefit. Mr. Cabell is not a participant in the Retirement Plan.

Executive Retirement Plan

The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”) is a non-tax-qualified defined benefit plan. Although the CEO of the Company is authorized to designate all participants of the ERP, no such designation has occurred since 2001.

The ERP provides a two-part benefit: a Tophat Benefit and a Supplemental Benefit. The Tophat Benefit makes an ERP participant whole for any reduction in the regular pension he or she receives under the Retirement Plan resulting from Internal Revenue Code limitations. The Supplemental Benefit provides an additional retirement benefit to the Retirement Plan. Participants in the Retirement Plan who are not designated to participate in the ERP will receive a Tophat Benefit under the Tophat Plan, if appropriate based on the Internal Revenue Code limitations.

The Tophat Benefit vests in the same manner and subject to the same service requirements that apply to the Retirement Plan. The Supplemental Benefit vests at age 55 and completion of five years of credited service. An ERP participant who vests in the Tophat Benefit, but does not vest in the Supplemental Benefit, receives only a Tophat Benefit. A participant who is vested in both the Tophat Benefit and the Supplemental Benefit and who terminates service with the Company before age 65 receives the Tophat Benefit and a portion of the Supplemental Benefit that is based upon the participant’s age and years of credited service. For the Executive Retirement Plan, credited service is the number of years the participant has been employed by the Company or one of its participating subsidiaries, not to exceed 40 years.

The Tophat Benefit is stated as a life annuity that is calculated as the difference between (a) and (b), where (a) is the benefit the ERP participant would have received under the Retirement Plan but for the limitations imposed by the Internal Revenue Code and (b) is the base benefit the participant receives under the Retirement Plan.

Assuming retirement at age 65, the Supplemental Benefit is stated as a life annuity that is calculated using the following formula:

(a) 1.97% of final average pay for each year of service not in excess of 30 years; plus

(b) 1.32% of final average pay for each of the next 10 years of service that are in excess of 30 (but not to exceed 10); minus

(c) 1.25% of an assumed Social Security benefit (calculated as if the participant had no future wages) for each year of service not in excess of 40 years; minus

(d) the participant’s base benefit under the Retirement Plan; minus

(e) the participant’s Tophat Benefit.

Final average pay under the ERP is the same as under the Retirement Plan, but without the compensation limitations imposed by the Internal Revenue Code.

If a participant retires on or after age 62, but before age 65, the Supplemental Benefit is reduced by 1/2 of 1% for each whole month prior to age 65. If a participant retires before age 62, the Supplemental Benefit is further reduced by 1% for each whole month between age 55 years and 2 months and age 62. Furthermore, the member’s Supplemental Benefit shall be increased by .125% for each whole calendar month by which a member’s years of service exceed 30, subject to a maximum of 40 years.

The normal form of benefit under the ERP is a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the ERP, and a 6 percent discount rate) of the sum of the participant’s Tophat Benefit and Supplemental Benefit (if the participant is vested therein). Other available forms of payment include single life, ten-year period certain and life, and joint and survivor annuities.

Fiscal 2013 Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Deferred Compensation Plan (the “DCP”) is a non-qualified deferred compensation plan, which was instituted for certain high-level management employees of the Company and certain subsidiaries. The DCP is not an active plan and has been closed with no deferrals since July 31, 2002. The purpose of the DCP was to provide retirement/savings financial planning opportunities, which were not available to the officers in the qualified retirement plans due to Internal Revenue Code limitations. All account balances are subject to the general creditors of the Company.

DCP participants were able to defer receipt of portions of their salaries and bonuses, to be paid to them following retirement, termination of employment, death or earlier in certain circumstances. The participants were eligible to elect a “Savings” and/or a “Retirement” account. The participant signed a contract selecting the amount to be deferred for the upcoming deferral period, the type of account (Savings and/or Retirement), annuity term (5, 10 or 15 years) if a Retirement account and up to three dates with percentages and/or dollar amounts if a Savings account. The annuity for the Retirement account is determined by setting the interest rate on all outstanding balances at 135% of the average of the Moody’s Index in effect for the 60-month period that ends with the month preceding the month of retirement.

Beginning with deferrals after May 1, 1994, the participants could select a Savings and/or a Retirement account. The two investment choices were the Moody’s Composite Average of Yields on

Corporate Bonds (Moody’s Index) in effect for the month of May prior to the plan year beginning August 1 and a return equal to the total return of the Standard and Poor’s 500 stock index minus 1.2% per annum (“S&P 500 Minus 1.2% Election”). The participant could select either the Moody’s Index or the S&P 500 Minus 1.2% Election, but not both within the same account. In addition, participants with deferrals after May 1, 1994 could elect to defer their Savings and Retirement account balance past their retirement date, but not past age 70.

The DCP deferral contract indicates the participant’s investment selection and future payouts or retirement choices regarding the term of the annuity (5, 10 or 15 years). A participant who selected the S&P 500 Minus 1.2% Election for his Retirement account may, after he reaches age 55, switch once to the Moody’s Index. For a participant who retires and elected to invest in the S&P 500 Minus 1.2% Election, the investment’s return will assume the Moody’s Index six months prior to his retirement date in order to determine the final benefit.

The Company also maintains a non-qualified tophat plan that provides restoration of benefits lost under the Retirement Plan (see Pension Benefits) and/or the Tax-Deferred Savings Plan due to the effect of the Internal Revenue Code limits. See notes b) and c) under the All Other Compensation Table. The Company pays the 401(k) Tophat and the RSA Tophat benefit no later than March 15 of the calendar year following the year in which the Tophat benefit was earned.

The following table reflects the earnings, distributions and total balance of the DCP and Tophat Plan:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
David F. Smith	0	119,459	39,503	102,615	367,856
Ronald J. Tanski	0	75,380	0	64,573	68,810
David P. Bauer	0	13,305	0	11,838	12,742
Matthew D. Cabell	0	47,391	0	29,862	42,029
Anna Marie Cellino	0	47,197	33,035	49,342	402,760
John R. Pustulka	0	37,296	10,192	37,539	167,976

(1)	Refer to notes b) and c) to the All Other Compensation Table.

(2)

This represents the net earnings during the fiscal year for the DCP. For Mrs. Cellino and Mr. Pustulka, earnings include above market earnings associated with the Moody’s Index of $2,229 and $1,040, respectively, which amounts are reflected in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	This represents the annual tophat payment for the calendar year ended December 31, 2012, which was paid in January, 2013.

(4)

This represents the ending DCP balance, if any, plus the tophat accruals for the period January 1, 2013 through September 30, 2013. For, Mr. Smith, the balance includes compensation deferrals of $158,925 previously reported in compensation disclosures in prior proxy statements.

Potential Payments Upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive officers’ employment had terminated on September 30, 2013 (the last business day of the Company’s fiscal year), assuming each named executive officer’s compensation and service levels as of that date and, if applicable, based on the closing price of the Common Stock on that date. On September 30, 2013 the closing price was $68.76 per share. These benefits are in addition to benefits available generally to most salaried employees. Due to the number of factors that affect the nature and amount of any benefit provided upon the events discussed below, any actual amounts paid or distributed in the future may be different from the amounts contained in the following tables. Factors that could affect these amounts include the timing during the year of any such event, the market value of the Common Stock and the named executive officer’s age.

National Fuel Gas Company Performance Incentive Program

Under this Performance Incentive Program (the “Program”), if a named executive officer’s employment terminates during the performance period due to a Change of Control or for any reason other than Cause, the performance period will be truncated, and the Compensation Committee will determine each named executive officer’s payment based on achievement of the performance conditions. The payment will be pro-rated based on the truncated time period. Any payment to the named executive officer will also be subject to any conditions as determined by the CEO. The final Performance Period established under this program ended September 30, 2013, and payout is expected in first quarter 2014. Thereafter, this program will be closed.

“Change of Control” under the Program generally means: (a) notice of a Schedule 13D filing with the SEC disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company; (b) a tender or exchange offer to acquire, directly or indirectly, twenty (20) percent or more of the outstanding stock of the Company; (c) consolidation or merger of the Company in which the Company is not the surviving corporation, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before; (d) consolidation or merger in which the Company is the surviving corporation but in which the common stockholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation; (e) sale or other transfer of all or substantially all the assets of the Company; or (f) a change in the majority of the members of the Board of Directors of the Company within a 24-month period unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

Regardless of whether the performance period has been completed and the named executive officer would have been entitled to a cash payment, if a named executive officer’s employment is terminated for Cause at any time prior to payment under this Program, the named executive officer is no longer entitled to the payment. “Cause” under the Program generally means: (a) the executive’s failure to comply with a reasonable and lawful written directive of the Board of Directors or the Chief Executive Officer; (b) the executive’s failure to perform the substantial responsibilities of the executive’s position; (c) any act of dishonesty, gross negligence, or misconduct by the executive; (d) the executive’s conviction of or entering a plea of guilty to a crime constituting a felony or the executive’s willful violation of any law, rule or regulation; or (e) the executive’s engagement in any business which is competitive with that of the Company.

The following table represents the estimated performance incentive that would be payable upon termination under this Program for all forms of termination except for “Cause.”

Name	*Payment ($)	Name	*Payment ($)
David F. Smith	1,448,910	Matthew D. Cabell	568,200
Ronald J. Tanski	814,420	Anna Marie Cellino	435,620
David P. Bauer	227,280	John R. Pustulka	435,620

*	The above payment represents one three-year performance period ending on September 30, 2013.

National Fuel Gas Company 2012 Performance Incentive Program

Under the 2012 Performance Incentive Program (the “2012 Program”), which replaces the previous Performance Incentive Program described above, if a participant’s employment terminates during a performance period for any reason other than Cause, the amount payable shall be equal to the product of (x) the amount that would have been payable in respect of the participant’s target incentive had the participant been employed for the entire performance period multiplied by (y) the participant’s pro rata fraction which is a fraction, the numerator of which is the number of days in the performance period completed prior to and including the date of the participant’s termination of employment, and the denominator of which is the total number of days in the performance period. The only performance period currently established under this program ends on September 30, 2014.

“Change in Control” under the 2012 Program generally occurs when: (a) any “person” (as such term is used in Section 13(d) of the 1934 Act), other than the Company, a subsidiary, or any employee benefit plan(s) sponsored by the Company or any subsidiary, is the “beneficial owner,” directly or indirectly, of twenty percent (20%) or more of the voting power of the outstanding stock of the Company or more than twenty percent (20%) of the fair market value of all classes of the Company’s outstanding stock; (b) a consolidation or merger occurs and the persons who, immediately prior to the consolidation or merger, held the capital stock of the Company do not hold, immediately following, (i) at least a majority of the stock entitled to vote in the election of directors of the surviving corporation, or (ii) stock in the surviving corporation that represents at least 50% of the fair market value of all classes of stock of that entity, in either case, in substantially the same proportionate ownership as immediately before the consolidation or merger; (c) there is any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or (d) there is a change in the majority of the members of the Board of Directors of the Company as it exists on January 1, 2012, unless the election or nomination for election by the Company’s stockholders of each new director was approved by the vote of at least three-quarters (3/4) of the directors then in office who were in office on January 1, 2012.

If a Change in Control occurs, the total return on capital for each company in the peer group (including the Company) shall mean the average of the returns on capital or deemed returns on capital, as applicable, related to each fiscal year of the Company during the Performance Period, determined as follows:

(i) with respect to any fiscal year of the Company during the Performance Period that, as of the date of the Change in Control, the return on capital for the period corresponding to the entire fiscal year has been reported in the Monthly Utility Reports, the actual returns reported for such period; and

(ii) with respect to any fiscal year of the Company during the Performance Period that, as of the date of the Change in Control, the return on capital for the period corresponding to the entire fiscal year has not been reported in the Monthly Utility Reports, a deemed return on capital equal to the average actual returns on capital reported for the 36-month period corresponding to the last three fiscal years of the Company for which returns have been reported in the Monthly Utility Reports.

The amount payable to each participant for each open performance period shall be the product of (A) the amount that would have been payable, but using the total return on capital for a Change in Control, and (B) a fraction, the numerator of which is the number of days in the performance period completed prior to, and including the Change in Control and the denominator of which is the total number of days in the performance period.

Regardless of whether the performance period has been completed and the named executive officer would have been entitled to a cash payment, if a named executive officer’s employment is terminated for Cause at any time prior to payment under this 2012 Program, the named executive officer is no longer entitled to the payment. “Cause” under the 2012 Program generally means: (i) the participant’s failure to comply with a reasonable and lawful written directive of the Board of Directors or the CEO; (ii) the participant’s failure to perform the substantial responsibilities of his or her position; (iii) any act of dishonesty, gross negligence, or misconduct by the participant; (iv) the participant’s conviction of or entering a plea of guilty to a crime constituting a felony or the participant’s willful violation of any law, rule or regulation; or (v) the participant’s engagement in any business which is competitive with that of the Company. The following table represents the estimated performance incentive that would have been payable upon termination under the 2012 Program for all forms of termination except for Cause.

Name	*Payment ($)	Name	*Payment ($)
David F. Smith	1,003,733	Matthew D. Cabell	564,600
Ronald J. Tanski	627,333	Anna Marie Cellino	301,120
David P. Bauer	175,653	John R. Pustulka	301,120

*	The above payments are associated with a single award with a three-year performance period ending on September 30, 2014.

National Fuel Gas Company 1997 Award and Option Plan

Under this plan, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited. Note, although this plan expired March 31, 2012, awards remain outstanding.

As a general rule, if the named executive officer’s employment with the Company terminates for a reason other than death, disability, retirement, or any approved reason, all unexercised, unearned or unpaid awards are forfeited, unless otherwise stated below or in an award notice to the named executive officer. The Compensation Committee has the authority to determine what events constitute disability, retirement, or termination for an approved reason.

Incentive Stock Options — Except as otherwise provided in an award letter, if the named executive officer’s employment with the Company terminates, any incentive stock option that has not expired will terminate, and the named executive officer will no longer be entitled to purchase shares of the Company’s Common Stock pursuant to such incentive stock option, except that:

i.) Upon termination of employment (other than by death), the named executive officer may, within three months after the date of termination of employment, purchase all or part of the shares of the Common Stock which the named executive officer was entitled to purchase under the incentive stock option on the date of termination of employment. However, if termination of employment occurs by reason of death, disability or retirement at age 65 or later, then the Company must offer to extend the term of those incentive stock options to the lesser of five years or the original term; and

ii.) Upon the death of the named executive officer while employed with the Company or within three months after the date of termination of employment, the executive officer’s estate or beneficiary may, within one year after the date of the named executive officer’s death, purchase all or part of any shares of Common Stock which the named executive officer was entitled to purchase under such incentive stock option on the date of death.

Non-Qualified Stock Options and Stock Appreciation Rights (SARs) — Except as otherwise provided in an award letter, any non-qualified stock option (and any SAR) that has not expired will terminate upon the termination of the named executive officer’s employment with the Company, and no shares of Common Stock may be purchased pursuant to the non-qualified stock option, except that:

i.) Upon termination of employment for any reason other than death, discharge by the Company for cause, or voluntary resignation of the named executive officer prior to age 60, a named executive officer may, within five years after the date of termination of employment, or any such greater period of time that the Compensation Committee deems appropriate, exercise all or part of the non-qualified stock options, which the named executive officer was entitled to exercise on the date of termination of employment or subsequently becomes eligible to exercise as follows: (a) six months after the date of grant, if the named executive officer has voluntarily resigned on or after his 60th birthday, after the date of grant, and before such six months; or (b) on the date of the named executive officer’s voluntary resignation on or after his 60th birthday and at least six months after the date of grant; and

ii.) Upon the death of a named executive officer while employed with the Company or within the period stated in the preceding paragraph i), the named executive officer’s estate or beneficiary may, within five years after the date of the named executive officer’s death while employed, or within the period stated in paragraph i.) above, exercise all or part of the non-qualified stock options, which the named executive officer was entitled to exercise on the date of death.

In neither case, however, would any non-qualified stock option remain exercisable after expiration of the exercise period set forth in the award letter.

As specified in Mr. Cabell’s non-qualified stock options award letter for options awarded to him on December 11, 2006, upon a voluntary termination of employment or an involuntary termination for Just Cause (as defined in that award letter), all non-qualified stock options are forfeited. Upon an involuntary termination due to death or for other than Just Cause, all non-qualified stock options will become exercisable and will remain exercisable for three years.

Unvested SARs — The following table represents the estimated value of unvested SARs issued to the named executive officers on December 19, 2011 under this plan, upon termination at September 30, 2013 due to death or voluntary resignation at or after age 60. No benefit for unvested SARs would have been payable at September 30, 2013 under the plan in the event of termination for other reasons. The amounts below are based on the number of SARs that would have vested on September 30, 2013 multiplied by the difference between the close price on September 30, 2013 of $68.76 and the exercise price of $55.09.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
David F. Smith	364,538	Matthew D. Cabell	205,050
Ronald J. Tanski	227,838	Anna Marie Cellino	136,700
David P. Bauer	45,576	John R. Pustulka	136,700

Restricted Stock

Mr. Cabell was awarded 25,000 shares of restricted stock on December 5, 2007. There are vesting restrictions applicable to this stock. Restrictions on 20% of the stock lapsed on December 5, 2011, 2012, and 2013 respectively, and will lapse on an additional 20% of such stock on each subsequent December 5. The last remaining vesting restrictions will lapse on December 5, 2015. Mr. Cabell will forfeit his right to this restricted stock if his employment with the Company terminates for any reason other than death prior to the expiration of the vesting restrictions. In the event of his death, the restrictions will lapse. The estimated value of the remaining shares of restricted stock upon death on September 30, 2013 would have been $1,031,400 based on the close price at September, 2013 multiplied by the 15,000 shares.

Mr. Cabell was also awarded 35,000 shares of restricted stock on September 17, 2009. The vesting restrictions on these shares lapse on March 20, 2018. Mr. Cabell will forfeit his rights to this restricted stock if his employment with the Company terminates for any reason other than death or disability prior to the expiration of the vesting restrictions. In the event of death or disability, all restrictions will lapse. The estimated value of the 35,000 shares of restricted stock upon death or disability on September 30, 2013 would have been $2,406,600 based on the close price at September 30, 2013 multiplied by the 35,000 shares.

If Mr. Cabell had been terminated on September 30, 2013 due to a change in control or a change in ownership as described below, all restrictions on his unvested restricted stock would have lapsed and the estimated values as noted above would have been payable as a lump sum cash payment.

On December 20, 2010 and December 19, 2011, each of the named executive officers was awarded restricted stock. If termination is for Cause or voluntary resignation at any age including Retirement, all unvested restricted stock will be forfeited. If termination is due to death or disability, all unvested restricted stock will vest immediately.

The following table represents the estimated total value of the unvested restricted stock issued on December 20, 2010 and December 19, 2011 upon termination due to death or disability:

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
David F. Smith	673,298	Matthew D. Cabell	386,775
Ronald J. Tanski	429,819	Anna Marie Cellino	257,850
David P. Bauer	86,019	John R. Pustulka	257,850

Change in control and change in ownership — If there is a Change in Ownership or a named executive officer’s employment terminates within three years following a Change in Control, unless the termination is due to death, disability, Cause, resignation by the named executive officer other than for Good Reason, or retirement, then all terms and conditions would lapse, and all unvested awards become vested. In addition, any outstanding awards are cashed out based on the fair market value as of either the date the Change in Ownership occurs or the date of termination following a Change in Control. In addition, the noncompetition provision mentioned above would become null and void.

The following table represents the estimated values of already vested SARs/options issued and outstanding to the named executive officers under this plan as of September 30, 2013, payable as a lump sum cash payment upon termination due to a Change in Control if the named executive officer was terminated without Cause or the executive officer terminates for Good Reason.

Name	Payment Due on Already Vested SARs/Options ($)	Name	Payment Due on Already Vested SARs/Options ($)
David F. Smith	10,121,480	Matthew D. Cabell	5,539,568
Ronald J. Tanski	5,880,167	Anna Marie Cellino	3,773,946
David P. Bauer	1,560,337	John R. Pustulka	3,199,371

For purposes of this section, “Change in Control” has a meaning similar to the definition of Change of Control set out in the “Performance Incentive Program” section. The major difference is that the 1997 Award and Option Plan provides that a Change in Control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company on January 1, 1997 (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to January 1, 1997 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be considered as though such person was a member of the Incumbent Board.

“Change in Ownership” means a change which results directly or indirectly in the Common Stock ceasing to be actively traded on a national securities exchange or the National Association of Securities Dealers Automated Quotation System.

“Good Reason” means a good faith determination made by a named executive officer that the Company has materially reduced the responsibilities, prestige or scope of the named executive officer’s position. Examples include the assignment to the named executive officer of duties inconsistent with the named executive officer’s position, assignment of the executive to another place of employment more than 30 miles from the named executive officer’s current place of employment, or reduction in the named executive officer’s total compensation or benefits. The named executive officer must specify the event relied upon for his or her determination by written notice to the Board of Directors within six months after the occurrence of the event.

National Fuel Gas Company 2010 Equity Compensation Plan

Under the National Fuel Gas Company 2010 Equity Compensation Plan, the Company has issued SAR and RSU awards through September 30, 2013 to named executive officers, some of which contain specified performance goals as conditions to vesting. These SAR awards were issued on March 11, 2010 at a grant price of $52.10, on December 20, 2010 at a grant price of $63.87, and on December 19, 2012 at a grant price of $53.05. The performance-based RSU awards were issued on December 19, 2012 (see further discussion below).

SARs — Except as otherwise provided in an award notice (and no exception was included in any of the outstanding award notices to named executive officers):

i.) upon termination of employment due to death, disability or retirement, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of five years after termination or the original term, after which the award expires;

ii.) upon termination of employment due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control, any vested or unvested SAR that has not expired will become immediately and fully exercisable and shall remain exercisable until the earlier of three years after termination or the original term, after which the award expires;

iii.) upon termination of employment due to a reduction in force, any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of one year after termination or the original term, after which the award expires;

iv.) upon termination of employment for Cause, any vested or unvested SAR shall be immediately forfeited and cancelled; and

v.) upon termination of employment for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested SAR shall be immediately forfeited and cancelled, and any vested SAR that has not expired shall remain exercisable until the earlier of ninety days after termination or the original term, after which the award expires.

Unvested SARs — The following table represents the value of unvested SARs issued to the named executive officers under this plan as of September 30, 2013 that would vest and become exercisable upon termination due to death or disability, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No benefit for unvested SARs would have been payable at September 30, 2013 under the plan in the event of termination for other reasons. The amounts below are based on the number of SARs that would have vested on September 30, 2013 multiplied by the difference between the close price on September 30, 2013 of $68.76, and the exercise price of each respective SAR award.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
David F. Smith	1,401,630	Matthew D. Cabell	562,584
Ronald J. Tanski	715,801	Anna Marie Cellino	392,725
David P. Bauer	175,195	John R. Pustulka	372,107

Performance-Based Restricted Stock Units (RSUs) — On December 19, 2012, the Company granted performance-based RSUs under the Company’s 2010 Plan to named executive officers of the Company.

Except as otherwise provided in an award notice (and no exception was included in any of the outstanding performance based RSU award notices to named executive officers):

(i) Upon termination due to death, disability or retirement, the named officer or the named officer’s designated beneficiary, as the case may be, shall be entitled to a distribution of, and such performance-based RSU award shall be deemed vested to the extent of, the same number or value of Performance Awards that would have been payable for the Performance Period had the Participant’s service with the Company or Subsidiary continued until the end of the applicable Performance Period, pro-rated to reflect the time period from the commencement of the Performance Period through the date of the termination of the Participant’s service with the Company or Subsidiary.

(ii) Upon termination due to a divestiture, the named officer shall be entitled to a distribution of, and such performance-based RSU award shall be deemed vested to the extent of, the same number or value of Performance Awards that would have been payable for the Performance Period had the Participant’s service with the Company or Subsidiary continued until the end of the applicable Performance Period, pro-rated to reflect the time period from the commencement of the Performance Period through the date of the termination of the Participant’s service due to the divestiture (including a termination of service occurring by reason of the sale of a Subsidiary). Upon termination due to a reduction in force, all performance-based RSU awards for which the applicable Performance Period has not been completed, shall be immediately forfeited and cancelled, effective as of the date of the Participant’s termination of service.

(iii) Upon termination of employment for Cause, any unvested performance-based RSU award shall be immediately forfeited and cancelled; and

(iv) Upon termination of employment for any other reason (such as a voluntary resignation not amounting to a retirement), any unvested performance-based award shall be immediately forfeited and cancelled.

Unvested RSUs — The following table represents the estimated value of unvested performance-based RSU awards issued to the named executive officers on December 19, 2012 and March 7, 2013 under this plan that would vest as of September 30, 2013 upon termination due to death, disability or retirement, or due to the divestiture by the Company of one or more subsidiaries or other business segments, divisions or operations that does not amount to a Change in Control. No benefit for unvested performance-based RSU awards would have been payable at September 30, 2013 under this plan in the event of termination for other reasons. The amounts below are based on the estimated number of performance-based RSU awards that would have vested on September 30, 2013 multiplied by the close price on September 30, 2013 of $68.76.

Name	Value of Awards that would Vest ($)	Name	Value of Awards that would Vest ($)
David F. Smith	854,786	Matthew D. Cabell	335.331
Ronald J. Tanski	1,324,273	Anna Marie Cellino	234,842
David P. Bauer	106,514	John R. Pustulka	221,690

Change in Control — If there is a Change in Control, each vested and unvested SAR then outstanding shall become exercisable regardless of the exercise schedule otherwise applicable, and the Compensation Committee may either:

i.) at the time of the Change in Control, provide that each SAR shall be cancelled in exchange for a cash payment equal to the excess of FMV over the Grant Price of that SAR; or

ii.) reasonably determine in good faith, prior to the Change in Control, that each SAR shall be honored or assumed, or new rights substituted (an Alternate Award) by the named executive officer’s employer, provided that any Alternative Award must:

a) be based on stock traded on an established U.S. securities market;

b) provide the named executive officer with substantially equivalent rights, entitlements and economic value as the SARs did; and

c) provide that, if the named executive officer’s employment is involuntarily terminated (other than for Cause) or is Constructively Terminated, in either case within 24 months after the Change in Control, then all of the named executive officer’s awards shall vest and be paid in cash or immediately transferable, publicly-traded securities in an amount equal to the excess of the FMV on the date of termination over the Grant Price or exercise price of the Alternative Award.

The following table represents the value of already vested SARs issued on March 11, 2010 and December 20, 2010 outstanding to the named executive officers under this plan as of September 30, 2013, that may be payable as a lump sum cash payment upon termination due to Change in Control if the named executive officer were terminated without Cause or the executive officer terminates for Good Reason:

Name	Payment Due on Already Vested SARs/Options ($)	Name	Payment Due on Already Vested SARs/Options ($)
David F. Smith	2,204,875	Matthew D. Cabell	989,725
Ronald J. Tanski	1,247,780	Anna Marie Cellino	632,050
David P. Bauer	82,955	John R. Pustulka	298,850

Also, in the event of a Change in Control of the Company, each unvested performance-based RSU award then outstanding shall become fully vested and payable. Additionally, the Compensation Committee may direct that each RSU be settled in cash with its value determined based on the value received by shareholders in any transaction that constitutes Change in Control.

The following table represents the value of unvested performance-based RSU awards issued to the named executives on December 19, 2012 and March 7, 2013 under this plan that would vest as of September 30, 2103 upon a Change in Control. The amounts below are based on the total number of RSUs awarded representing 100% of the named officer’s maximum opportunity multiplied by the close price on September 30, 2013 of $68.76.

Name	Payment Due on Unvested RSUs ($)	Name	Payment Due on Unvested RSUs ($)
David F. Smith	2,985,284	Matthew D. Cabell	1,171,120
Ronald J. Tanski	4,624,935	Anna Marie Cellino	820,169
David P. Bauer	371,992	John R. Pustulka	774,238

Like the 1997 Plan, this plan also provides that, if a named executive officer engages in any business or activity competitive with that of the Company, without the Company’s written consent, or the named executive officer performs any act that is against the best interests of the Company, all unexercised, unearned or unpaid awards are forfeited.

For purposes of this section, “Change in Control” has a meaning similar to the definition of Change of Control set out in the “Performance Incentive Program” section. The major difference is that the 2010 Equity Compensation Plan provides that a Change in Control shall be deemed to have occurred at such time as individuals who constitute the Board of Directors of the Company at the beginning of the twelve-month period ended on the date of determination (the “Incumbent Board”) have ceased to constitute at least a majority, provided that any person becoming a director subsequent to that date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, shall be considered as though such person was a member of the Incumbent Board.

National Fuel Gas Company Tophat Plan

Under the Company’s Tophat Plan, the Company restores to the named executive officers benefits that may be lost under the Company’s qualified retirement benefit plans (Retirement Plan, the traditional 401(k) and RSA) due to the Internal Revenue Code or qualified plan limits. If a named executive officer retires or employment is terminated, for a reason other than cause, the named executive officer (or beneficiary in the event of his death) will receive a lump sum payment equal to the value of the 401(k) Tophat benefit and/or RSA Tophat benefit that would have been payable upon termination.

The following table represents the amount payable for the 401(k) and RSA Tophat benefit if termination is due to retirement, death, disability, involuntary termination, a Change in Control and the Company terminates without Cause or named executive terminates for Good Reason.

Name	Payment ($)	Name	Payment ($)
David F. Smith	109,859	Matthew D. Cabell	42,029
Ronald J. Tanski	68,810	Anna Marie Cellino	43,627
David P. Bauer	12,743	John R. Pustulka	34,521

The value of the Tophat benefit for all other forms of termination for Messrs. Smith, Tanski, Bauer, Cabell and Pustulka and Mrs. Cellino are $27,125, $20,640, $2,258, $18,780, $9,605 and $10,990 respectively.

Deferred Compensation Plan (the “DCP”)

In the event of a termination for any reason, other than death or retirement, prior to a Change in Control, the named executive officer is entitled to receive his or her retirement account balance in the form of a lump sum payment. Note, the term “Change in Control” under the DCP has a similar definition as provided in the Performance Incentive Program, discussed above.

If the named executive officer’s employment terminates for any reason, other than death or retirement, after a Change in Control or the named executive officer dies at any time during his or her employment with the Company, the named executive officer (or his or her beneficiary) will receive in the form of a lump sum payment any undistributed savings and retirement account balance.

In the case of retirement, including disability retirement, at any time, the named executive officers below are entitled to a monthly payment (a 15-year annuity, unless the named executive officer elected to receive a 5- or 10-year annuity) beginning the first of the month following retirement based on their retirement account balance. If the named executive officer dies before the commencement of the retirement annuity, the entire DCP balance will be paid in full as a lump sum payment to the named executive officer’s beneficiary. If the named executive officer dies after commencement of the annuity, the annuity will continue to be paid to the named executive officer’s beneficiary for the remainder of its original term.

The following table represents the estimated total benefit payable as a lump-sum payment for all types of termination except for retirement or disability.

Name	Payment ($)	Name	Payment ($)
David F. Smith	257,997	Matthew D. Cabell	N/A
Ronald J. Tanski	N/A	Anna Marie Cellino	359,134
David P. Bauer	N/A	John R. Pustulka	133,454

If termination is due to retirement or disability, the final account balances are calculated with a plan-mandated switch to the Moody’s index rate six months prior to retirement or disability for those participants who elected a return based on the S&P 500 Minus 1.2% Election. For those participants, DCP retirement and disability benefits will be different than DCP benefits provided upon death or voluntary termination other than retirement. Upon retirement or disability, Mr. Smith would have received a projected ten-year annuity of $2,638 per month with a present value of $244,559. Mrs. Cellino would have received a projected ten-year annuity of $3,962 per month with a present value of $350,659. Mr. Pustulka would have received a ten-year annuity of $1,826 per month for the first five years, then $1,073 per month thereafter, with a present value of $131,276.

Employment Continuation and Noncompetition Agreement

If there is a Change in Control, and the executive remains employed thereafter, the executive’s annual salary and employee benefits are preserved for at least three years at the levels then in effect for the named executive officers. The agreement also provides the benefits described below.

Severance Benefit

In the event of termination of a named executive officer within three years of a Change in Control without Cause or by the named executive officer for Good Reason, the named executive officer is entitled to a single lump sum cash payment equal to 1.99 times the sum of the named executive officer’s annual base salary and the average of the annual cash bonus for the previous two fiscal years. The named executive officers are also entitled to their base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement with the named executive officer.

“Cause” means the named executive’s gross misconduct, fraud or dishonesty, which has resulted or is likely to result in material economic damage to the Company or its subsidiaries as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Company at a meeting of the Board.

“Change in Control” has a similar definition as provided in the Performance Incentive Program, discussed above. However, Mr. Cabell’s agreement also provides that a Change in Control will occur if the Company sells more than 50% ownership of Seneca.

“Good Reason” means there is a material diminution in the named executive’s responsibilities, base compensation or budget, or in the responsibilities of the person to whom the named executive is required to report. “Good Reason” also includes a requirement that the named executive relocate to an office outside the United States or more than 30 miles from the location at which the executive performed his services immediately prior to the Change in Control, or any other action or inaction that constitutes a material breach by the Company of the agreement. The Company has a period of 30 days to cure any acts which would otherwise give the executive the right to terminate his employment for Good Reason.

Payment will only be made upon a Change in Control and if the named executive officer is terminated without Cause or terminates for Good Reason. The following table represents the estimated Severance benefit payable as a lump sum payment.

Name	Payment ($)	Name	Payment ($)
David F. Smith	3,875,760	Matthew D. Cabell	2,299,905
Ronald J. Tanski	2,935,533	Anna Marie Cellino	2,127,025
David P. Bauer	997,985	John R. Pustulka	1,826,595

Continuation of Health and Welfare Benefits

In addition to the severance payment, the named executive officer will be entitled to participate in the Company’s employee and executive health and welfare benefit plans, excluding any vacation benefits, for eighteen months following termination (or, in the case of Mr. Cabell, until the end of the second calendar year following termination for purposes of any non-health-related benefit) or until the named executive officer becomes eligible for comparable benefits at a subsequent employer. The estimated value of the continuation of health benefits due to a change in control for each of the executive officers is $26,550. This amount was based on 18 months of COBRA rates for the medical, drug and dental benefits.

The following table represents the estimated value of the post-retirement/post-termination welfare and fringe benefits, consisting of an allowance for tax preparation and financial planning for all of the named executive officers except for Mr. Bauer and Mrs. Cellino and the annual payment for life insurance under the ExecutiveLife Insurance Plan for Mr. Tanski, Mr. Cabell and Mrs. Cellino.

Name	Amount ($)	Name	Amount ($)
David F. Smith	7,496	Anna Marie Cellino	15,000
Ronald J. Tanski	19,506	John R. Pustulka	23,262
Matthew D. Cabell	21,428

Retirement — Except for Mr. Cabell, if the named executive officer is at least fifty-two years old at the date of termination, the named executive officer will be deemed to have earned and be vested in the retirement benefits that are payable to the named executive officer under the Company retirement plans.

Termination for Cause or the Executive Voluntarily Terminates — If the named executive officer’s employment is terminated for Cause, death, disability, or the named executive officer voluntarily terminates his or her employment other than for Good Reason, the named executive officer will not be entitled to the severance benefit discussed above. The named executive officer (or his or her beneficiary) will be entitled to his or her base salary through the date of termination and to any vested benefits under the employee benefit plans, including any compensation previously deferred and not yet paid and any amounts payable pursuant to any agreement between the named executive officer and the Company. The named executive officer will also be entitled to any other benefits provided in the Company’s plans for death or disability.

Non-competition — Unless the named executive officer has elected not to be bound by the non-compete provisions of the Agreement, the Company will make a lump sum payment within 30 days following the named executive officer’s date of termination equal to one times the sum of i.) the named executive officer’s annual base salary and ii.) the average of the annual cash bonus for the previous two fiscal years. The non-compete payment will not be paid to the named executive officer if his or her employment is terminated by reason of death or disability.

In order for the named executive officer to be entitled to the non-compete payment, the named executive officer may not directly or indirectly engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity that is engaged in any activity which is competitive with the business of the Company or its subsidiaries or affiliates in any geographic area in which the Company or its subsidiaries are engaged in competitive business.

The following table represents the estimated non-compete payment payable upon termination following a Change in Control as compensation for the covenant not to compete for all forms of termination except for death, disability or retirement.

Name	Payment ($)	Name	Payment ($)
David F. Smith	1,947,618	Matthew D. Cabell	1,155,731
Ronald J. Tanski	1,475,142	Anna Marie Cellino	1,068,857
David P. Bauer	501,500	John R. Pustulka	917,887

Life Insurance Premium Agreement for David F. Smith

The Life Insurance Premium Agreement for David F. Smith provides Mr. Smith with an annual payment of $33,000 commencing October 1, 2009 and continuing until the Termination Date (see below). Mr. Smith must document that all payments received were used to make premium payments on life insurance covering Mr. Smith’s life and that life insurance remains in force. In this context, “Termination Date” means the earliest of Mr. Smith’s death, October 31, 2017, or the date Mr. Smith’s employment is terminated for Cause; and “Cause” means misconduct in respect of Mr. Smith’s duties that has damaged or is likely to damage the Company, including any endeavor to interfere in the business relations of the Company, to compete with the Company or otherwise engage or assist in any enterprise that is competitive with the Company in any material respect. If the Termination Date occurs before October 1 of any year, the Company is not obligated to make the payment.

National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)

Mr. Cabell and Mr. Bauer are not participants in the ERP and will not receive any benefit under this plan upon termination. Under the ERP, no benefits will be payable to a named executive officer whose employment is terminated or could have been terminated for serious, willful misconduct in respect of his or her obligations to the Company, including the commission of a felony or a perpetration of a common law fraud damaging to the Company.

In addition, except when a Change in Control has already occurred, rights under the ERP are forfeited if the named executive officer is employed by anyone who engages in a business competitive with the Company; engages, or advises or assists others engaged in such business; endeavors, directly or indirectly, to interfere with the relations between the Company and any customer; or engages in any activity the committee administering the ERP (“ERP Committee”) would deem detrimental to the Company’s best interests, unless the ERP Committee determines that such activity is not detrimental to the best interests of the Company. From and after 60 days following cessation of such activity by the named executive officer and provision of written notice to the ERP Committee, the right to receive benefits under the ERP will be restored, unless the ERP Committee determines that the prior activity caused substantial damage to the Company.

The following table gives the estimated value of the first payment payable under the ERP that would have been due for all forms of termination except for death or termination for cause.

Name	Payment ($)
David F. Smith	3,734,110
Ronald J. Tanski	2,420,618
Anna Marie Cellino	1,349,244
John R. Pustulka	1,062,154

The default form of benefit payment to the named executive officers is a four-year certain annuity, therefore, if a payment is shown above, three additional payments of the same amount would be made under the ERP, one in each of the next three years as elected by the executive officer.

If termination is due to death, a reduced payment will be calculated as a straight life annuity payment to the named executive officer’s surviving spouse/beneficiary until his or her death. The first annualized reduced payment would be $603,525 for Mr. Smith, $388,951 for Mr. Tanski, $226,179 for Mrs. Cellino and $166,460 for Mr. Pustulka.

Post-Employment Benefits for Matthew D. Cabell

To the extent Matthew D. Cabell is employed by Seneca or another Company subsidiary until and including March 20, 2018, post-employment medical and prescription drug benefits will be provided to Mr. Cabell, subject to the same terms and conditions, including the same monthly cost and with the same levels and types of benefits, as applicable to then-retiring officers of the Company’s utility subsidiary. Mr. Cabell will forfeit these benefits if he resigns before March 20, 2018 or if the Company or one of its subsidiaries terminates his employment at any time.

Summary of Potential Payments Upon Termination or Change in Control

In summary, the following table provides an estimated value of total benefits for each named executive officer if their termination had occurred on September 30, 2013. As disclosed in the table above under the “National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan (the “ERP”)”, the ERP benefit in the following totals represents the first payment due upon termination.

	Potential Payments Upon Termination Other than in Connection with a Change in Control				Potential Payments Upon Termination Following a Change in Control or Change in Board
Executive Benefits and Payments Upon Termination For: (1)	Voluntary Termination $	Retirement $(2)	Death $	Disability $	Company Terminates without Cause and/or Executive Terminates for Good Reason $	Company Terminates for Cause $	Executive Terminates Voluntarily Other than for Good Reason $
David F. Smith	6,869,413	7,793,496	6,718,276	9,868,424	29,831,600	2,232,740	8,452,493
Ronald J. Tanski	4,110,849	5,483,292	4,597,245	6,628,912	21,286,414	1,495,782	5,358,153
David P. Bauer	405,191	N/A	828,980	783,404	4,218,209	503,758	906,691
Matthew D. Cabell	1,151,580	N/A	6,102,569	4,866,119	16,766,215	1,174,511	2,307,311
Anna Marie Cellino	2,592,808	2,851,812	2,387,797	3,502,387	11,602,917	1,438,981	3,524,965
John R. Pustulka	2,078,653	2,323,081	2,059,522	2,953,038	9,663,579	1,060,946	2,859,840

(1)

The value of the benefits due upon an “involuntary termination” other than for cause and other than in connection with a Change in Control for Messrs. Smith, Bauer, Tanski, Cabell and Pustulka and Mrs. Cellino are $7,260,907, $501,695, $4,361,000, $4,999,604, $2,224,719 and $2,746,595 respectively.

The value of the benefits due upon a “termination for cause” other than in connection with a Change in Control for Messrs. Smith, Bauer, Tanski, Cabell and Pustulka and Mrs. Cellino are $285,122, $2,258, $20,640, $18,780, $143,059, and $370,124 respectively.

(2)

“Retirement,” will be “N/A” if the named executive officer was not eligible to retire on September 30, 2013. In that case, the Company would have accrued benefits payable to the named executive officer, which are accrued amounts in the other columns for the different types of terminations.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending September 30, 2014 (“fiscal 2014”). The independent registered public accounting firm will examine the financial statements of the Company and its subsidiaries and report upon the annual consolidated financial statements for fiscal 2014. PricewaterhouseCoopers LLP served as independent registered public accounting firm for fiscal 2013.

A representative of PricewaterhouseCoopers LLP will be attending the Annual Meeting.

The affirmative vote of a majority of the votes cast with respect to the ratification of the appointment of the independent registered public accounting firm by the holders of shares of Common Stock entitled to vote is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

If the necessary votes are not received, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain PricewaterhouseCoopers LLP or appoint another independent registered public accounting firm, without resubmitting the matter to stockholders. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Unless they are otherwise directed by the stockholders, the Proxies intend to vote for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THIS APPOINTMENT.

PROPOSAL 3. ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities and Exchange Act of 1934, we are asking stockholders for approval of the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby approved.”

This proposal allows stockholders to take part in a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board recommends a vote FOR this resolution because it believes that the Company’s compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with the interests of the Company’s stockholders.

Fiscal 2013 was a remarkable year for the Company, both financially and operationally. Year over year results improved in each of the Company’s reporting segments.

The Company’s exploration & production subsidiary, Seneca, continued to develop its position in the Eastern Development area of its Marcellus Shale acreage. Seneca also identified a high-quality geologic trend with the potential for nearly 2,000 well locations in Elk and Cameron counties, Pennsylvania, a major breakthrough on its legacy Western Development acreage.

Additionally, the Company’s midstream businesses, consisting of the Pipeline & Storage and Gathering segments, continued to evaluate, construct and operate substantial expansions to their Appalachian pipeline infrastructure, not only for affiliated customers, but also third-party producers active in developing the Marcellus and Utica Shales. These projects can take three to five years from conception to active service and the Company continues to pursue additional expansions to alleviate the pipeline constraints facing many natural gas shippers in the Appalachian Basin.

2013 Financial and Operating Highlights:

•	17% Growth in Earnings per Share: The Company’s earnings per share in 2013 were $3.08, which was an increase of 17% compared to the prior year.

•

Strong TSR Performance: The Company’s total shareholder return (“TSR”) for the one-year, three-year and five-year periods was 30%, 43% and 87%, respectively. These results placed the Company at the 69th, 44th, and 63rd percentiles of the 2013 Hay peer group for the same respective periods.

•

45% Increase in Natural Gas and Crude Oil Production: Seneca increased its total natural gas and crude oil production to 120.7 billion cubic feet equivalent (“Bcfe”), a 45% increase over the prior year.

•

24% Growth in Natural Gas & Crude Oil Reserves: At the end of fiscal 2013, Seneca increased its proved reserves of natural gas and crude oil to 1.549 trillion cubic feet equivalent (“Tcfe”), an improvement of 24% from the prior year.

•

Midstream Businesses Achieved Growth: The Company’s midstream businesses generated combined net income of $76.6 million ($63.3 million for the Pipeline and Storage segment and $13.3 million for the Gathering segment), which was an increase of 14% over the prior year. This growth was driven by the completion of three new major pipeline projects in late fiscal 2012 and early fiscal 2013.

•

43rd Year of Consecutive Dividend Increases: In June, the Company’s annual dividend rate was increased by 2.7% to $1.50 per share, marking the 43rd year of consecutive dividend increases and 111th year of uninterrupted dividend payments.

2013 Long-Term Strategic Results

National Fuel’s capital intensive operations require a focus on strategic initiatives and projects that may take several years from business planning through completion. The results of this focus include:

•

Commencing a Major New Marcellus Development Program: The Company’s Exploration & Production segment continued its multi-year delineation efforts in the Marcellus Shale. In 2013, these efforts led to a major breakthrough on Seneca’s 780,000 net acres in Pennsylvania. New wells tested during the year have significantly furthered the Company’s confidence in the long-term potential of its Marcellus Shale acreage. In particular, an additional 2,000 drilling locations, with a resource potential of more than 10 Tcfe, have been identified as economic at natural gas prices of $4 per Mcf or lower. With this new confidence, the Company moved to a full-scale development program in its Rich Valley/Clermont prospect area that will last for many years.

•

Ongoing Interstate Pipeline Expansion Projects: In the Pipeline & Storage segment, two major interstate pipeline expansion projects were placed in service. In the first half of fiscal 2013, the Company completed construction of National Fuel Gas Supply Corporation’s Northern Access Expansion and Line N 2012 Expansion. These projects, combined with the phase-in of previously completed projects, added more than $26 million in transportation revenue to the Pipeline & Storage segment in fiscal 2013.

•

Continued Build Out of Gathering Infrastructure: National Fuel Gas Midstream Corporation and its subsidiaries, within the Company’s Gathering segment, invested $48 million in 2013 for the continued expansion of the Trout Run Gathering System in Pennsylvania. This gathering system is instrumental to the success of Seneca’s Eastern Development area, and ensuring that its natural gas production reaches a sales market promptly upon completion of wells. Additionally, initial plans were formulated for a new 1 Bcf per day gathering system to support Seneca’s development of its Rich Valley/Clermont prospect area. Net income of the Gathering segment increased 93% in 2013 to $13.3 million from $6.9 million in 2012.

•

Expanding Natural Gas Transportation Capabilities: The Company continues to aggressively pursue opportunities to expand its infrastructure to serve the rapid growth in volumes of natural gas produced from the Marcellus and Utica Shales in Appalachia. Capital expenditures for fiscal 2014 through fiscal 2016 are estimated to be $648.6 million in the Pipeline and Storage segment and $392.6 million in the Gathering segment, a combined addition of 84% to the $1,235.2 million of Midstream businesses net property plant and equipment, and 20% to the $5,151.7 million of Company net property plant and equipment, both as of the end of fiscal 2013. A component of this spending is for the Northern Access 2015 Expansion project. This is designed to provide Seneca’s production with a path to export gas to high-value Canadian markets, further enhancing the Company’s ability to export natural gas.

2013 Advisory Vote on Executive Compensation and Stockholder Feedback

2013 Say-on-Pay Vote and Stockholder Engagement

The 2013 Say-on-Pay advisory vote yielded a result of 84% of votes cast in support of the compensation of the Company’s named executive officers. As in 2012, in the summer of 2013 members of Company management again held meetings with some of the Company’s largest stockholders to obtain feedback on the Company’s compensation program, among other topics. This engagement, reaching holders of more than 24% of our shares outstanding as of September 30, 2013, facilitated important dialogue from which we continued to gather various viewpoints.

As a result of the stockholder feedback received in 2012, in 2013 the Compensation Committee of the Board (the “Compensation Committee”) converted a cash-based long-term incentive program to an equity-based program utilizing restricted stock units (“RSUs”). As with the cash-based program, the RSU program is subject to the same three-year total return on capital performance target relative to companies reported in the Natural Gas Distribution and Integrated Natural Gas Companies group of the Monthly Utility Reports of AUS, Inc. (“AUS peer group”). In both programs the target award will vest should the Company rank at the 60th percentile of the peer group. For the RSU program, performance at the 60th percentile will result in fifty percent of the RSUs vesting.

For fiscal 2014, the Compensation Committee adopted a new approach to long-term incentive compensation. Going forward, approximately two-thirds of a named executive officer’s long-term incentive award will be comprised of performance shares, split between two distinct performance conditions: one performance condition is tied to 3-year TSR and the other is tied to 3-year total return on capital, both relative to the performance of companies in the Hay peer group (as described below). The remaining approximately one-third of the long-term incentive award will be comprised of time-vested RSUs used as a retention tool. The Compensation Committee’s action represents an evolution from its practice prior to fiscal 2013 of utilizing a cash component for approximately one-half of long-term incentive awards.

CEO Compensation

In fiscal 2013, because of the transition to a new Chief Executive Officer (“CEO”) and away from a long-term incentive partially paid in cash, the Summary Compensation Table does not appropriately reflect the philosophy behind the Compensation Committee’s approach to CEO Compensation.

Below is a chart which compares the recommendation that Hay made to the Compensation Committee’s target for Mr. Tanski’s compensation upon his succession to the CEO position, the Compensation Committee’s targeting of Mr. Tanski’s pay for fiscal 2013 and the corresponding amounts contained in the Summary Compensation Table.

Fiscal 2013

CEO Compensation

	Hay Target Recommendation	As Targeted by Compensation Committee	As Contained in the Summary Compensation Table
Base Salary	750,000	726,148	726,148
Bonus	750,000	580,918	802,829
Total Cash	1,500,000	1,307,066	1,528,977
Stock Awards (Performance-Based RSU Grant)	Not Broken Out	1,601,750	3,026,063
Equity Awards (SAR Grant)	Not Broken Out	458,250	458,072
Total Target LTI	2,060,000	2,060,000	3,484,135
Total Direct Compensation	3,560,000	3,367,066	5,013,112

In particular, note that the amount reported in the Summary Compensation Table under Stock Awards reflects close to double the target amount. This is due to the doubling of the RSU grant to allow for performance at two times the target percentile and an estimate for Summary Compensation Table purposes close to that maximum opportunity. Should the Company achieve only target performance at the 60th percentile of the AUS peer group, 50% of the awarded RSUs will vest. Stated another way, the award amount is a maximum opportunity to be decreased should the percentile ranking be below the 100th percentile. The award will only vest following fiscal 2015, in accordance with the vesting schedule below:

Company’s Rank as a Percentile of the AUS Peer Group	Percentage of RSUs Vesting
<45.01%	0%
45.01%	25.00%
60.00%	50.00%
75.00%	75.00%
100.00%	100.00%

Compensation Summary and Overview

Objectives of the Compensation Committee

When setting compensation for the Company’s executives, the Compensation Committee’s primary goal is to provide balanced incentives for creating value for stockholders in both the near-term and long-term. In order for this to occur, the Committee awards a combination of cash and equity components that are designed to:

➢	Focus management efforts on both near-term and long-term drivers of stockholder value;

➢

Tie a significant portion of executive compensation to long-term TSR by linking a significant portion of an executive officer’s potential compensation to the future price of the Company’s Common Stock; and

➢	Attract, motivate, reward and retain management talent in the highly competitive energy industry in order to achieve the objectives that contribute to the overall success of the Company.

Elements of Compensation

The main elements of the 2013 executive compensation program are as follows:

➢	Base Salary (Cash) — Provides a predictable base compensation for day-to-day job performance;

➢

Short-Term Performance Incentives (Cash) — Utilizes metrics specific to each executive in order to motivate them to deliver near-term results for stockholders, generally over a period that is no longer than two years; and

➢

Long-Term Performance Incentives (Equity) — Focuses the attention of executives on delivering long-term stockholder value and on maintaining a significant personal investment in the Company through stock ownership.

Recent Changes to the Compensation Program

Executive compensation for fiscal 2013 was set early in the fiscal year, prior to the voting results at the Annual Meeting of Stockholders held in March of 2013. After meeting with many of our largest stockholders during the past two fiscal years and obtaining valuable feedback, the compensation program has been amended in each of the past two years.

These recent changes to the executive compensation program are as follows:

➢

Shifting Long-Term Performance Incentive to Equity — Prior to 2013, the Company granted a combination of equity-based awards (restricted stock and stock appreciation rights (“SARs”)) and performance-based cash target awards tied to total return on capital goals. In 2013, as an interim step prior to an in-depth review of its long term incentive (“LTI”) approach, the Compensation Committee replaced the cash portion of the program with performance-based RSUs, utilizing the same relative total return on capital metric. For 2014, the Company further revised the mix of awards to be approximately two-thirds performance shares (split between two distinct performance metrics measured over three years against a peer group) and one-third time-vested RSUs (vesting ratably over a 3-year period).

➢

Adoption of Relative Performance Conditions for Fiscal 2014 — As noted above, for fiscal 2014, the Compensation Committee devoted two-thirds of the LTI award to performance shares. The Committee established two distinct performance metrics: 3-year TSR relative to the Hay peer group and 3-year total return on capital relative to the Hay peer group.

➢

CEO Compensation — To increase the CEO compensation tied to equity and moderate cash compensation, upon his appointment as CEO, Mr. Tanski’s salary was set at approximately the 25th percentile of the Hay Energy Industry data and an additional performance-based equity award was made so that total direct compensation is targeted at the 50th percentile.

➢	Ownership Requirements were Increased for the CEO to Six Times Base Salary. Our CEO’s stock ownership is 22 times his base salary as of November 29, 2013.

Other Key Compensation Features

➢	The Company does not provide tax “gross-ups”;

➢	Executive officers and other officers are required to meet stock ownership guidelines that range from one to six times base salary;

➢	Equity incentive plans prohibit the repricing or exchange of equity awards without stockholder approval;

➢	The Committee has engaged two independent compensation consultants to assist in setting compensation; and

➢	All change-in-control agreements are double triggered.

“Reported” Pay Does Not Adequately Reflect Changing Compensation Approach

Given changes by the Compensation Committee (following stockholder outreach) to the LTI program as discussed above, we have provided an additional compensation table below in order to distinguish the annual short-term cash incentive from the 3-year long-term cash incentive, to remove the impact of the 2013 move from a cash-based LTI award to a RSU-based LTI award, and to remove the volatile, significant effects of changes in actuarial assumptions on the value of the named executive officers’ pension benefits disclosed in the 2013 Summary Compensation Table. This table, however, is not a substitute for the Summary Compensation Table, which can be found at page 41 in this proxy statement.

Name and Principal Position	Year	Salary ($)	Short-Term Cash Incentive ($)	Long-Term Cash Incentive (1)($)	Stock Awards (2)($)	Option Awards ($)	All Other Compensation ($)	Total ($)
David F. Smith	2013	776,600	1,378,894	1,439,730	N/A	909,650	168,863	4,673,737
Chairman and Chief	2012	880,000	1,073,160	1,317,400	550,900	448,008	151,211	4,420,679
Executive Officer of the Company until 3/7/13, when named	2011	835,000	1,457,075	1,091,232	598,734	574,838	171,440	4,728,319
Executive Chairman

Ronald J. Tanski	2013	726,148	802,829	809,260	N/A	458,072	107,613	2,903,922
President and Chief	2012	681,000	640,140	752,800	344,313	280,005	96,124	2,794,382
Executive Officer of the Company since 3/7/13	2011	652,500	810,144	631,500	399,156	383,225	104,539	2,981,064

David P. Bauer	2013	318,000	233,000	225,840	N/A	113,353	26,042	916,235
Treasurer and Principal	2012	293,750	215,000	75,280	68,863	56,001	23,728	732,622
Financial Officer of the	2011	268,750	200,000	50,520	79,831	76,645	20,039	695,785
Company

Matthew D. Cabell	2013	591,250	774,981	564,600	N/A	356,866	80,721	2,368,418
President of Seneca	2012	573,750	445,402	564,600	309,881	252,005	58,412	2,204,050
Resources Corporation	2011	547,789	676,060	404,160	359,241	344,903	55,962	2,388,115

Anna Marie Cellino	2013	497,000	543,942	432,860	N/A	249,901	78,171	1,801,874
President of National Fuel	2012	482,250	585,861	423,450	206,588	168,003	79,695	1,945,847
Gas Distribution Corporation	2011	458,750	551,853	336,800	239,494	229,935	76,204	1,893,036

John R. Pustulka	2013	462,750	415,272	432,860	N/A	235,909	70,306	1,617,097
President of National Fuel	2012	425,000	443,573	225,840	206,588	168,003	69,617	1,538,621
Gas Supply Corporation	2011	383,750	448,201	176,820	239,494	229,935	67,309	1,545,509

(1)

For fiscal 2013, Long-Term Cash Incentive represents an estimated payment for the three-year performance period ended September 30, 2013. See footnote 3 to the Summary Compensation Table for more information.

(2)	This column as shown includes the full grant date fair value of Restricted Stock awards for fiscal 2012 and 2011 and excludes any value for performance-based RSU awards for fiscal 2013.

CEO Compensation in Alignment with Peers

The Compensation Committee understands the importance of using benchmark data that reflects information from companies with comparable business segments over similar time periods. Reflected in the chart below is The Hay Group’s comparison of fiscal 2012 total direct compensation for the Company’s then CEO (Mr. Smith) against that of CEOs in our Hay peer group. The Company’s CEO total direct compensation, shown in the table below, is in line with that of our peers.

Fiscal 2012 is the most recent complete fiscal year for which proxy statement data is available. 2013 compensation may not yet be accurately compared to peers because 2013 compensation data for those peers is not yet available.

Chairman and CEO

Compared to CEO proxy data for fiscal year 2012

			Total Direct Compensation
Company	Title	Sales ($M)	Actual	Target
AGL Resources, Inc.	Chairman, President & CEO	$3,922	$4,411,529	$5,422,429
Atmos Energy Corp.	President & CEO	$3,438	$3,716,482	$3,510,867
Cabot Oil & Gas Corp.	Chairman, President & CEO	$1,205	$7,625,350	$6,553,555
Energen Corp.	Chairman & CEO	$1,617	$3,737,734	$3,973,008
EQT Corp.	Chairman, President & CEO	$1,642	$7,886,279	$6,717,202
MDU Resources Group Inc	President & CEO	$4,075	$2,165,527	$2,397,277
New Jersey Resources Corp.	Chairman, President & CEO	$2,249	$2,445,243	$2,445,243
Northwest Natural Gas Co.	President & CEO	$731	$1,735,204	$1,854,929
Questar Corp.	Chairman, President & CEO	$1,099	$3,522,862	$3,315,507
Quicksilver Resources Inc	President & CEO	$709	$4,009,998	$4,692,498
Range Resources Corp.	President & CEO	$1,408	$7,443,134	$7,188,230
SM Energy Co	CEO	$1,532	$4,691,137	$4,762,291
Southwest Gas Corp.	President & CEO	$1,928	$2,257,698	$2,180,418
UGI Corp.	Chairman & CEO	$6,519	$5,108,935	$5,582,345
Ultra Petroleum Corp.	Chairman, President & CEO	$1,114	$5,800,000	$5,400,000
Whiting Petroleum Corp.	Chairman & CEO	$2,170	$7,969,957	$6,305,539
Summary Statistics
75th Percentile		$2,546	$6,210,784	$5,763,144
Average		$2,210	$4,657,942	$4,518,834
Median		$1,629	$4,210,764	$4,727,395
25th Percentile		$1,182	$3,253,457	$3,097,941
National Fuel Gas Company	Chairman & CEO	$1,830	$3,752,068	$3,558,908
Percentile Rank		58%	40%	34%

Total Direct Compensation = base salary + bonus + long-term incentives (target value for cash and grant date value for equity).

© 2013 Hay Group. All rights reserved

Additional Information

The Company’s executive compensation is described and explained in CD&A beginning on page 21, in the tabular disclosure starting with the Summary Compensation Table beginning on page 41, and in the 2014 Proxy Overview and Summary included at the front of this proxy statement. We urge shareholders to carefully review this information to understand how the Company’s executive compensation is designed and how it compares with other similar companies.

Approval of this proposal requires a majority of the votes cast with respect to this proposal. This non-binding, advisory vote is currently scheduled to be conducted every year, and the next such advisory vote is expected to take place at the 2015 Annual Meeting of Stockholders. Consistent with SEC rules, the vote on this proposal is advisory and is not binding on the Board. The vote on this proposal will not be construed as overruling any decision by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 4. STOCKHOLDER PROPOSAL

The Company received from an institutional investment manager, in the name of its client, Social Justice Fund Northwest (“Social Justice Fund NW” or the “Fund”), the following stockholder proposal (“Proposal”) for action at the Annual Meeting. Social Justice Fund NW has ownership of 41 shares of Company common stock.

Social Justice Fund NW, located at 1904 Third Avenue, Suite 806, Seattle, Washington, 98101, is a foundation with activities focused in the northwestern United States. The Fund’s website states that “Social Justice Fund Northwest is a foundation working … to foster significant, long-term social justice solutions throughout Washington, Oregon, Idaho, Montana and Wyoming.” The Company, which is headquartered in Williamsville, New York, has no facilities, operations or employees in any of those states. Further, the Fund has made no effort to contact the Company to discuss this Proposal.

The following text of the Proposal and supporting statement appears exactly as received by the Company. All statements contained in the Proposal and the supporting statement are the sole responsibility of Social Justice Fund NW.

“GENDER IDENTITY NON-DISCRIMINATION POLICY

WHEREAS

National Fuel Gas does not explicitly prohibit discrimination based on gender identity or gender expression in its written employment policy;

According to the Human Rights Campaign, nearly seventy percent of the Fortune 100 and fifty percent of the Fortune 500 now prohibit discrimination based on gender identity or expression;

We believe that corporations that prohibit discrimination on the basis of gender identity or expression have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to an analysis of surveys conducted by the Williams Institute at the UCLA School of Law, sixteen to sixty eight percent of lesbian, gay, bisexual and transgender people report experiencing employment discrimination;

Public opinion polls consistently find more than three quarters of people in the United States support equal rights in the workplace. In a 2011 nationwide survey conducted by Greenberg Quinlan Rosner Research, the vast majority (79 percent) of the 800 respondents supported protecting LGBT (lesbian, gay, bisexual and transgender) people from discrimination in employment;

Although federal law does not provide sexual orientation and gender identity employment discrimination protection, seventeen states, the District of Columbia, and more than 114 cities and counties have laws prohibiting employment discrimination based on gender identity or expression;

Our company is headquartered in New York where major employers such as Consolidated Edison, Verizon Communications, American Express, and Ernst & Young, LLP include gender identity or expression in their nondiscrimination policies.

RESOLVED

Shareholders request that National Fuel Gas amend its written equal employment opportunity policy to explicitly prohibit discrimination based on gender identity or expression and to take concrete action to implement the policy.

SUPPORTING STATEMENT

We believe employment discrimination on the basis of gender identity diminishes employee morale and productivity. Because state and local laws are not comprehensive with respect to prohibiting employment discrimination, our company would benefit from a comprehensive, consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, access employees from the broadest talent pool, and ensure a respectful and supportive atmosphere for all employees. National Fuel Gas will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.”

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST”

THIS STOCKHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

1.	We Believe The Fund’s Principal Interest Is To Promote A Social Agenda.

As an initial matter, the Company questions the nature and depth of the Fund’s interest in the Company. The Fund’s 41 shares barely satisfy the SEC’s minimum ownership requirement for submitting a proposal, and the Fund itself has made no contact with the Company. The Fund is based in Seattle, limits its operations to five (5) northwestern states where the Company has no facilities, operations or employees, and describes itself publicly as “working at the frontlines of social change.” The Fund’s investment manager’s solicitation brochure, as filed with the SEC, discloses that:

[The investment manager] may maintain a token position in a security in a client’s account in order to pursue advocacy on environmental, social or governance issues. As a result, the investment performance of these client accounts may differ from the investment performance of other client accounts that do not hold such positions. 1 (Emphasis supplied.)

These circumstances have persuaded the Company that the Fund, acting in concert with its investment manager, holds a nominal amount of Company stock and presents this proposal primarily for the purpose of promoting a social agenda, with the Company’s economic performance a secondary interest, at best.

2.	The Company Complies With Applicable Equal Employment Opportunity Laws.

The Company is an equal opportunity employer and is fully committed to complying with all equal employment opportunity laws applicable to its employees. As Social Justice Fund NW is aware, we are headquartered in New York and maintain an equal employment policy there that prohibits discrimination on the basis of race, color, sex, marital status, ancestry, religion, national origin, age, physical or mental disability, veteran status, sexual orientation, and/or genetic information, or any other basis, all as such discrimination is prohibited by applicable law. This policy applies to all areas of employment, including, but not limited to, hiring and recruitment, training, promotion, transfer, demotion, counseling and discipline, employee benefits and compensation and termination of employment.2

3.	The Proposal Does Not Define Gender Identity Or Expression.

Social Justice Fund NW provides no definition of the term “gender identity or expression.” Therefore, in our opinion, the Company cannot know, or be held to know, with adequate precision what is intended by those terms, what persons or conduct would be protected, what specific actions the Proposal would require, or the implications of implementing the Proposal. The vague nature of the phrase “gender identity or expression” is apparent from the Fund’s own website. One of the recipients of a grant from Social Justice Fund NW in 2013 is an organization in Seattle, Washington named the Gender Justice League (“GJL”).

Social Justice Fund NW’s website states that the organization GJL:

Works to empower trans* activists and their allies to fight oppression based on gender and sexuality in Washington State and to create a community where trans people can live their lives safely, true to

[1]	http://www.adviserinfo.sec.gov/Iapd/Content/Common/crd_iapd_Brochure.aspx?BRCHR_VRSN_ID=195246 (as published on January 7, 2014)
[2]

The Company is also aware that the U.S. Senate has passed a bill which, if approved by the full Congress and enacted into law, could expand the rights of certain employees. The Company complies with any law applicable to it.

themselves, and free from discrimination. GJL uses the term trans with an asterisk-trans*-as an umbrella term to include those who identify as transgender, transsexual, genderqueer, gender non-conforming, Two Spirit, and those medically labeled or those who identify as intersex.3

This description suggests that “gender identity and expression” can describe a broad, amorphous new category of protected behaviors and characteristics that should be protected.

In addition, the definitions of “gender identity or expression” in some of the 17 states noted by the Fund are themselves vague, indefinite and different one from another. For instance, the District of Columbia’s statute provides that “‘[g]ender identity or expression’ means a gender-related identity, appearance, expression, or behavior of an individual, regardless of the individual’s assigned sex at birth.”4 New Jersey’s statute provides that “‘[g]ender identity or expression’ means having or being perceived as having a gender related identity or expression whether or not stereotypically associated with a person’s assigned sex at birth.”5

These definitions provide no examples of identifiable characteristics, nor do they provide any clarity as to what behaviors might be considered an expression of one’s gender identity (“expression” inherently involving conduct of some sort).

4.	The Proposal Does Not Provide Any Guidance On Implementation.

As a result of the Proposal’s failure to define the meaning of “gender identity or expression,” the Company has concluded it cannot be expected to determine with fair certainty the boundaries of what the Proposal might require, permit or prohibit, if implemented.

For instance, would the Proposal protect deliberately exaggerated or overstated expressions of one’s gender identity (stereotypical or otherwise)? Can any behavior be restricted without violating gender identity or expression rights? Would the Company be permitted to exercise any judgment (and if so to what extent) in determining which behaviors are attributable to gender identity or expression and which are not? Arguably, any specific standard set by the Company in implementing the Proposal could limit someone’s expression of gender identity.

5.

Implementation Of The Stockholder Proposal Would Likely Conflict With Other Important Company Policies And Result In Needless Expense, Diverting The Company From Its Goal Of Creating Stockholder Value.

The Proposal, if implemented as proposed, would likely conflict with other important Company policies currently in place. For example, a dress code or a policy prohibiting certain behavior in the workplace may conflict with the protection of a noncompliant employee’s gender identity or expression. For another example, a safety policy that requires employees to shave their facial hair in order for a respirator to fit could similarly conflict with an employee’s bearded expression of his masculine gender identity.

The Company, of course, is responsible for administering any policies that govern the workplace conduct of its employees. Because the Proposal does not, in the view of the Company, adequately particularize the behavior it seeks to protect, and contains no guidance on implementing the Proposal, we regard it as impossible for the Company to know with any confidence just what actions or measures the Proposal, if implemented, would require or forbid. At the very least, it is clear the Company will incur time and expense responding to these issues, diverting resources that would be better used in creating stockholder value.

THEREFORE, FOR THE REASONS STATED ABOVE, THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL

[3]	Social Justice Fund Northwest, http://www.socialjusticefund.org/ (as published on December 5, 2013).
[4]	D.C. Code § 2-1401.02(12A).
[5]	N.J. Stat. Ann. § 10:5-5 (West).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of information furnished to the Company, reports filed through the Company and/or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than 10% beneficial owners were complied with during fiscal 2013.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s directors, principal executive officer, principal financial officer, controller, other officers and employees that is designed to deter wrongdoing and to promote honest and ethical conduct. The text of the code of ethics is available on the Company’s website at www.nationalfuelgas.com. Upon request, the Company will provide to any person without charge a copy of the code of ethics. Requests must be made to the Secretary at the principal offices of the Company.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement, the Company’s Summary Annual Report and financial statements for the 2013 fiscal year are being delivered to some multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate proxy card and a separate notice of the Annual Meeting are being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the Annual Meeting or future Annual Meetings of Stockholders, or have questions regarding the householding process, may call Broadridge, toll free at 1-800-542-1061. You will need your 12-digit Investor ID number. Simply follow the prompts. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Promptly upon request, additional copies of the Company’s Summary Annual Report and financial statements for fiscal 2013 and separate proxy statements for the Annual Meeting will be sent. By contacting Broadridge, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many brokerage firms and other holders of record have also instituted householding procedures. If your family has one or more “street name” account under which you beneficially own shares of Common Stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Summary Annual Report to Stockholders and financial statements for fiscal 2013 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding and see the section “Multiple Copies of Proxy Statement” within this proxy statement. These options are available to you at any time.

PROPOSALS OF SECURITY HOLDERS

Proposals that security holders intend to present at the 2015 Annual Meeting of Stockholders must be received by the Secretary at the principal offices of the Company no later than September 26, 2014, in order to be considered for inclusion in the Company’s proxy statement and proxy for that meeting. Notice of a stockholder proposal submitted outside the processes of SEC Rule 14a-8 under the Exchange Act, or a notice of a stockholder’s intent to nominate one or more directors, for consideration at the 2015 Annual Meeting of Stockholders, shall be considered untimely unless received by the Secretary at the Company’s principal office between October 14, 2014 and November  13, 2014.

OTHER BUSINESS

The Board of Directors does not know of any business that will be presented for consideration at the Annual Meeting except as set forth above. However, if any other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the Proxies will vote in regard thereto according to their discretion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and at the Company’s website at www.nationalfuelgas.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows the Company to incorporate by reference the information that it files with the SEC. Incorporation by reference means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and such documents are automatically updated and superseded by this proxy statement. Later information that is filed by the Company with the SEC will automatically update and supersede the information in this document.

BY ORDER OF THE BOARD OF DIRECTORS

PAULA M. CIPRICH

General Counsel and Secretary

January 24, 2014

APPENDIX A TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

I.	Purpose

National Fuel Gas Company (“Company”) has a longstanding commitment to comply with federal and state securities laws and regulations, accounting standards, accounting controls and audit practices. In furtherance of this commitment, the Audit Committee of the Company’s Board of Directors has established these Reporting Procedures for Accounting and Auditing Matters (“Procedures”), which provide for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

II.	Scope

These Procedures apply to all employees of all divisions and subsidiaries of the Company.

III.	Procedures

A.	Making a Report of Accounting and Auditing Matters

1.

An employee with a concern or complaint regarding accounting, internal accounting controls, or auditing matters (collectively “Accounting and Auditing Matters”) may report such concerns, on a confidential and anonymous basis if the employee so desires, as follows:

a.	Via the Company’s dedicated toll-free hotline (1-800-605-1338) operated by a third party service company; or

b.

In writing in a sealed envelope addressed to the Chairman of the Audit Committee, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221. The sealed envelope should be labeled with a legend such as: “Submitted pursuant to the Reporting Procedures for Accounting and Auditing Matters.”

2.	A sufficiently detailed description of the factual basis for the report should be given in order to allow appropriate investigation into the matter.

B.	Treatment of Reports

1.	All reports will be forwarded to the Chairman of Audit Committee, the Chief Auditor, and General Counsel.

2.

Upon receipt of a report, the Chief Auditor will determine whether the complaint pertains to Accounting and Auditing Matters. If the report does not pertain to Accounting and Auditing Matters, the Chief Auditor and General Counsel will decide together on the appropriate disposition.

3.

Reports relating to Accounting and Auditing Matters will be promptly investigated by the Chief Auditor under the Audit Committee’s direction and oversight, and may involve the assistance of other Company resources as needed. To the fullest extent possible, such investigations and reports will be kept confidential.

4.

If the results of an investigation indicate that corrective action is required, the Audit Committee will decide what steps should be taken to rectify the problem and reduce the likelihood of recurrence, and may also recommend appropriate discipline.

5.	No person making a report under these Procedures shall be subject to retaliation because of making a good faith report. In addition, any employee of the Company responsible for

A-1

retaliating against individuals who in good faith report concerns regarding Accounting and Auditing Matters will be subject to disciplinary action, up to and including termination. Any employee making a bad faith report, including a report made for the purpose of harassing or maliciously injuring the subject of the report, will be subject to disciplinary action, up to and including termination.

C.	Retention of Reports and Investigation Documents

The Chief Auditor will maintain, in accordance with the Company’s document retention policy, a complete record of all reports received (including those determined not to pertain to Accounting and Auditing Matters), all records associated with reports of Accounting and Auditing Matters, the treatment of reports of Accounting and Auditing Matters under these Procedures, and the ultimate disposition of Accounting and Auditing Matters reports. In addition, the Chief Auditor shall prepare an update on the status of (i) all reports of Accounting and Auditing Matters under investigation, and (ii) those reports of Accounting and Auditing Matters whose investigation has been concluded since the previous status update. Status updates shall be provided on a monthly basis for the Chairman of the Audit Committee and shall be provided on a quarterly basis for the entire Audit Committee.

IV.	Administration of Procedures

The Audit Committee is the issuer and owner of these Procedures. These Procedures shall be subject to periodic review and revision by the Audit Committee as necessary or appropriate. The Audit Committee, in consultation with the Company’s Chief Auditor, shall have the authority to make any interpretations regarding the operation of these Procedures.

A-2

APPENDIX B TO PROXY STATEMENT

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

AMENDED: DECEMBER 9, 2010

The business of National Fuel Gas Company (the “Company”) is conducted by its employees, managers and officers, under the oversight of the Board of Directors (the “Board”), in order to serve the long-term interests of its shareholders. The Board and management recognize that the long-term interests of shareholders are served by considering the interests of customers, employees and the communities in which the Company operates. In addition, the Board requires directors, officers and employees to comply with all legal and regulatory requirements and to adhere to the highest ethical standards in the performance of their duties. To help discharge its responsibilities, the Board has adopted the following guidelines on corporate governance matters.

1.	Board Of Directors

The Board shall consist of a number of directors, not less than seven nor more than eleven, as determined by a majority vote of the full Board.

The business and affairs of the Company shall be managed by or under the direction of the Board, acting as a body, in accordance with Section 14A:6-1 of the New Jersey Business Corporation Act. Individual directors shall have no authority to act for or on behalf of the Company without the express authorization of the Board, or as may be provided by law, the Certificate of Incorporation or the By-Laws.

2.	Independent Directors

A majority of the Board must qualify as independent directors under the listing standards of the New York Stock Exchange (NYSE). The Board will annually review the relationship that each director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). All determinations of director independence will be disclosed in the Company’s annual proxy statement.

3.	Director Qualifications

The Board, with input from the Nominating/Corporate Governance Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include knowledge, experience, and skills in areas critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other publicly-held companies. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director.

The Nominating/Corporate Governance Committee is responsible for periodically reviewing these qualification guidelines and recommending modifications, as appropriate. The Board believes the qualification guidelines included as Exhibit A are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Directors are expected to carry out the functions of the Board in a professional and diligent manner, and to spend the time and effort necessary to properly discharge such responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and Committees on which such director sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate Committee in advance of such meeting. A director is also expected to review provided materials in advance of a meeting.

4.	Selection of New Directors

The Board is responsible for selecting its members and nominating them for election by the stockholders and for filling vacancies on the Board. The Nominating/Corporate Governance Committee will recommend to the Board nominees for election, including, as appropriate, incumbent directors for re-election.

Stockholders may propose candidates for consideration in accordance with the Process for Identifying and Evaluating Nominees for Director included as Exhibit B.

In selecting individuals for nomination, the Committee will seek the input of the Chairman of the Board and Chief Executive Officer and will evaluate candidates using the qualification guidelines included as Exhibit A and the Process for Identifying and Evaluating Nominees for Director included as Exhibit B, as they may be supplemented from time to time. Once a candidate is selected to join the Board, the Chairman of the Board and/or the Chair of the Nominating/Corporate Governance Committee will extend the invitation to join the Board on the Board’s behalf.

5.	Term Limits

The Board does not believe it should limit the number of terms for which an individual may serve as a director. While term limits could help ensure fresh ideas, they also would force the Board to lose the contributions of directors who have developed an insight into the Company. This insight and continuity of directors is an advantage, not a disadvantage. As an alternative to term limits, the Nominating/Corporate Governance Committee will review a director’s continuation on the Board whenever the director experiences a change in professional responsibilities, as a way to assure that the director’s skills and experience continue to match the needs of the Board. In addition, in connection with nomination of the slate of directors that the Board proposes for election by stockholders each year, the Nominating/Corporate Governance Committee will consider re-nominated directors’ continuation on the Board and take steps as may be appropriate to ensure that the Board maintains an openness to new ideas.

A director shall normally serve on the Board for a three-year term, except that subject to paragraph 7, a director appointed to fill a vacancy shall stand for election at the next annual meeting of shareholders.

6.	Change in Professional Responsibilities

It is the view of the Board that each director who experiences a change in his or her business or professional affiliation or responsibilities should bring this change to the attention of the Board and should offer to resign. The Board does not believe that each director who retires or has a change in position or responsibilities should necessarily leave the Board. The Nominating/Corporate Governance Committee will, however, review the continued appropriateness of Board membership under these circumstances and make a recommendation to the Board.

This same guideline applies to any inside directors, including the Chief Executive Officer of the Company, in the event he or she no longer serves in that position.

7.	Director Age

As a general guideline, the Board will not nominate an individual to stand for election to the Board by shareholders if at the time of such election the individual will have reached his or her 72nd birthday. The Board shall have the authority to make exceptions to this general guideline on a case-by-case basis.

8.	Board Leadership

A.	Chairman of the Board and Chief Executive Officer

1. The Chairman of the Board, who may also be the Chief Executive Officer, shall be a director and preside at all meetings of the Board and meetings of the shareholders. The Chairman of the Board is chosen on an annual basis by at least a majority vote of the remaining directors.

2. The Chief Executive Officer, who may also be the Chairman of the Board, shall be appointed by the Board and serve at the pleasure of the Board.

B.	Lead Independent Director

The Lead Independent Director will preside at all meetings of the non-management directors at which he or she is present and all meetings of the independent directors at which he or she is present. The Lead Independent Director will perform such other functions as the Board may direct. The Lead Independent Director is chosen on an annual basis by at least a majority vote of the remaining directors.

C.	Succession Planning and Leadership Development

Each year, the Chief Executive Officer will report to the Compensation Committee on succession planning and his or her recommendation as to a potential successor, along with a review of any development plans recommended for such individuals. The Committee will make an annual report to the Board on succession planning, and the Board will work with the Committee to evaluate potential successors to the Chief Executive Officer. When the Compensation Committee and the Board review management succession plans for the Chief Executive Officer, they will consider succession in the event of an emergency or retirement of the Chief Executive Officer. The Committee and the Board will also review succession candidates for executive officers other than the Chief Executive Officer and other senior managers as it deems appropriate.

9.	Board Committees

A.	Number of Committees

Currently there are five Committees: Executive, Audit, Compensation, Nominating/Corporate Governance, and Financing. The Board believes the current Committee structure is appropriate. From time to time, depending upon the circumstances, the Board may form a new Committee or disband a current Committee.

B.	Assignment of Committee Members

The Board appoints members of the Committees on an annual basis. Vacancies in the Committees will be filled by the Board. In making assignments to the Committees, only independent directors may serve on the Audit Committee, the Compensation Committee, or the Nominating/Corporate Governance Committee, and at least one member of the Audit Committee must have accounting or financial management experience, as defined by the U.S. Securities and Exchange Commission rules or as required under applicable New York Stock Exchange listing requirements. Additionally, a member of the Audit Committee may not sit on more than three other Audit Committees of other public companies, unless the Board determines that such commitments would not impair his or her effective service to the Company.

The Board will take into account tenure on a Committee and give consideration to rotating Committee members periodically, but the Board does not feel that rotation should be mandated as a policy.

C.	Committee Charters and Authority

The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, each have a written charter, which has been approved by the Board. Each charter delegates certain responsibilities to the respective Committee.

The Executive Committee may exercise Board authority with respect to matters other than those for which action of the full Board is required under applicable law. The Financing Committee may exercise Board authority with respect to specific matters for which the Board has delegated responsibility to it.

Unless delegated to one of the Committees either in the Charter, the Bylaws, a resolution of the Board or a vote of stockholders, each Committee shall make recommendations to the Board and the Board will consider and approve the recommendations. The Committee charters may be changed from time to time by approval of the Board.

10.	Board Meetings

A.	Number of Meetings

The Board has at least four scheduled meetings per year at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate issues facing the Company.

B.	Role of the Chairman of the Board

The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall determine the agenda for all Board meetings with the assistance of the Chief Executive Officer. Each director shall be entitled to suggest the inclusion of items on the agenda, with the final determination of the agenda to be made by the Chairman of the Board. The Chairman of the Board shall also determine the timing and length of Board meetings, and the time to be devoted to each topic on the agenda. All procedural matters with respect to the conduct of Board meetings shall be determined by the Chairman of the Board, including whether any individuals other than Board members shall be invited to attend and/or participate in all or any portion of any meetings, and the conditions of such individuals’ attendance and/or participation. In the absence of the Chairman of the Board, the Chief Executive Officer shall exercise all powers and authority conferred herein.

C.	Distribution of Board Materials in Advance

Materials for review, discussion and/or action of the Board should be distributed to Board members in advance of meetings whenever practicable.

D.	Non-Management Director Meetings/Independent Director Meetings

The non-management directors will meet at regularly scheduled executive sessions without management. The Audit Committee Chair, Nominating/Corporate Governance Committee Chair and Compensation Committee Chair may call the non-management directors to additional sessions without management. The independent directors will meet in executive session without management at least once per year. The Board shall not take formal actions at meetings of the non-management directors or independent directors, although the participating directors may make recommendations for consideration by the full Board.

11.	Confidentiality

Pursuant to their fiduciary duties, directors are required to protect and hold confidential all non-public information obtained by reason of their directorship position absent the express or implied permission of the Board of Directors to disclose such information or the written agreement of the Company to permit disclosure. No director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company. No director shall disclose Confidential Information outside the Company, either during or after his or her service as a director of the Company, except (i) with authorization of the Board of Directors, (ii) as may be permitted by written agreement with the Company, or (iii) as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a director by reason of his or her position as a director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as

•

information about the Company’s financial condition, results of operations, prospects, plans, objectives or strategies, and information relating to mergers and acquisitions, stock splits, stock repurchases, divestitures and other transactions;

•

trade secrets, information or techniques, marketing and research and development information, drilling and exploration data, information concerning customers, suppliers, producers and joint venture partners, payroll and benefits information, current/past employee information, technical and computer/software related information, and legal information;

•	information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and directors.

To promote a free and unfettered exchange of ideas among directors, the directors will treat all discussions and deliberations that take place at Board meetings as confidential unless disclosure of those discussions is otherwise required by law or permitted by written agreement with the Company. No video or electronic recording of Board proceedings shall be made without the consent of the Chairman of the Board and a majority of the Board.

12.	Board and Committee Performance Evaluations

The Board and the Audit, Compensation and Nominating/Corporate Governance Committees will perform an annual self-evaluation. Each year the directors will provide assessments of the effectiveness of the Board, and the members of the Audit, Compensation and Nominating/Corporate Governance Committees will provide assessments of the effectiveness of their respective committees. These evaluations will be submitted to the Nominating/Corporate Governance Committee which will review them and determine if any additional evaluation is necessary. If the Nominating/Corporate Governance Committee determines that additional evaluation is necessary, it may elect to have such evaluation performed internally, or by an independent corporate governance expert. The Nominating/Corporate Governance Committee will report all evaluation results to the Board and make recommendations for areas which, in its judgment, require improvement.

13.	Board Compensation

The Board’s compensation philosophy is that directors (other than those who are also salaried officers of the Company or any of its subsidiaries) are entitled to receive reasonable compensation for their services and reimbursement for certain expenses, as may be determined by the Board. The Compensation Committee shall have the responsibility for recommending to the Board changes in compensation levels for non-employee directors. In discharging this duty, the Committee shall be guided by four general principles: compensation should fairly pay directors for work required; compensation should attract and retain highly qualified candidates for Board membership; compensation should align directors’ interests with the long-term interests of shareholders; and compensation should be transparent and as simple as possible within the limitations of tax and legal considerations.

Reasonable compensation also may be paid to any person (other than a salaried officer or employee of the Company or any of its subsidiaries) formally requested by the Board to attend a meeting.

14.	Board Access to Company Officers

Board members will have access to all officers of National Fuel Gas Company. Independent Board members may consult with such officers without senior corporate management present. Members of committees of the Board will also have such access to management as is provided in committee charters or as may otherwise be authorized by the Board. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered and to introduce managers with significant potential.

15.	Access to Independent Advisors

The Board shall have the power at any time by majority vote to retain independent outside financial, legal or other advisors, at the Company’s expense.

16.	Director Contact with the Company’s Constituencies

Except as otherwise required by NYSE listing standards or applicable law, or as authorized by the Board, communications with parties external to the Company (including but not limited to shareholders, the media, attorneys, vendors, service providers, etc.) shall be the responsibility of the Chief Executive Officer or delegated by the Chief Executive Officer to the appropriate area of the Company. The directors will be consulted from time to time for their advice, as the Chief Executive Officer so determines.

17.	Director Orientation and Continuing Education

All directors, upon their initial appointment to the Board, shall attend an educational session, thereby enabling them to better perform their duties and recognize and deal with various issues that may arise during their tenure as directors. Subsequently, the directors shall attend ongoing educational programs related to their Board service as the Board deems appropriate.

18.	Amendment and Interpretation

These Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, or the Company’s Certificate of Incorporation or Bylaws or any Committee Charter reviewed and approved by the Board. The Guidelines are subject to modification from time to time by the Board.

EXHIBIT A

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

DIRECTOR QUALIFICATION GUIDELINES

The Board of Directors in considering qualifications of directors standing for re-election and candidates for Board membership will consider the following factors, in addition to those other factors it may deem relevant:

1. Strong management experience, ideally with major public companies.

2. Other areas of expertise or experience that are desirable given the Company’s business and the current make-up of the Board, such as expertise or experience in: the natural gas industry, information technology businesses, manufacturing, financial or investment banking, scientific research and development, senior level government experience, and academic administration or teaching.

3. Desirability of range in age, so that retirements are staggered to permit replacement of directors of desired skills and experience in a way that will permit appropriate continuity of Board members.

4. Independence, as defined by the Board.

5. Diversity of perspectives brought to the Board by individual members.

6. Knowledge and skills in accounting and finance, business judgment, general management practices, crisis response and management, industry knowledge and leadership.

7. Personal characteristics matching the Company’s values, such as integrity, accountability, financial literacy, and high performance standards.

8. Additional characteristics, such as:

a.) willingness to commit the time required to fully discharge their responsibilities to the Board, including the time to prepare for Board and Committee meetings by reviewing the material supplied before each meeting;

b.) commitment to attend a minimum of 75% of meetings;

c.) ability and willingness to represent the stockholders’ long and short-term interests;

d.) awareness of the Company’s responsibilities to its customers, employees, suppliers, regulatory bodies, and the communities in which it operates; and

e.) willingness to advance their opinions, but once a decision is made by a majority of the Board, a willingness to support the majority decision assuming questions of ethics or propriety are not involved.

9. The number of commitments to other entities, with one of the more important factors being the number of other public-company boards on which the individual serves.

10. In order to qualify for election as a director, a nominee must be a shareholder of the Company.

EXHIBIT B

TO

NATIONAL FUEL GAS COMPANY

CORPORATE GOVERNANCE GUIDELINES

NATIONAL FUEL GAS COMPANY

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

Process for Identifying and Evaluating Nominees for Director

1. The Nominating/Corporate Governance Committee (the Committee) will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors.

2. The Company believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Board’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

3. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will consider the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

4. The Board will evaluate the qualifications and performance of the incumbent directors who desire to continue their service. In particular, as to each such incumbent director, the Committee will —

(a)	consider if the director continues to satisfy the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines;

(b)	review any prior assessments of the performance of the director during the preceding term made by the Committee; and

(c)	determine whether there exist any special, countervailing considerations against re-nomination of the director.

5. If the Committee determines that:

(a)	an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as a director during the preceding term; and

(b)

there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee’s view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-nomination.

6. The Committee will identify and evaluate new candidates for election to the Board, including for the purpose of filling vacancies arising by reason of the resignation, retirement, removal, death or disability of an incumbent director or the desire of the directors to expand the size of the Board.

7. The Committee will accept recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the Board, including members of the Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. If such a firm is engaged, the Committee shall set its fees and the scope of its engagement.

8. As to each recommended candidate that the Committee believes merits consideration, the Committee will:

(a)	cause to be assembled information concerning the background and qualifications of the candidate;

(b)	determine if the candidate satisfies the Director Qualification Guidelines which are Exhibit A to the Company’s Corporate Governance Guidelines; if so, then

(c)	consider the contribution that the candidate can be expected to make to the overall functioning of the Board.

9. The Committee shall solicit the views of the Chief Executive Officer and the Chairman of the Board, and the views of such other persons as the committee deems appropriate, regarding the qualifications and suitability of candidates to be nominated as directors.

10. In its discretion, the Committee may designate one or more of its members (or the entire Committee) to interview any proposed candidate.

11. Based on all available information and relevant considerations, the Committee will select a candidate who, in the view of the Committee, is suited for membership on the Board. The Committee will then recommend to the Board that the candidate be nominated. The Board would then, if it chooses, nominate the candidate by a resolution adopted by the Board at a meeting or by unanimous written consent.

12. Stockholders may propose candidates for consideration by the Committee by communication directed to the Company’s Secretary at its principal office, received not less than 120 calendar days before the anniversary date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. However, if the date of the annual meeting is changed more than 30 days from the date corresponding to the date of the prior year’s annual meeting, then a stockholder’s communication must be received not later than the close of business on the tenth day following the date on which notice of the meeting is given by the Company (or, if earlier, by the tenth day following public disclosure of the new date of the annual meeting). The communication must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case under applicable SEC regulations, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. In making its selection, the Committee will evaluate candidates proposed by stockholders owning at least five percent (5%) of the Company’s outstanding common stock, under criteria similar to the evaluation of other candidates. The Committee shall have no obligation whatsoever to consider other unsolicited recommendations received from stockholders proposing candidates for the Board. The Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group on the equity of the Company, and the candidate’s relationship to that stockholder or group, in order to determine whether the candidate can effectively represent the interests of all stockholders. The Committee may also consider the extent to which the recommending stockholder or group intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of stockholders, whether the recommending stockholder intends to continue holding its interest at least through the time of such annual meeting.

NATIONAL FUEL GAS COMPANY 6363 MAIN STREET WILLIAMSVILLE, NY 14221

PROXY VOTING INSTRUCTIONS

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up through March 12, 2014. Have your proxy card in hand.

VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by March 12, 2014) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up through March 12, 2014. Have your proxy card in hand when you access the web site.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce your Company’s costs of mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

FOR EMPLOYEE BENEFIT PLAN VOTES:

Please note, all votes must be received by 11:59 p.m., Eastern Time on March 11, 2014.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7

DAYS A WEEK.

Internet and telephone voting are available through 11:59 P.M. Eastern Time on March 12, 2014 for all votes other than employee plan votes.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M65332-P45678	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

NATIONAL FUEL GAS COMPANY The Board of Directors recommends a vote FOR the Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
PROPOSAL 1: ELECTION OF DIRECTORS		☐	☐	☐
01) Ronald W. Jibson
02) Jeffrey W. Shaw
03) Ronald J. Tanski

The Board of Directors recommends a vote FOR Proposals 2, and 3 and AGAINST Proposal 4						For	Against	Abstain

PROPOSAL 2. Vote to ratify PricewaterhouseCoopers LLP as our registered public accounting firm						☐	☐	☐

PROPOSAL 3. Advisory approval of executive compensation						☐	☐	☐

PROPOSAL 4. Stockholder Proposal						☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3 AND “AGAINST” ITEM 4.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Will attend meeting.		☐	☐
		Yes	No
Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2013 Summary Annual Report to Stockholders and fiscal 2013 financial statements are available at http://proxy.nationalfuelgas.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M65333-P45678

PROXY

NATIONAL FUEL GAS COMPANY

Annual Meeting of Stockholders - March 13, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints D.F. Smith and P.M. Ciprich, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of National Fuel Gas Company Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held March 13, 2014 or at any adjournment or postponement thereof, respecting (i) matters of which the Company did not have timely notice but that may be presented at the meeting; (ii) approval of the minutes of the prior meeting; (iii) the election of any person as a director if a nominee is unable to serve or for good cause will not serve; (iv) any shareholder proposal omitted from the enclosed proxy statement pursuant to Rule 14a-8 or 14a-9 of the Securities and Exchange Commission’s proxy rules, and (v) all matters incident to the conduct of the meeting. This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

Employee Benefit Plans. This card also provides voting instructions for shares held in the National Fuel Gas Company Employee Stock Ownership Plan and the National Fuel Gas Company Tax-Deferred Savings Plans. If you are a participant in any of these plans and have shares of the Common Stock of the Company allocated to your account under these plans, please read the following authorization to the Trustee of those plans as to the voting of such shares.

Trustee’s Authorization. The undersigned on the reverse side of this card authorizes and instructs Vanguard Fiduciary Trust Company as Trustee of the National Fuel Gas Company Tax Deferred Savings Plans and the National Fuel Gas Company Employee Stock Ownership Plan to vote all shares of the Common Stock of the Company allocated to the undersigned’s account under such plan(s) (as shown on the reverse side) at the Annual Meeting, or at any adjournment thereof, in accordance with the instructions on the reverse side. All shares of Company stock for which the Trustee has not received timely directions shall be voted or exercised by the Trustee in the same proportion as the shares of Company Stock for which the Trustee received timely directions, except in the case where to do so would be inconsistent with the provisions of Title I of ERISA. You may revoke your instructions by notice to the Trustee as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted as directed by the stockholder. See below for important provisions and additional instructions.

Incomplete Directions and Instructions. If this card is returned signed but without directions marked for one or more items, regarding the unmarked items, you are instructing the Trustee and granting the Proxies discretion to vote FOR items 1, 2, 3 and AGAINST item 4.

This proxy may be revoked by notice to the Secretary of the meeting as described in the Proxy Statement.

THIS PROXY/VOTING CARD IS CONTINUED ON THE REVERSE SIDE. PLEASE VOTE BY TELEPHONE, INTERNET OR SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)